    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 12, 2005


                                                     REGISTRATION NO. 333-127048
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 2 TO

                             FORM S-4 AND FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                      ROCKWELL MEDICAL TECHNOLOGIES, INC.
(Exact name of registrant as specified, and name of small business issuer in its charter)

              MICHIGAN                               3845                              38-3317208
  (State or other jurisdiction of        (Primary Standard Industrial               (I.R.S. Employer
   incorporation or organization)        Classification Code Number)              Identification No.)

                                30142 WIXOM ROAD
                             WIXOM, MICHIGAN 48393
                           TELEPHONE: (248) 960-9009
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                30142 WIXOM ROAD
                             WIXOM, MICHIGAN 48393
(Address of principal place of business or intended principal place of business)
                             ---------------------
                               ROBERT L. CHIOINI
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      ROCKWELL MEDICAL TECHNOLOGIES, INC.
                                30142 WIXOM ROAD
                             WIXOM, MICHIGAN 48393
                           TELEPHONE: (248) 960-9009
 (Name, address, including zip code, and telephone number, including area code, of registrant's agent for service)
                             ---------------------
                                    COPY TO:

                              JOHN P. KANAN, ESQ.
                     HONIGMAN MILLER SCHWARTZ AND COHN LLP
                          2290 FIRST NATIONAL BUILDING
                          DETROIT, MICHIGAN 48226-3506
                           TELEPHONE: (313) 465-7438
                           TELECOPIER: (313) 465-7439
                             ---------------------
    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM        AMOUNT OF
           TITLE OF EACH CLASS OF                 AMOUNT TO BE           OFFERING            AGGREGATE           REGISTRATION
         SECURITIES TO BE REGISTERED             REGISTERED(1)        PRICE PER UNIT       OFFERING PRICE            FEE
---------------------------------------------------------------------------------------------------------------------------------
Warrants.....................................      3,625,000
---------------------------------------------------------------------------------------------------------------------------------
Common Shares issuable upon exercise of
  Warrants...................................     3,625,000(2)           $3.50(3)           $12,687,500           $1,493.32
---------------------------------------------------------------------------------------------------------------------------------
Total Registration Fee.......................                                                                     $1,493.32(4)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416, there are also being registered such indeterminate number of additional shares as may become issuable pursuant to the anti-dilution provisions of the Warrants.

(2) Represents the total number of shares issuable upon exercise of the Warrants
    expiring January 26, 2006 with an exercise price of $[    ], assuming all of
    the Warrants expiring January 26, 2006 with an exercise price of $4.50 are exchanged.

(3) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(g), based on the value of the warrants expiring January 26, 2006
    with an exercise price of $[    ] computed in accordance with Rule 457(f)(1)
    and Rule 457(c), based on the average of the high and low sales prices of the Warrants expiring January 26, 2006 with an exercise price of $4.50, as quoted on The Nasdaq SmallCap Market, and the value of the common shares based on the average of the high and low sales prices of the common shares, as quoted on The Nasdaq SmallCap Market, on July 26, 2005.

(4) Paid with original filing.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                   PROSPECTUS

                      ROCKWELL MEDICAL TECHNOLOGIES, INC.

                               OFFER TO EXCHANGE
                                     UP TO
                    3,625,000 COMMON SHARE PURCHASE WARRANTS
                 WITH AN EXERCISE PRICE OF $[       ] PER SHARE
                                      FOR
3,625,000 CURRENTLY OUTSTANDING COMMON SHARE PURCHASE WARRANTS WITH AN EXERCISE
                            PRICE OF $4.50 PER SHARE

                                 OFFER OF SALE
                                     UP TO
                            3,625,000 COMMON SHARES
ISSUABLE UPON EXERCISE OF COMMON SHARE PURCHASE WARRANTS WITH AN EXERCISE PRICE
                            OF $[       ] PER SHARE
                 FOR AN AGGREGATE OFFERING PRICE OF [$       ]

       THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., EASTERN STANDARD TIME, ON
                    [              ], 2005, UNLESS EXTENDED.

     We have applied for the Common Share Purchase Warrants expiring January 26,
2006 with an exercise price of $[     ] per share to be listed on the Nasdaq
SmallCap Market. Our common shares and Common Share Purchase Warrants expiring January 26, 2006 with an exercise price of $4.50 per share are traded on the Nasdaq SmallCap Market under the symbols RMTI and RMTIW, respectively.


     We are making this offer upon the terms and subject to the tender requirements described in this prospectus and in the related Letter of Transmittal (which together, as they may be amended from time to time, constitute the "Exchange Offer"). This offer is not conditioned upon a minimum number of warrants being exchanged.

                             ---------------------
     THIS IS A RISKY INVESTMENT. YOU SHOULD NOT INVEST IN THIS OFFERING UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SOME OF THE RISKS OF THIS INVESTMENT ARE DESCRIBED UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 6.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECRETARY OF STATE OF ILLINOIS OR THE STATE OF ILLINOIS, NOR HAS THE SECRETARY OF STATE OF ILLINOIS OR THE STATE OF ILLINOIS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     NO BROKER-DEALER, SALESMAN, AGENT OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, IN CONNECTION WITH THE OFFERING HEREBY MADE, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS.
                             ---------------------
                 This prospectus is dated              , 2005.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Additional Information......................................    i
Forward Looking Statements..................................   ii
Prospectus Summary..........................................    1
Risk Factors................................................    6
The Exchange Offer..........................................   12
Use of Proceeds.............................................   20
Determination of Offering Price.............................   21
Capitalization..............................................   22
Dividend Policy.............................................   23
Management's Discussions and Analysis of Financial Condition
  and Results of Operations.................................   24
Business....................................................   31
Management..................................................   43
Security Ownership of Certain Beneficial Owners and
  Management................................................   47
Description of Securities...................................   48
Plan of Distribution........................................   51
Legal Matters...............................................   51
Experts.....................................................   51
Index to Financial Statements...............................  F-1

                             ---------------------

                             ADDITIONAL INFORMATION

     This prospectus is a part of a registration statement on Forms S-4 and SB-2 that we have filed with the Securities and Exchange Commission (the "SEC") pertaining to the warrants and common shares being offered by this prospectus. As permitted by SEC rules, this prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us, the warrants and the common shares. The registration statement, exhibits and schedules are available at the SEC's public reference rooms and through its EDGAR database on the Internet.

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You can inspect and copy such reports at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC (which includes us), which site can be found at http://www.sec.gov.

     This prospectus incorporates important business and financial information about the Company that is not included in or delivered with the prospectus. Information that is incorporated in this prospectus is available without charge to you upon written or oral request. Such requests should be directed to Rockwell Medical Technologies, Inc., 30142 Wixom Rd., Wixom, Michigan 48393,
Attn: Thomas E. Klema, Secretary, (248) 960-9009. IN ORDER TO OBTAIN TIMELY DELIVERY OF REQUESTED MATERIALS, YOU MUST REQUEST THE INFORMATION NO LATER THAN
FIVE BUSINESS DAYS BEFORE [          ], 2005, UNLESS THE COMPANY EXTENDS THE
EXCHANGE OFFER AT ITS SOLE DISCRETION (THE EXPIRATION DATE).

                           FORWARD LOOKING STATEMENTS


     This prospectus contains forward-looking statements that reflect our views about future events and financial performance. Forward-looking statements include statements regarding the intent, belief or current expectations of us or our officers, including statements preceded by, followed by or including forward-looking terminology such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project" or similar expressions, with respect to various matters.


     Our actual results might differ materially from those projected in the forward-looking statements depending on various important factors. These important factors include the cost of obtaining FDA approval to market our new iron supplemented dialysate product, the challenges associated with developing new products, the uncertainty of acceptance of our products by the hemodialysis community, competition in our market, general economic conditions, economic conditions in the hemodialysis industry and factors discussed in the "Risk Factors" section beginning on page 6, all of which constitute cautionary statements identifying important factors with respect to the forward-looking statements, including risks and uncertainties, that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements should be considered in light of these risks and uncertainties and you should not place undue reliance on them.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before participating in the Exchange Offer or investing in the common shares. You should read the entire prospectus carefully.

                      ROCKWELL MEDICAL TECHNOLOGIES, INC.

     Rockwell Medical Technologies, Inc. (the "Company," "we," "us" and "our") manufactures hemodialysis concentrates and dialysis kits, and we sell, distribute and deliver these and other ancillary hemodialysis products to hemodialysis providers in the United States, the Far East, eastern Europe and Latin America. Hemodialysis duplicates kidney function in patients with failing kidneys. Without properly functioning kidneys, a patient's body cannot get rid of excess water and waste products and cannot regulate electrolytes in his or her blood. Without frequent and ongoing hemodialysis treatments, these patients would die.

     We have also entered into two licensing agreements covering three U.S. patents, two issued and one pending, as well as several foreign patents for iron supplemented dialysate for treatment of iron deficiency in dialysis patients. We are planning to conduct clinical trials of iron supplemented dialysate, which we also refer to as dialysate iron. To realize a commercial benefit from this therapy, and pursuant to the agreements, we must complete clinical trials and obtain U.S. Food and Drug Administration ("FDA") approval to market iron supplemented dialysate. We also plan to seek foreign market approval for this product. We believe this product will substantially improve iron maintenance therapy and, if approved, will compete for the global market for iron maintenance therapy. Based upon competitor statements about market potential, we estimate that global sales of for intravenous iron maintenance therapy may exceed $500,000,000 per year, and the market size in the United States for such therapy may be as much as $300,000,000 per year. We cannot, however, give any assurance that this product will be approved by the FDA or, if approved, that it will be successfully marketed.

HOW HEMODIALYSIS WORKS

     Hemodialysis patients generally receive their treatments at independent hemodialysis clinics or at hospitals. A hemodialysis provider such as a hospital or a free standing clinic uses a dialysis station to treat patients. A dialysis station contains a dialysis machine that takes concentrate solutions primarily consisting of nutrients and minerals, such as our liquid concentrate solutions or our concentrate powders mixed with purified water, and accurately dilutes those solutions with purified water. The resulting solution, known as dialysate, is then pumped through a device known as a dialyzer (artificial kidney), while at the same time the patient's blood is pumped through a semi-permeable membrane within the dialyzer. Excess water and chemicals from the patient's blood pass through the membrane and are carried away in the dialysate while certain nutrients and minerals in the dialysate penetrate the membrane and enter the patient's blood to maintain proper blood chemistry. Dialysate generally contains dextrose, sodium, calcium, potassium, magnesium, chloride and acetic acid. The patient's physician chooses the formula required for each patient based on each particular patient's needs, although most patients receive one of eight common formulations.

     In addition to using concentrate solutions and chemical powders (which must be replaced for each use for each patient), a dialysis provider also requires various other ancillary products such as dialysis on-off kits, sterile subclavian dressing change trays, arterial and venous blood tubing lines, fistula needles, intravenous administration sets, transducer protectors, dialyzers, specialized kits and various other ancillary products, many of which we sell.

INCREASING MARKET

     Hemodialysis providers are generally either independent clinics or hospitals. According to Centers for Medicare and Medicaid Services ("CMS"), the total number of hemodialysis providers in the United States increased from 606 in 1973 to 4,433 in December 2002. CMS also reports that the number of patients receiving hemodialysis has also grown substantially in the last decade, with annual patient growth averaging about 14,000 patients, or between 4-9%. According to the CMS, in 2002, more than 298,000 patients were treated in Medicare-approved renal facilities as compared to 157,525 patients in 1993 and, from 1993 to 2002, the number of hemodialysis stations, which are areas equipped to provide adequate and safe dialysis therapy, grew from 35,240 stations to 72,115 stations, or by 104%. In addition, according to CMS, the number of Medicare-approved dialysis machines increased by approximately 4,000 stations, or 5.8%, between 2001 and 2002. According to reports by major companies in our industry, there are believed to be 1.5 million kidney dialysis patients globally.

OUR STRATEGY

     Our long term objectives are to increase our market share, expand our product line, expand our geographical selling territory and improve our profitability by implementing the following strategies:

     - increasing our revenues through new innovative products, such as our Dri-Sate(R) Dry Acid Concentrate and SteriLyte(R) Liquid Bicarbonate,

     - acting as a single source supplier to our customers for the concentrates, chemicals and supplies necessary to support a hemodialysis provider's operation,

     - increasing our revenues by expanding our ancillary product line,

     - offering our customers a higher level of delivery and customer service by using our own delivery vehicles and drivers, and

     - expanding our market share in target regions, including regions where our proximity to customers will provide us with a competitive cost advantage and allow us to provide superior customer service levels.

ABOUT THE COMPANY

     We are a Michigan corporation, incorporated on October 25, 1996. From October 25, 1996 through February 18, 1997, we had no operations and incurred only legal and consulting expenses. On February 19, 1997, we acquired substantially all of the assets of Rockwell Medical Supplies, L.L.C. and Rockwell Transportation, L.L.C. (collectively, the "Predecessor Company") used in connection with the business of manufacturing hemodialysis concentrates and dialysis kits and distributing and delivering these and other products to hemodialysis clinics. The Predecessor Company began operations in January 1996.

     Our principal executive offices are located at 30142 Wixom Road, Wixom, Michigan 48393. Our main telephone number is (248) 960-9009.

                                  THE OFFERING


Exchange Offer................   We are offering to exchange Common Share
                                 Purchase Warrants expiring January 26, 2006
                                 with an exercise price of $[     ] ("New
                                 Warrants") for each currently outstanding
                                 Common Share Purchase Warrant expiring January
                                 26, 2006 with an exercise price of $4.50 ("Old
                                 Warrants") that is properly tendered.


Offer of Sale of Common
Shares........................   We are offering to issue common shares upon
                                 exercise of New Warrants. New Warrants will entitle holders to purchase the same number of common shares of our common stock as Old
                                 Warrants entitled holders to purchase.

Price.........................   There is no cost to holders of Old Warrants for
                                 participating in the Exchange Offer. New
                                 Warrants have an initial exercise price of
                                 $[     ] per common share.

Expiration Period.............   The Exchange Offer will expire at 5:00 p.m.,
                                 Eastern Standard Time, on [          ], 2005,
                                 unless extended by us at our sole discretion
                                 (if and as extended, the "Expiration Date").
                                 New Warrants may be exercised any time prior to January 26, 2006.

Procedure for exchanging Old
Warrants......................   Each holder of Old Warrants wishing to
                                 participate in the Exchange Offer must
                                 complete, sign, and date a Letter of
                                 Transmittal, in accordance with its
                                 instructions, and mail or otherwise deliver the Letter of Transmittal together with Old
                                 Warrants and any other required documentation to the Transfer Agent prior to the Expiration
                                 Date.

Special Procedure for
beneficial
owners........................   Any beneficial owner whose interests in the Old
                                 Warrants are registered in the name of a broker, dealer, commercial bank, trust company, nominee, or other securities intermediary and who wishes to exchange Old Warrants in the Exchange Offer should contact the securities intermediary promptly and instruct the securities intermediary to exchange on the beneficial owner's behalf.

Withdrawal Rights.............   Tenders of Old Warrants may be withdrawn prior
                                 to the Expiration Date. See "The Exchange
                                 Offer -- Withdrawal of Tenders."


Acceptance of Old Warrants and
Delivery of New Warrants......   We will accept for exchange any and all Old
                                 Warrants that are properly tendered to American
                                 Stock Transfer & Trust Company, as Transfer
                                 Agent, in the Exchange Offer prior to the Expiration Date. New Warrants issued pursuant to the Exchange Offer will be delivered as soon as practicable after the Expiration Date. All
                                 Old Warrants that are properly tendered by holders will be canceled following the issuance of New Warrants. Tenders of Old Warrants may be withdrawn prior to the Expiration Date. See
                                 "The Exchange Offer."



Tax Consequences..............   While the matter is not free from doubt, we
                                 believe that, if the Company does not
                                 distribute money or property (including the payment of interest on convertible debt) to shareholders within 36 months of the Exchange
                                 Offer, it is more likely than not that neither the Exchange Offer nor the exchange of Old
                                 Warrants for New Warrants would be treated as a taxable distribution by us for United States federal income tax purposes. There is no definitive authority, and it is therefore uncertain, whether the exchange of Old Warrants for New Warrants pursuant to the Exchange Offer would otherwise be taxable for United States
                                 Federal Income Tax purposes. See "The Exchange
                                 Offer -- Discussion of Material United States
                                 Federal Income Tax Consequences."


Transfer Agent................   American Stock Transfer & Trust Company is the
                                 Transfer Agent. Its telephone number is
                                 718-921-8273. The address of the Transfer Agent is set forth in "The Exchange Offer -- Transfer
                                 Agent."

Terms of New Warrants:

Exercise price................   $[     ] per common share, subject to
                                 adjustment in certain events. See "Description of Securities -- Common Share Purchase
                                 Warrants."

Exercise period...............   Any time during the period following our
                                 delivery of the New Warrants and ending on January 26, 2006, which date may be extended by the Company in its sole discretion. We presently do not intend to extend the expiration date of the New Warrants. Any

                                 New Warrant that is not exercised prior its expiration will be worthless.

Redemption....................   Redeemable by the Company at a price of $.10
                                 per New Warrant upon not less than 30 days' prior written notice to the holders of the New
                                 Warrants at any time after our delivery of the New Warrants, provided the closing bid price of the common shares had been greater than $7.00 for 20 consecutive trading days ending on the third business day prior to the date upon which the Company gives notice of redemption regardless of the illiquidity of the market for the Company's common shares. See "Description of Securities -- Common Share Purchase
                                 Warrants."

New Warrant Agreement.........   The New Warrants will be issued under and be
                                 entitled to all of the rights and benefits of,
                                 and subject to the limitations under, the
                                 Warrant Agreement (the "New Warrant
                                 Agreement"), to be dated as of [          ],
                                 2005, between the Company and American Stock
                                 Transfer & Trust Company as Warrant Agent (the
                                 "Transfer Agent"). See "Description of
                                 Securities -- Common Share Purchase Warrants."

Number of Common Shares
Outstanding:

Before this offering..........   8,686,552 common shares. This number does not
                                 include:

                                 (a) 3,710,832 common shares that are reserved for the exercise of outstanding warrants, including 3,625,000 common shares that are reserved for the exercise of the Old Warrants, and

                                 (b) 4,500,000 common shares that are reserved for issuance under our stock option plan, under which 3,717,904 options have been granted and 2,630,885 options are outstanding.

                                 For more details, see "Capitalization" and "Description of Securities."

After this offering...........   12,311,552 common shares. This number does not
                                 include (i) 85,832 shares listed in item (a) above, and (ii) the shares listed under item
                                 (b) above, and assumes that all holders of Old
                                 Warrants fully participate in the Exchange
                                 Offer and the exercise of all of the New
                                 Warrants.

Use of Proceeds...............   We will not receive any proceeds as a result of
                                 any participation by holders of Old Warrants in
                                 the Exchange Offer. If all holders of Old
                                 Warrants participate in the Exchange Offer and
                                 exercise all of the New Warrants, we will
                                 receive $[     ] in aggregate gross proceeds.
                                 We cannot predict the number of Old Warrants that will be exchanged for New Warrants in the Exchange Offer or the number of New Warrants that will be exercised. We intend to use the net proceeds of this offering for general working capital and may use the proceeds: to add additional manufacturing facilities, for research and product development and for clinical trials related to our attempt to obtain FDA approval of our iron dialysate product and for the financing of marketing and sales activities. See "Use of Proceeds."

Risk Factors..................   You should read the "Risk Factors" section
                                 beginning on page 6 before deciding to invest in New Warrants or the common shares.

              SUMMARY COMBINED/CONSOLIDATED FINANCIAL INFORMATION
                               (IN WHOLE DOLLARS)

CONSOLIDATED STATEMENT OF INCOME (LOSS) DATA:

                                                             COMPANY
                                 ---------------------------------------------------------------
                                 FOR THE YEAR   FOR THE YEAR     FOR THE SIX       FOR THE SIX
                                    ENDED          ENDED        MONTHS ENDED      MONTHS ENDED
                                 DECEMBER 31,   DECEMBER 31,      JUNE 30,          JUNE 30,
                                     2003           2004            2004              2005
                                 ------------   ------------   ---------------   ---------------
Sales..........................  $14,970,144    $17,944,710      $8,690,768        $13,410,541
Cost of Sales..................   12,414,462     15,139,215       7,313,570         11,930,680
                                 -----------    -----------      ----------        -----------
Gross Profit...................    2,555,682      2,805,495       1,377,198          1,479,861
Selling, General and
  Administrative...............    2,367,773      2,396,315       1,153,388          1,336,126
                                 -----------    -----------      ----------        -----------
Operating Income...............      187,909        409,180         223,810            143,735
Other Income...................          -0-            -0-             -0-            136,468
Interest Expense, Net..........      183,056        197,658          88,968             86,531
                                 -----------    -----------      ----------        -----------
Net Income.....................        4,853        211,522         134,842            194,672
                                 ===========    ===========      ==========        ===========
Net Income Per Common Share....          -0-            .02             .02                .02
Weighted Average Number of
  Common Shares Outstanding....    8,495,134      8,546,302       8,539,889          8,610,029

CONSOLIDATED BALANCE SHEET DATA:

                                                           COMPANY
                            ----------------------------------------------------------------------
                                                                        JUNE 30,
                            DECEMBER 31,   DECEMBER 31,    JUNE 30,       2005      JUNE 30, 2005
                                2003           2004          2004        ACTUAL     AS ADJUSTED(1)
                            ------------   ------------   ----------   ----------   --------------
Cash......................      106,639        166,195       306,032    1,275,910       [    ]
Working Capital...........      792,679        781,482       875,217    1,015,930       [    ]
Total Assets..............    7,044,786      7,700,552     7,484,395    9,756,074       [    ]
Long Term Debt and
  Capitalized Lease
  Obligations.............      926,230        818,678       913,980      643,654       [    ]
Accumulated Deficit.......   (8,980,262)    (8,768,740)   (8,845,420)  (8,574,068)      [    ]
Total Shareholders'
  Equity..................    3,172,108      3,422,319     3,339,826    3,842,013       [    ]

---------------

(1) The "As Adjusted" column reflects the exchange of all Old Warrants for New Warrants and the sale of the 3,625,000 common shares underlying such New Warrants and our receipt and application of the estimated net proceeds from the sale.

                                  RISK FACTORS

     The New Warrants and common shares are a risky investment. You should not invest in the New Warrants or the common shares unless you can afford to lose your entire investment. This section describes some, but not all, of the risks of accepting the Exchange Offer or purchasing common shares underlying New Warrants. The order in which these risks are listed does not necessarily indicate their relative importance.

  WE HAVE ONLY RECENTLY EXPERIENCED ANNUAL PROFITS AND HAVE AN ACCUMULATED
  DEFICIT

     Since we began, we experienced losses in each year of operations until 2003. From when we began through December 31, 2004, we have had a total net loss of $8,768,740 (on sales of $76,163,599). Combined with the Predecessor Company, we have had a total net loss of $10,518,244 (on sales of $77,527,010). While we operated profitably in 2003 and 2004, we cannot be certain that this trend will continue in the future.

  DISTRIBUTION OF PRODUCTS IS EXPENSIVE

     We operate our own fleet of trucks to deliver our products and perform inside delivery into the customer's clinic. A significant portion of our products have traditionally been sold in 55 gallon drums consisting primarily of water. The cost to distribute these drums has been expensive relative to the revenue generated by the product. These drums require special handling, including drum pump-off and empty drum return. As a result, distribution costs of our acid products sold in drums are high relative to their sales value. The further a drum is shipped from our facility, the lower our gross profit margin on the drum. In addition, because we deliver our own products, we are directly exposed to fluctuations in fuel costs, which we are unable to recover from our customers on a short term basis. Accordingly, high fuel costs may adversely impact our profitability.

     We introduced a powder form of acid concentrate product in 1999 that eliminates the shipping of water in the product. The dialysis service provider, which is our customer, mixes the powder product with water at its clinic site. As a result, we are able to ship more acid concentrate product on a truck and thereby increase the revenue per truckload. Dry acid concentrate sales represented 50% of total acid concentrate sales in 2003, over 50% of total acid concentrate sales in 2004 and approximately 40% of acid concentrate sales in 2005 following substantial growth in liquid acid volumes at our new facility in South Carolina. While we anticipate that customers will prefer the powder form of the acid concentrate product, we do not know if we will be successful in attracting new customers or realizing cost efficiencies in our operations to the extent that we will remain profitable. Most of the new business we added in 2004 consisted of sales of our liquid concentrate products outside of our traditional distribution range. During the first six months of 2005, we added substantial amounts of liquid acid business as well and, as a result, total Dri-Sate revenue, while continuing to increase, represented a lower percentage of total acid concentrate product sales, decreasing to 40% of total acid concentrate product sales. Distribution of our liquid products is more expensive than distribution of the powder form of our products. While we will attempt to convert new customers to the powder form of our product, we do not know whether we will be successful. In March, 2005 we entered into a short-term lease for a manufacturing facility in South Carolina, which we expect to reduce our cost to distribute our products to new customers located in the Southeastern United States. The lease is terminable upon 90 days' notice by the Company or the landlord. On September 10, 2005, the Company received notice of the lease agreement's termination effective December 9, 2005. We are evaluating manufacturing and distribution alternatives in the Southeastern United States.

  WE FACE STRONG COMPETITION IN OUR MARKET

     There is intense competition in the hemodialysis product market and most of our competitors are large diversified companies which have substantially greater financial, technical, manufacturing, marketing, research and development and management resources than we do. We may not be able to continue to successfully compete with these other companies.

  A FEW SIGNIFICANT CUSTOMERS ACCOUNT FOR MUCH OF OUR SALES VOLUME, AND ATTEMPTS TO EXPAND OUR CUSTOMER BASE MAY BE UNSUCCESSFUL OR UNPROFITABLE

     Our revenue is highly concentrated in a few customers and the loss of any of those customers would adversely affect our results. If we were to lose a significant portion of our business with major national and regional dialysis chains, it could have a substantial negative impact on our cash flow and operating results. If we were to lose a substantial portion of our business, it may have a detrimental impact on our ability to continue our operations in their current form or to continue to execute our business strategy. If we lost a substantial portion of our business, we would be required to take actions to conserve our cash resources and to mitigate the impact of any such losses on our business operations. However, we expect to continue to grow our business while executing our strategic plan to expand our product lines, to expand our geographic reach and to develop our proprietary technology which may include adding facilities and personnel to support our growth. As we increase our business in certain markets and regions, which are further from our manufacturing facilities than we have historically served, we may incur additional costs that are greater than the additional revenue generated from these initiatives.

  THE COMMON SHARES AND NEW WARRANTS ARE NOT REGISTERED IN ALL JURISDICTIONS

     We have applied to qualify the common shares and the New Warrants for sale or have determined that an exemption from qualification applies in the following states (but we cannot assure you that we will succeed in qualifying the common shares or New Warrants in these states): Alabama, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Dakota, Texas, Utah, Vermont, Virginia, Washington, West Virginia and Wisconsin. We also will not be able to issue New Warrants to holders of Old Warrants unless and until we can qualify such New Warrants for sale in jurisdictions in which such holders of Old Warrants reside, or an exemption to such qualification exists in such jurisdiction. We will not be able to issue common shares to those persons desiring to exercise their New Warrants unless and until we can qualify such shares for sale in jurisdictions in which such purchasers reside, or an exemption to such qualification exists in such jurisdiction. In addition, investors will not be able to obtain New Warrants in exchange for their Old Warrants or purchase common shares issuable upon exercise of their New Warrants unless the registration statement of which this prospectus is a part is current. We intend to keep the registration statement current and to cause the common shares and the New Warrants to be qualified in all the jurisdictions listed above, but we can not assure you that we will be successful.

  OUTSTANDING WARRANTS, OPTIONS AND THE EXERCISE PRICE OF THE NEW WARRANTS MAY AFFECT THE MARKET PRICE OF THE COMMON SHARES

     In addition to the New Warrants that may be exercised for the common shares offered in this prospectus, we have reserved 4,500,000 common shares for issuance upon exercise of options under our stock option plan, of which we have granted options to acquire an aggregate of 3,717,904 common shares since inception through August 31, 2005, and 85,832 common shares for issuance upon exercise of privately placed warrants. As of August 31, 2005, options to purchase 2,630,885 common shares remain outstanding. The market price of the common shares may be depressed by the potential exercise of these warrants and options and by the lower exercise price in the New Warrants as compared to the exercise price of the Old Warrants. The holders of these warrants and options are likely to exercise them when we would otherwise be able to obtain additional capital on more favorable terms than those provided by the options and warrants. Further, while the warrants and options are outstanding, we may be unable to obtain additional financing on favorable terms.

  THE NASDAQ SMALLCAP MARKET COULD DELIST THE COMMON SHARES AND NEW WARRANTS

     It is a requirement for continued listing of our common shares and the initial and continued listing of the New Warrants on The Nasdaq SmallCap Market that we either maintain a minimum of $2,500,000 in shareholders' equity, have a $35,000,000 market capitalization or have earned $500,000 in net income for two of our three most recently completed fiscal years. We have relied on having shareholders' equity in excess of $2,500,000 to meet this requirement. As of June 30, 2005, Rockwell had shareholders' equity of $3,842,013. If the cost of our clinical trials exceeds the income generated by our operations or if we otherwise incur losses and if we are unable to raise sufficient equity to keep shareholders' equity at or above $2,500,000, we may be subject to delisting from The Nasdaq SmallCap Market. In addition, if holders of Old Warrants exercisable for at least 100,000 common shares do not participate in the Exchange Offer, the New Warrants will not qualify for listing on The Nasdaq SmallCap Market.

     If The Nasdaq SmallCap Market delisted our common shares or New Warrants or declined initially to list our New Warrants, any subsequent trading in the applicable securities would be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. It could be difficult to dispose of, or to obtain accurate quotations as to the price of, our common shares or New Warrants. Also, our securities would then be subject to Rules 15g-1 to 9 and
Schedule 15G that would impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and high net worth investors. These rules may restrict the ability of broker-dealers to sell the common shares or New Warrants and may affect the ability of holders of our common shares or New Warrants to sell them. The price of our common shares or New Warrants may decline if they are delisted, and we may have difficulty obtaining subsequent financing.

  SHARES ELIGIBLE FOR FUTURE SALE MAY AFFECT THE MARKET PRICE OF THE COMPANY'S COMMON SHARES

     The Company is unable to predict the effect, if any, that future sales of common shares, or the availability of our common shares for future sales, will have on the market price of our common shares or warrants from time to time. Sales of substantial amounts of our common shares (including shares issued upon the exercise of warrants or stock options), or the possibility of such sales, could adversely affect the market price of our common shares or New Warrants and also impair the Company's ability to raise capital through an offering of its equity securities in the future. Upon completion of the Offering, the Company will have 12,311,552 common shares outstanding (assuming the exchange of all of the Old Warrants and the exercise of the New Warrants, but assuming no exercise of any other outstanding options and warrants). Of these shares, 12,311,552 common shares will be freely tradable without restriction under the Securities Act, except for any shares purchased by any person who is or thereby becomes an "affiliate" of the Company, which shares will be subject to the resale limitations contained in Rule 144 promulgated under the Securities Act. Any substantial sale of securities may have an adverse effect on the market price of the common shares or Warrants. See "Description of Securities -- Common Share Purchase Warrants."

  THE TAX CONSEQUENCES OF THE EXCHANGE OFFER AND THE EXCHANGE OF OLD WARRANTS FOR NEW WARRANTS ARE NOT FREE FROM DOUBT

     While the matter is not free from doubt, we believe that, if the Company does not distribute money or property (including the payment of interest on convertible debt) to shareholders within 36 months of the Exchange Offer, it is more likely than not that neither the Exchange Offer nor the exchange of Old Warrants for New Warrants would be treated as a taxable distribution by us for federal income tax purposes. There is no definitive authority addressing, and it is therefore uncertain, whether the exchange of Old Warrants for New Warrants pursuant to the Exchange Offer would otherwise be taxable for federal income tax purposes. It is possible that the exchange would qualify as a tax-free reorganization. In this event, you would not recognize taxable gain or loss on the exchange for federal income tax purposes. Alternatively, the exchange of Old Warrants for New Warrants may be treated as a nontaxable modification of the Old Warrants or as a taxable exchange. If the exchange of Old Warrants for New Warrants were treated as a taxable exchange, then you may have to recognize taxable gain or loss on the exchange for federal income tax purposes. In this event, you may have to pay federal income taxes on such gain and your ability to deduct such losses may be restricted.

  WE DEPEND ON GOVERNMENT FUNDING OF HEALTHCARE

     Many of our customers receive the majority of their funding from the government and are supplemented by payments from private health care insurers. Our customers depend on Medicare funding to be viable businesses. If Medicare funding were to be materially decreased, our customers would be severely impacted and could be unable to pay us.

     If we were to obtain FDA approval for our new products, there is no guarantee that our customers would receive reimbursement for the new product, even though the current treatment method is reimbursed by the government. Without reimbursement from the government, it is unlikely that our customers would adopt new treatment methods. There is a risk that the new products may not receive reimbursement or may not receive the same level of reimbursement that is currently in place.

  WE DEPEND ON KEY PERSONNEL

     Our success depends heavily on the efforts of Robert L. Chioini, our President and Chief Executive Officer, and Thomas E. Klema, our Chief Financial Officer, Secretary and Treasurer. Mr. Chioini is primarily responsible for managing our sales and marketing efforts which has driven our growth. We maintain key man life insurance on Mr. Chioini in the amount of $1 million. Neither Mr. Chioini nor Mr. Klema are parties to a current employment agreement with the Company. If we lose the services of Mr. Chioini or Mr. Klema, our business, financial condition and results of operations could be adversely affected. See "Management -- Directors and Executive Officers."

  WE HAVE BROAD DISCRETION IN USING THE NET PROCEEDS

     We intend to use the net proceeds from purchases of common shares hereunder through exercise of New Warrants to execute our business strategy. We intend to use the net proceeds of this offering for general working capital and may use the proceeds: to add additional manufacturing facilities, for research and product development and for clinical trials related to our attempt to obtain FDA approval of our iron dialysate product and for the financing of marketing and sales activities. Accordingly, we have broad discretion in using these funds in our operations. Given that the issuance of shares hereunder is dependent upon individual decisions of warrant holders to exercise their warrants, we do not have control over the timing of our receipt of the proceeds. Accordingly, we will use such proceeds as dictated by our business needs at the time we receive such proceeds which may differ from our present business needs.

  WE MAY NOT HAVE SUFFICIENT CASH TO OPERATE THE BUSINESS

     While it is possible that we will raise up to [$     ] in equity capital
from exercise of the New Warrants, we believe that we will have to raise additional capital through other equity sources or other debt instruments in order to execute our business strategy. If we are unable to obtain other sources of capital, we may have to alter our strategy and could fail and go out of business. Whether we are able to raise any capital through the exercise of New Warrants is, among other things, dependant upon the price performance of our common stock. If the trading price of our common shares does not sufficiently exceed the exercise price of the New Warrants and maintain such price for a sufficient period of time, the holders of the New Warrants will not exercise the New Warrants and the Company will not raise capital from sales of common shares upon exercise of New Warrants.

  OUR BUSINESS IS HIGHLY REGULATED

     The testing, manufacture and sale of the products we manufacture and distribute are subject to extensive regulation by the FDA and by other federal, state and foreign authorities. Before medical devices can be commercially marketed in the United States, the FDA must give either 510(k) clearance or premarket approval for the devices. If we do not comply with these requirements we may be subject to any of the following:

     - fines,

     - injunctions,

     - civil penalties,

     - recall or seizure of products,

     - total or partial suspension of production,

     - denial of premarket clearance or premarket approval for devices,

     - withdrawal of marketing clearances or approvals, and

     - criminal prosecution.

     Our business could be adversely affected by any of these actions.

     Our hemodialysis concentrates have been cleared by the FDA. However, the FDA could rescind these clearances and any new products or modifications to our current products that we develop could fail to receive FDA clearance. If the FDA rescinds or denies any current or future clearances or approvals for our products, we would be prohibited from selling those products in the United States until we obtain such clearances or approvals. Our business would be adversely affected by any such prohibition, any delay in obtaining necessary regulatory approvals, or any limits placed by the FDA on our intended use. Our products are also subject to federal regulations regarding manufacturing quality, known as Good Manufacturing Practices, or GMP. In addition, our new products will be subject to review as a pharmaceutical drug by the FDA. For further discussion of these issues, see "Business -- Government Regulation."

  OUR NEW PRODUCTS MAY NEVER BE APPROVED FOR MARKETING BY THE FDA

     We have signed licensing agreements for water soluble iron supplements to be included in our dialysate products as an iron maintenance therapy for dialysis patients. We have been advised that these water soluble iron supplements will be considered a drug/device combination by the FDA. Our iron maintenance therapy product will require human clinical trials and approval by the FDA. We do not yet know the scope and duration of clinical trials required by the FDA for our new products. Clinical trials are expensive and time consuming to complete, and we may not be able to raise sufficient funds to complete the clinical trials to obtain marketing approval. The process of obtaining FDA approval for a new product may take several years and is likely to involve the expenditure of substantial resources. In addition, the FDA may order the temporary or permanent discontinuation of a clinical trial at any time. Many products that undergo clinical trials are never approved for patient use. Thus, it is possible that our new proprietary products may never be approved to be marketed. If we are unable to obtain marketing approval, our entire investment in new products may be worthless or our licensing rights could be forfeited.

  FOREIGN APPROVALS OF OUR NEW DRUG PRODUCTS FOR MARKETING MAY BE DIFFICULT TO OBTAIN

     The approval procedures for the marketing of our new drug products in foreign countries vary from country to country, and the time required for approval may be longer or shorter than that required for FDA approval. Even after foreign approvals are obtained, further delays may be encountered before products may be marketed. For example, many countries require additional governmental approval for price reimbursement under national health insurance systems.

  MAINTENANCE AND UPKEEP ON OUR MANUFACTURING FACILITIES CAN BE COSTLY

     Manufacturing facilities are subject to periodic inspections for compliance with GMP, and each domestic device or drug manufacturing facility must be registered with the FDA. Foreign regulatory authorities may also have similar regulations. In complying with standards set forth in these regulations, we must expend significant time, money and effort in the area of quality assurance to insure full technical compliance. FDA approval to manufacture a device or drug is site specific. In the event an approved manufacturing facility for a particular drug becomes inoperable, obtaining the required FDA approval to manufacture such drug at a different manufacturing site could result in production delays, which could adversely affect our business and results of operations.

  CHANGES IN HEALTH CARE REFORM COULD ADVERSELY AFFECT OUR BUSINESS

     The federal and state governments in the United States, as well as many foreign governments, from time to time explore ways to reduce medical care costs through health care reform. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, we cannot predict what impact any reform proposal ultimately adopted may have on the pharmaceutical and medical device industry or on the business or operating results of the Company. The Company's activities are subject to various federal, state and local laws and regulations regarding occupational safety, laboratory practices, and environmental protection and may be subject to other present and possible future local, state, federal and foreign regulations.

  WE MAY NOT HAVE SUFFICIENT PRODUCTS LIABILITY INSURANCE

     As a supplier of medical products, we may face potential liability from a person who claims that he or she suffered harm as a result of using our products. We maintain products liability insurance in the amount of $3 million per occurrence and $3 million in the aggregate. Since we have never experienced a product liability claim, we believe that our current insurance will be sufficient to cover any potential liabilities arising from our business and operations. However, we cannot be sure that it will remain economical to retain our current level of insurance, that our current insurance will remain available or that such insurance would be sufficient to protect us against liabilities associated with our business. We may be sued, and we may have significant legal expenses that are not covered by insurance. In addition, our reputation could be damaged by product liability litigation and that could harm our marketing ability. Any litigation could also hurt our ability to retain products liability insurance or make such insurance more expensive. Our business, financial condition and results of operations could be adversely affected by an uninsured or inadequately insured product liability claim in the future.

  VOTING CONTROL AND ANTI-TAKEOVER PROVISIONS REDUCE THE LIKELIHOOD THAT YOU WILL RECEIVE A TAKEOVER PREMIUM


     Upon completion of this Offering, the officers and directors of the Company will beneficially own approximately 18.5% of the Company's voting shares (assuming the exercise of options granted to such officers and directors and Old Warrants owned by such officers and directors which are exercisable within 60 days of the date of this Prospectus). Accordingly, they may be able to effectively control the Company's affairs. The Company's shareholders do not have the right to cumulative voting in the election of directors. The Board of Directors has the authority, without further approval of the Company's shareholders, to issue shares of preferred stock (the "Preferred Stock") having such rights, preferences and privileges as the Board of Directors may determine. Any such issuance of Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of common shares, including by decreasing the amount of earnings and assets available for distribution to holders of common shares and adversely affect the relative voting power or other rights of the holders of the Company's common shares. In addition, the Company is subject to Michigan statutes regulating business combinations, takeovers and control share acquisitions which might also hinder or delay a change in control of the Company. Anti-takeover provisions that could be included in the Preferred Stock when issued and the Michigan statutes regulating business combinations, takeovers and control share acquisitions can have a depressive effect on the market price of the Company's securities and can limit shareholders' ability to receive a premium on their shares by discouraging takeover and tender offer bids. See "Security Ownership of Certain Beneficial Owners and Management" and "Description of Securities -- Preferred Stock."


     The Directors of the Company serve staggered three-year terms, and directors may not be removed without cause. The Company's Articles of Incorporation also set the minimum and maximum number of directors constituting the entire Board at three and fifteen, respectively, and require approval of holders of a majority of the Company's voting shares to amend these provisions. These provisions could have an anti-takeover effect by making it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise or the removal of incumbent officers and directors. These provisions could delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interests, including those attempts that might result in a premium over the market price for the common shares held by the Company's shareholders. See "Description of Securities -- Common Shares."

  OUR BOARD OF DIRECTORS IS SUBJECT TO POTENTIAL DEADLOCK

     Our Board of Directors presently has four members, and under our bylaws, approval by a majority of the Directors is required for many significant corporate actions. It is possible that our Board of Directors may be unable to obtain majority approval in certain circumstances, which would prevent us from taking action.

  WE DEPEND ON OUR SALES REPRESENTATIVES AND DISTRIBUTORS TO MARKET OUR PRODUCTS

     We market our products through our own employees and through independent sales representatives and distributors. We have only limited experience in developing and marketing medical products, and our direct sales force consists of three persons, including our Chief Executive Officer. We depend substantially on several independent sales representatives and distributors to generate sales. If these independent sales representatives and distributors fail to market, promote and sell the Company's products, our business, financial condition and results of operations could be adversely affected.

  FUTURE ISSUANCES OF OUR COMMON SHARES MAY DILUTE CURRENT SHAREHOLDERS

     Immediately after the Offering, the Company will have an aggregate of approximately 3,902,567 common shares authorized but unissued and not reserved for specific purposes. All of such shares may be issued without any action or approval by the Company's shareholders. Although there are no present plans, agreements, commitments or undertakings with respect to the issuance of additional shares or securities convertible into any such shares by the Company (other than those currently reserved for issuance), any common shares issued would further dilute the percentage ownership of the Company held by the Company's shareholders.

  THE COMPANY DOES NOT ANTICIPATE PAYING DIVIDENDS IN THE FORESEEABLE FUTURE

     Since inception, the Company has not paid any cash dividend on its common shares and it does not anticipate paying such dividends in the foreseeable future. The payment of dividends by the Company is within the discretion of its Board of Directors and depends upon the Company's earnings, capital requirements, financial condition and requirements, future prospects, restrictions in future financing agreements, business conditions and other factors deemed relevant by the Board. The Company intends to retain earnings, if any, to finance its operations. See "Dividend Policy."

  THE MARKET PRICE OF THE COMPANY'S SECURITIES MAY BE VOLATILE

     The market price of the Company's securities may be highly volatile. Quarterly operating results of the Company; changes in the general conditions in the economy, the financial markets, or the medical products industry; changes in financial estimates by securities analysts or failure by the Company to meet such estimates; litigation involving the Company; actions by governmental agencies; or other developments affecting the Company or its competitors, could cause the market price of the Company's securities to fluctuate substantially. The historically low trading volume of the Company's securities may also cause the market price of the Company's securities to fluctuate significantly in response to a relatively low number of trades or transactions involving the Company's securities. In addition, the stock market may experience significant price and volume fluctuations which may affect the market price of the Company's securities for reasons that are unrelated to the Company's operating performance and that are beyond the Company's control.

                               THE EXCHANGE OFFER

BACKGROUND OF AND REASONS FOR THE EXCHANGE OFFER

     In May 2005, our Board of Directors decided not to further extend the term of the Old Warrants, which are scheduled to expire on January 26, 2006. Old Warrants have an exercise price of $4.50, and it is uncertain whether the trading price of our common shares will exceed the exercise price of the Old Warrants prior to their expiration. If the Old Warrants expire unexercised, they will be worthless. Although our Board of Directors decided not to extend the term of the Old Warrants, it determined that it was in the best interests of the Company for the Old Warrants to be exchanged for New Warrants with an exercise price that was lower than that of the Old Warrants in order to increase the chance that such warrants will be exercised prior to their expiration.

TERMS OF THE EXCHANGE OFFER

     As of the date of this prospectus, Old Warrants currently outstanding are exercisable for an aggregate of 3,625,000 common shares. This prospectus, together with the Letter of Transmittal, is being sent to all registered holders of the Old Warrants located in states where the Exchange Offer has been qualified (collectively the "Holders" and each, individually, a "Holder"). There will be no fixed record date for determining Holders entitled to participate in the Exchange Offer. We initially will mail this prospectus and the Letter of Transmittal to Holders determined as of the latest practicable date prior to the commencement of the Exchange Offer. Only a Holder of Old Warrants may exchange such Old Warrants in the Exchange Offer.


     We will accept any and all Old Warrants properly tendered to the Transfer Agent prior to the Expiration Date. We will issue New Warrants as soon as practicable after the Expiration Date that are exercisable to purchase common shares equal to the number of common shares covered by the Old Warrants properly tendered and surrendered pursuant to the Exchange Offer. Old Warrants that are exchanged will be cancelled following the issuance of New Warrants.



     In all cases, issuance of New Warrants for Old Warrants that are tendered for exchange pursuant to the Exchange Offer will be made only after the Expiration Date and timely receipt by the Transfer Agent of (i) the certificates evidencing such Old Warrants or confirmation of a book-entry transfer of such Old Warrants (a "Book-Entry Confirmation") into the account of American Stock Transfer and Trust Company at The Depository Trust Company (the "Book-Entry Transfer Facility"), (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal; provided, however, that we reserve the absolute right to waive any defects or irregularities in the exchange or tender requirements of the Exchange Offer. In the event of a material change in the Exchange Offer, we will extend the Exchange Offer, if necessary, so that at least 5 business days will elapse between the date that the notice of such material change is provided to holders of Old Warrants and the Expiration Date.


     The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to and received by the Transfer Agent and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Old Warrants that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against such participant.


     If any tendered Old Warrants are not accepted for exchange for any reason pursuant to the terms and tender requirements of the Exchange Offer, or if certificates representing Old Warrants are submitted evidencing more Old Warrants than are tendered, certificates evidencing untendered Old Warrants will be returned, without expense to the tendering Holder (or, in the case of Old Warrants tendered by book-entry transfer into the Transfer Agent's account at the Book-Entry Transfer Facility, such Old Warrants will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Exchange Offer. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Old Warrants for exchange if, as and when we give oral or written notice thereof to the Transfer Agent. If we extend the Exchange Offer, are delayed in our acceptance for exchange of Old Warrants or are unable to accept Old Warrants for exchange pursuant to the Exchange Offer for any reason, then, without prejudice to the our rights under the Exchange Offer, the Transfer Agent may, nevertheless, on our behalf, retain tendered Old Warrants, and such Old Warrants may not be withdrawn except to the extent that tendering Holders are entitled to withdraw their tender of Old Warrants prior to the Expiration Date. The Transfer Agent will act as agent for the exchanging Holders for the purposes of receiving the New Warrants from the Company.


     We will pay all charges and expenses, other than any applicable taxes, including taxes described below, in connection with the Exchange Offer. The Company plans to use operating capital to fund the cash expenses and costs to be incurred in connection with the Exchange Offer. See "Fees and Expenses."

     We intend to conduct the Exchange Offer in accordance with the applicable requirements of the Securities Act of 1933, as amended, and the Exchange Act and the rules and regulations of the SEC thereunder. Old Warrants that are not exchanged in the Exchange Offer will be worthless upon their expiration on January 26, 2006.

EXPIRATION DATE


     The term "Expiration Date" shall mean 5:00 p.m., Eastern Standard Time, on
[          ], 2005, unless the Company, at its sole discretion, extends the
Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. In order to extend the Exchange Offer, we will notify the Exchange Agent of any extension by press release or other public announcement prior to the earlier of 9:00 a.m., Eastern Standard Time, on the next business day after the then-effective Expiration Date, and the opening of the Nasdaq SmallCap Market on the next business day after the then-effective Expiration Date.


PROCEDURES FOR EXCHANGING

     To exchange Old Warrants in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile along with the certificates for such Old Warrants to the Transfer Agent prior to the Expiration Date. To be tendered effectively, the Letter of Transmittal and other required documents must be received by the Transfer Agent at the address set forth in the Letter of Transmittal prior to the Expiration Date.

     Any beneficial owner whose interests in the Old Warrants are registered in the name of a broker, dealer, commercial bank, trust company, nominee or other securities intermediary and who wishes to exchange such Old Warrants in the Exchange Offer should contact such securities intermediary promptly and instruct such securities intermediary to exchange on such beneficial owner's behalf.


     The tender of Old Warrants by a Holder pursuant to any one of the procedures described above will constitute such Holder's acceptance of the Exchange Offer, as well as the tendering Holder's representation and warranty that such Holder has the full power and authority to tender and surrender the Old Warrants tendered, as specified in the Letter of Transmittal. Our acceptance for exchange of Old Warrants tendered pursuant to the Exchange Offer will constitute a binding agreement between the tendering Holder and us upon the terms of the Exchange Offer.


     THE METHOD OF DELIVERY OF OLD WARRANTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE TRANSFER AGENT IS AT THE ELECTION, EXPENSE AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED OR CONFIRMED BY THE TRANSFER AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE TRANSFER AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR OLD WARRANTS SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE TRANSFER AGENT.

     Signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution (as defined below) unless the Old Warrants tendered pursuant thereto are tendered (i) by a Holder who has not completed the box entitled "Special Issuance Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal are required to be guaranteed, such guarantor must be a participant in the Security Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal or any Old Warrants are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.


     If a Holder desires to tender Old Warrants pursuant to the Exchange Offer and the certificates evidencing such Old Warrants are not immediately available or such Holder cannot deliver the certificates and all other required documents to the Transfer Agent prior to the Expiration Date, or such Holder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Old Warrants may nevertheless be tendered, provided that all of the following are satisfied:


     (i) such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Company, is received prior to the Expiration Date by the Transfer Agent as provided below; and


     (iii) the Old Warrant certificates (or a Book-Entry Confirmation) evidencing all tendered Old Warrants, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Transfer Agent within three Nasdaq Small-Cap Market trading days after the date of execution of such Notice of Guaranteed Delivery. As used herein, "trading days" means any day on which the Nasdaq Small-Cap Market is open for business.


     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by manually signed facsimile transmission or mailed to the Transfer Agent and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Company.


     All questions as to the validity, form and eligibility (including time of receipt), for acceptance of tendered Old Warrants will be determined by the Transfer Agent and the Company in their discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Warrants not properly tendered or any Old Warrants our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities of exchange or the tender requirements of the Exchange Offer as to particular Old Warrants. In the event of a material change in the Exchange Offer, we will extend the Exchange Offer, if necessary, so that at least 5 business days will elapse between the date that the notice of such material change is provided to holders of Old Warrants and the Expiration Date. Our interpretation of the terms and the tender requirements of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Warrants must be cured within such time as the Transfer Agent or the Company shall determine. Although we intend to notify Holders of defects or irregularities with respect to tenders of Old Warrants, neither the Company nor the Transfer Agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Warrants, nor shall any of them incur any liability for failure to give such notification. Until such defects or irregularities have been cured or waived, tenders of Old Warrants will not be deemed to have been made. Any Old Warrants received by the Transfer Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Transfer Agent to the exchanging Holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.


WITHDRAWAL OF TENDERS

     Tenders of Old Warrants may be withdrawn prior to the Expiration Date. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Transfer Agent at the address set forth in the Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Old Warrants to be withdrawn, the number of Old Warrants to be withdrawn and the name of the registered holder of such Old Warrants, if different from that of the person who tendered such Old Warrants. If certificates evidencing Old Warrants to be withdrawn have been delivered or otherwise identified to the Transfer Agent, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Transfer Agent and, unless such Old Warrants have been tendered for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Old Warrants have been tendered pursuant to the procedures for book-entry transfer as set forth in above, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Old Warrants.


     If we extend the Exchange Offer, are delayed in our acceptance for tender of Old Warrants or are unable to accept Old Warrants for exchange pursuant to the Exchange Offer for any reason, then, without prejudice to our rights under the Exchange Offer, the Transfer Agent may, nevertheless, on behalf of Holder, retain tendered Old Warrants, and such Old Warrants may not be withdrawn, except to the extent that tendering Holders are entitled to withdrawal rights as described herein.


     Withdrawals of Old Warrants may not be rescinded. Any Old Warrants properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Exchange Offer. However, withdrawn Old Warrants may be re-tendered by again following one of the procedures described in this prospectus at any time prior to the Expiration Date.

     ALL QUESTIONS AS TO THE FORM AND VALIDITY (INCLUDING TIME OF RECEIPT) OF ANY NOTICE OF WITHDRAWAL WILL BE DETERMINED BY THE COMPANY, IN ITS SOLE DISCRETION, WHOSE DETERMINATION WILL BE FINAL AND BINDING. NONE OF THE COMPANY, THE TRANSFER AGENT OR ANY OTHER PERSON WILL BE UNDER ANY DUTY TO GIVE NOTIFICATION OF ANY DEFECTS OR IRREGULARITIES IN ANY NOTICE OF WITHDRAWAL OR INCUR ANY LIABILITY FOR FAILURE TO GIVE ANY SUCH NOTIFICATION.

TRANSFER AGENT

     American Stock Transfer & Trust Company has been appointed as Transfer Agent for the Exchange Offer and the sale of common shares underlying New Warrants. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal should be directed to the Transfer Agent, addressed as follows:

     American Stock Transfer & Trust Company
     59 Maiden Lane
     New York, NY 10038
     ATTN: Reorganization Department (if for the Exchange Offer)/Legal Share Department (if for common shares underlying New Warrants)

     By Telephone:        By Facsimile:
     718-921-8273          718-921-8368

     Originals of all documents submitted by facsimile should be sent promptly by registered mail or overnight courier or delivered by hand. Delivery to an address other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

     We will pay the expenses of soliciting tenders of the Old Warrants. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone or in person by officers and regular employees of the Company and its affiliates.

     We have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers-dealers or others soliciting acceptances of the Exchange Offer. We will pay the Transfer Agent reasonable and customary fees for its services and will reimburse the Transfer Agent for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent, accounting and legal fees and printing costs, among others. The Company plans to use operating capital to fund the cash expenses and costs to be incurred in connection with the Exchange Offer.

     Rockwell will not pay any transfer taxes that may be applicable to the exchange of the Old Warrants pursuant to the Exchange Offer. If certificates representing Old Warrants for warrants not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the Holder of Old Warrants tendered, or if tendered Old Warrants are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Old Warrants pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the exchanging Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such exchanging Holder.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     Our Board of Directors believes that the Exchange Offer is in the best interests of the Company and Holders of Old Warrants, and recommends that Holders of Old Warrants participate in the Exchange Offer. Old Warrants that are not exchanged in the Exchange Offer will be worthless after their expiration on January 26, 2006.

CONSEQUENCES OF FAILURE TO EXCHANGE

     After the expiration of the Exchange Offer you will no longer have a right to exchange your Old Warrants for New Warrants and any Old Warrants not exchanged in the Exchange Offer will become worthless after their expiration.

ACCOUNTING TREATMENT

     The exchange of Old Warrants for New Warrants will be accounted for as a capital transaction. New Warrants will be recognized at issuance based on the fair value of the respective New Warrants as of the date of exchange. The difference between the fair value of any New Warrants and the carrying amount of Old Warrants in any exchange will be charged to retained earnings.


DISCUSSION OF MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES



     The following discussion describes the material United States federal income tax consequences to (1) Holders that accept the Exchange Offer and (2) Holders that do not accept the Exchange Offer. This discussion is not a complete analysis or listing of all potential tax effects relevant to a particular Holder's decision of whether to accept the Exchange Offer, and, where indicated, represents the opinion of Honigman Miller Schwartz and Cohn LLP, our counsel. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), federal income tax regulations and administrative and judicial interpretations of the Code and those regulations, all as in effect as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be applicable to Holders in light of their particular circumstances or to Holders subject to special treatment under United States federal income tax law, including, without limitation:


     - partnerships and other pass-through entities,

     - foreign persons,

     - certain financial institutions,

     - insurance companies,

     - tax-exempt entities,

     - dealers in securities or foreign currencies,

     - traders in securities that elect to apply a mark-to-market method of accounting,

     - certain United States expatriates,

     - persons that hold their Old Warrants as part of a straddle, hedge, conversion transaction, or other integrated investment,

     - persons whose functional currency is not the United States dollar, and

     - persons that acquired their Old Warrants as compensation.

     Furthermore, this discussion does not address any aspect of state, local, or foreign taxation, or any aspect of United States federal tax laws other than the United States federal income tax. Accordingly, we strongly urge you to consult your own tax advisor as to the specific United States federal, state, local, or foreign income or other tax consequences of your acceptance or nonacceptance of the Exchange Offer.

     This discussion is limited to Holders that hold their Old Warrants as capital assets. A Holder holds warrants as capital assets unless that Holder holds the warrants as stock in trade or other property of a kind which would properly be included in the Holder's inventory if on hand at the close of the taxable year, or is held primarily for sale to customers in the ordinary course of the Holder's trade or business.

POSSIBLE TAX TREATMENT OF EXCHANGE OFFER AND EXCHANGE OF OLD WARRANTS FOR NEW WARRANTS AS A TAXABLE DISTRIBUTION

     Section 305(a) of the Code provides the general rule that gross income does not include the amount of any distribution of the "stock" of a corporation made by such corporation to its "shareholders" with respect to its stock. For purposes of Section 305, the term "stock" includes rights to acquire stock and the term "shareholder" generally includes a holder of such rights. Several exceptions to this general rule of nonrecognition are set forth in Section 305(b) of the Code, pursuant to which a distribution of "stock" -- including a "right to acquire stock" -- will be taxable. These exceptions include, without limitation, distributions that have the result of the receipt of cash or other property by some shareholders and an increase in the proportionate interests of other shareholders in the assets or earnings and profits of the corporation. For purposes of Section 305, payments of interest on convertible debt are treated as distributions of property to shareholders. Where the distribution of cash or other property to some shareholders and distribution of stock (or rights to acquire stock) to other shareholders are separated by more than 36 months, the distributions are presumed not to result in the receipt of cash or other property by some shareholders and increase in the proportionate interest of other shareholders, unless the distributions are pursuant to a plan. The Company has not distributed any cash or other property to shareholders, and has no present plan to do so. Even if the Company were, within 36 months of the expiration of the Exchange Offer, to distribute cash or other property to other shareholders (not pursuant to a plan), the Exchange Offer could be viewed either as an integrated part of the exchange and not treated as a separate distribution of a stock right, or as analogous to an isolated redemption with a bona fide business purpose, which would not be regarded as a taxable distribution under
Section 305(b).

     Section 305(c) of the Code provides that certain transactions (including, without limitation, a recapitalization) may be treated as a distribution with respect to any shareholder whose proportionate interest in the earnings and profits or assets of the corporation is increased by such transactions. Such distributions may be deemed to be distributions of stock by the corporation to such shareholders. As discussed below, the exchange of Old Warrants for New Warrants could be treated (and will be reported by the Company) as a recapitalization for federal income tax purposes. A recapitalization, however, should not be treated as a taxable distribution under Section 305 of the Code if the recapitalization (i) has a bona fide business purpose, (ii) is an isolated transaction, and (iii) is not part of a plan to increase periodically the proportionate interest of any shareholder in the assets or earnings and profits of a corporation.


     Based on the foregoing, counsel is of the opinion that, while the matter is not free from doubt, if the Company does not distribute money or property (including the payment of interest on convertible debt) to shareholders within 36 months of the Exchange Offer, then it is more likely than not that neither the Exchange Offer nor the exchange of Old Warrants for New Warrants would be treated as resulting in a taxable distribution under Section 305.

     Generally, a nontaxable distribution of stock or rights to acquire stock requires an allocation of tax basis among such distributed stock or stock rights and the stock or stock rights with respect to which such distribution was made. The following discussion assumes that the Exchange Offer is not treated as a distribution of stock or stock rights, and, therefore, no such allocation is required.

HOLDERS THAT ACCEPT THE EXCHANGE OFFER


     Counsel is of the opinion that the United States federal income tax consequences of the exchange of one class of warrants (here, the New Warrants) for another class of warrants (here, the Old Warrants) with substantially identical terms except for the exercise price (the "Exchange") are uncertain. One possible characterization is that the Exchange qualifies as a tax-free reorganization within the meaning of section 368(a) of the Code. If the Exchange does qualify as a tax-free reorganization, then:


     - You would not recognize any gain or loss upon receipt of New Warrants in the Exchange;

     - Your aggregate tax basis in the New Warrants you receive in the Exchange would equal your aggregate tax basis in the Old Warrants you surrender; and

     - Your holding period in the New Warrants you receive in the Exchange would include the period during which you held the Old Warrants that you exchanged.

     There is no definitive authority regarding whether the Exchange would be respected as a tax-free reorganization, and we have not requested a private letter ruling from the Internal Revenue Service (the "IRS"). While it is possible that the Exchange could qualify as a tax-free reorganization, the IRS could disagree. In the event of such disagreement, there is no assurance that the IRS would not prevail in a judicial or administrative proceeding.

     There is no definitive authority addressing how the Exchange would be characterized for United States federal income tax purposes if the Exchange were not to qualify as a tax-free reorganization. Two other possible characterizations of the Exchange are as a nontaxable modification of the Old Warrants or as a taxable exchange of the Old Warrants for the New Warrants.

     If the Exchange were treated as a single exchange of Old Warrants for New Warrants in a transaction not qualifying as a tax-free reorganization and not treated as a nontaxable modification of the Old Warrants, then the Exchange could be treated as a taxable exchange of the Old Warrants for the New Warrants. If the Exchange were treated as a taxable exchange, then you would recognize gain or loss equal to the difference between the amount realized in the exchange and your adjusted tax basis in the Old Warrants surrendered. The amount realized in the Exchange would equal the fair market value of the New Warrants you receive. Your adjusted tax basis in the Old Warrants would be, in general, your cost of acquiring the Old Warrants. Any such gain or loss would be capital gain or loss. The maximum tax rate applicable to capital gains for capital assets held for more than one year is 15 percent. The maximum tax rate applicable to capital gains is greater for holding periods of one year or less. The deductibility of capital losses is subject to limitations, including the possible application of the "wash sale" rules of Section 1091 of the Code. The aggregate tax basis in the New Warrants you receive would equal the fair market value of the New Warrants you receive (subject to adjustment if the wash sale rules apply). The holding period of the New Warrants you receive would not include the period during which you held the Old Warrants.

HOLDERS THAT DO NOT ACCEPT THE EXCHANGE OFFER


     Counsel is of the opinion that, if you do not accept the Exchange Offer, do not sell or otherwise dispose of your Old Warrants in a taxable transaction, and do not exercise your Old Warrants prior to their expiration date, you will recognize a loss upon the lapse of your right to exercise the Old Warrants. A loss from the lapse of the right to exercise Old Warrants would be recognized in 2006. The amount of loss recognized would equal your adjusted tax basis in the Old Warrants. Your adjusted tax basis in the Old Warrants would be, in general, your cost of acquiring the Old Warrants. Any loss from the lapse of the right to exercise your Old Warrants would be a capital loss. The deductibility of capital losses is subject to limitations.

REPORTING OF THE EXCHANGE

     There are reporting requirements that apply to tax-free reorganizations under Section 368 of the Code. These reporting requirements apply to both corporations that are a party to the reorganization and to taxpayers who receive stock, securities or money or other property in the reorganization. The Company intends to take the position that the exchange is, and therefore intends to report the Exchange as, a tax-free reorganization, although such reporting does not bind the IRS to treat the Exchange as a tax-free reorganization. You should consult your tax advisor regarding the federal income tax consequences of the exchange of Old Warrants for New Warrants and the applicable reporting requirements if the Transactions qualify as a tax-free reorganization.

     The foregoing is a summary of the material federal income tax considerations of the Exchange Offer and the Exchange that may be relevant to a Holder. This summary is based upon the Code and rules, regulations and existing interpretations relating thereto, any of which could be changed at any time (possibly with retroactive effect). Because the tax consequences of the Exchange Offer and the Exchange may vary from investor to investor, investors should not consider this summary to constitute formal tax advice and should consult their own tax advisers concerning the tax consequences to such investors of the Exchange Offer and the Transactions and any applicable tax reporting requirements.

           DIFFERENCES BETWEEN THE OLD WARRANTS AND THE NEW WARRANTS

     The form and terms of the New Warrants are substantially the same as the form and terms of the Old Warrants except that the exercise price of the New
Warrants is $[     ] per common share issuable under the New Warrants, while the exercise price of the Old Warrants is $4.50 per common share issuable under the Old Warrants.

     American Stock Transfer & Trust Company will act as Transfer Agent under the New Warrant Agreement. American Stock Transfer & Trust Company is the transfer agent under the warrant agreement relating to the Old Warrants (the "Old Warrant Agreement").

     The statements contained herein concerning the Old Warrants, the New Warrants, the Old Warrant Agreement and the New Warrant Agreement do not purport to be complete and are qualified in their entirety by reference to the Old Warrant Agreement and the New Warrant Agreement.

                                USE OF PROCEEDS

     We will not receive any proceeds from the completion of the Exchange Offer. The net proceeds to us from the sale of the 3,625,000 common shares underlying the New Warrants offered by this Prospectus (after deducting estimated offering
expenses) are estimated to be approximately [$     ].  We intend to use the net
proceeds of this offering for general working capital and may use the proceeds: to add additional manufacturing facilities, for research and product development, for clinical trials related to our attempt to obtain FDA approval of our iron dialysate product and for the financing of marketing and sales activities, as described in the table below. However, we have broad discretion in using these funds in our operations.

USE OF PROCEEDS                                               AMOUNT
---------------                                               -------
Iron Dialysate Product(1)...................................  $
Additional Manufacturing Facilities.........................  $
Research and Product Development............................  $
Working Capital(2)..........................................  $
                                                              -------
Total Net Proceeds..........................................  $
                                                              =======

---------------

(1) Includes expenses for clinical trials related to our attempt to obtain FDA approval of our iron dialysate product.

(2) Includes working capital and other ongoing selling, general and administrative expenses. See "Management's Discussions and Analysis of Financial Condition and Results of Operations" and the Financial Statements included elsewhere in this Prospectus about our current working capital needs and ongoing selling, general and administrative expenses.

     The foregoing represents our best estimate of the allocation of the net proceeds of the common share offering, based upon the current state of our business development and management's estimates of current industry conditions. The net proceeds may be utilized differently in response to, among other things, changes in our business plans, future revenues and expenses and industry, regulatory or competitive conditions. The amount and timing of expenditures will vary depending on a number of factors, including changes in our contemplated operations or business plans and changes in economic and industry conditions. Any such shifts will be at the discretion of our Board of Directors. Given that the issuance of shares hereunder is dependent upon individual decisions of warrant holders to exercise their warrants, we do not have control over the timing of our receipt of the proceeds, which may differ from our present business needs. Accordingly, we will use such proceeds as dictated by our business needs at the time we receive such proceeds.

     Pending such uses, the net proceeds of the common share offering are expected to be invested in U.S. Government Securities or deposited in federally insured accounts of banks or money market accounts of other financial institutions, or invested in short-term, investment-grade, interest-bearing investments or other similar short-term investments.

                        DETERMINATION OF OFFERING PRICE

     In order to provide an incentive for the holders of the Old Warrants to participate in the Exchange Offer, and subsequently to exercise the New
Warrants, we determined that an exercise price of $[     ] for the New Warrants
would be appropriate. The exercise price for the New Warrants does not reflect any determination of the value of the underlying common shares and was determined based upon the judgment of our Board of Directors as the price necessary to appropriately increase the likelihood of the exercise of the New Warrants prior to expiration.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company (i) as of June 30, 2005, and (ii) on an as adjusted basis after giving effect to the issuance and sale of the 3,625,000 common shares in the Offering upon exercise of the New Warrants (assuming all old Warrants are exchanged), at the assumed
offering price of $[     ] per common share, and the application of the
estimated net proceeds of [$     ] thereof. The information set forth below
should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere herein and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                  AT JUNE 30, 2005
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              -----------   -----------
Shareholders' equity:
Preferred Stock, 2,000,000 shares authorized, no shares
  issued and outstanding at June 30, 2005 and as adjusted...            0            0
Common Shares, 20,000,000 shares authorized; 8,674,619
  shares issued and outstanding at June 30, 2005 and
  12,233,464 shares issued and outstanding, as
  adjusted(1)...............................................  $12,095,931    $  [    ]
Common Share Purchase Warrants, 3,710,832 issued and
  outstanding as of March 31, 2005 and 85,832 issued and
  outstanding, as adjusted..................................  $   320,150       [    ]
Accumulated Deficit.........................................   (8,574,068)      [    ]
Total Shareholders' Equity..................................  $ 3,842,013       [    ]
Total Capitalization........................................  $12,416,081    $  [    ]

---------------

(1) Includes (i) 3,625,000 common shares to be issued upon exercise of the New Warrants. Excludes (i) 4,500,000 common shares reserved for issuance upon exercise of options granted under the Company's 1997 Stock Option Plan, of which options to acquire an aggregate of 3,717,904 options have been granted and 2,643,484 remain outstanding; and (ii) 85,832 common shares reserved for issuance upon the exercise of the Private Warrants.

                                DIVIDEND POLICY

     Our Board of Directors has discretion whether or not to pay dividends; however, we are restricted from making any distributions or paying dividends (other than stock dividends) under the terms of its loan agreement with Standard Federal Bank. Among the factors our Board of Directors considers when determining whether or not to pay dividends are our earnings, capital requirements, financial condition, future business prospects and business conditions. We have never paid any cash dividends on our common shares and do not anticipate paying dividends in the foreseeable future. In addition, in connection with the opinions rendered by Honigman Miller Schwartz and Cohn LLP with respect to the Exchange Offer, we represented that we have no plan to pay any dividends before the third anniversary of the Expiration Date and that we will not make any distribution of money or property to our shareholders in their capacity as shareholders before such date. We intend to retain earnings, if any, to finance the development and expansion of our operations.

                    MANAGEMENT'S DISCUSSIONS AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     We operate in a single business segment: the manufacture and distribution of hemodialysis concentrates, dialysis kits and ancillary products used in the dialysis process. We have increased sales each year since our inception in 1996. We increased sales of our concentrate product lines by over 30% in 2004, allowing us to more fully utilize our facilities, equipment and staff, and increasing our profitability. Our sales also increased by over 54% for the first six months of 2005 compared to the first six months of 2004.

     The dialysis industry is highly concentrated with several large clinic chains representing the majority of the industry. We expect that the consolidation of large and regional dialysis service providers will continue in the future. Our largest customer, DaVita, Inc., the second largest dialysis treatment provider in the United States has announced its pending acquisition of the dialysis clinic business of Gambro, the third largest dialysis treatment provider in the United States. How this acquisition by DaVita may impact our market or our results is not clear at this time; however, we believe these events may prove beneficial in our business development efforts.

     We believe that our core concentrate and supply business can continue to be profitable; however, the dialysis supply market is very competitive and we compete against companies that have substantially greater resources than we have. We expect to continue growing our business while executing our strategic plan to expand our product lines, expand our geographic reach and to develop our proprietary technology. We expanded our operations in the Southeastern United States by adding a third manufacturing facility in March of 2005. We have increased our plant capacity in order to position ourselves to take advantage of accelerated growth potential in our market. In the short run, we expect that these additional costs will reduce our gross profit margins until we successfully increase facility production volumes.

     We are seeking to gain FDA approval for our iron supplemented dialysate product (which we also refer to as dialysate iron). We believe our iron supplemented dialysate product has the potential to compete in the iron maintenance therapy market. If we are successful in introducing our dialysate iron product, we believe it is possible that we may also increase our market share for the other products we sell. The cost to obtain regulatory approval for a drug in the United States is substantial and we expect that the development costs of our iron supplemented dialysate product will require us to raise additional funds or collaborate with a strategic partner. These substantial costs include those expected to be incurred in order to conduct required clinical trials and to obtain marketing approval which costs may offset some or all of any profits generated from sales of our existing products during the approval process, and we may incur losses. We expect the approval process to take between two and three years and there is no assurance we will be successful.

RESULTS OF OPERATIONS

 FOR THE SIX MONTHS ENDED JUNE 20, 2005 COMPARED TO THE SIX MONTHS ENDED JUNE 20, 2004

 Sales

     Our sales for the first six months of 2005 were $13,410,541 and were $4,719,773, or 54.3%, higher than the first six months of 2004. In the first half of 2005, 76.5% of our sales consisted of dialysis concentrate sales, and sales of our concentrates increased by over 43% in the first six months of 2005 compared to the first six months of 2004. We have been successful at developing new business over the last year with our growth attributable to unit volume increases across the breadth of our product lines. Our growth has been attributable to both new dialysis centers purchasing products from our core concentrate product lines and to a substantial purchase order from a single distributor for which we recorded revenue of $3.1 million in the first half of 2005. Sales of our ancillary products grew by $1.5 million, primarily as a result of increases in sales of specialty kits from this distributor's purchase order.

 Gross Profit

     Our overall gross profit for the first half of 2005 increased by $102,663, or 7.5%, while our gross profit margins decreased by 4.8 percentage points to sales. There were both recurring and non-recurring factors that impacted gross profit margins, including the expansion of our production operations, transition costs as we moved order fulfillment operations between regions, higher product delivery costs due to fuel increases and higher costs for equipment maintenance caused by increased production volumes.

     We made an investment in the geographic expansion of our business in order to position the Company to take advantage of new business opportunities in our market. In March of 2005, we added a third manufacturing facility in the Southeastern United States that increased our costs of operation. We moved certain production related to business in that region to the new plant from our other facilities, which added flexibility to our other facilities to absorb additional volume growth. As a result, we added additional operating costs which have not been completely offset by higher production volumes. We anticipate that having a facility in the Southeastern United States will enable us to realize improvements in distribution efficiencies and will mitigate the negative impact from supplying the Southeastern United States from our other facilities.

     We anticipate that our business volumes will grow in the future and that the additional manufacturing capacity and personnel that have been added will be more effectively utilized resulting in restoring gross profit margins to levels experienced prior to the addition of the new facility.

     Our strategy was to expeditiously penetrate the Southeastern region of the U.S. and install a self-sustaining operation in the region in a short period of time. We successfully added over $5,000,000 in new annualized revenue over the last nine months in that market. We have added a facility but have incurred start-up costs for transition, above normal distribution expense to ensure continuity in product supply and additional operating costs for the new operation. We estimate that the transition costs including above normal operating costs were equivalent to approximately two gross profit margin percentage points in the first half of 2005. The remainder of the cost increases are the result of additional production personnel and resources. We anticipate improvement in our overall gross profit margins as we increase our respective plant volumes in the future.

 Selling, General and Administrative Expense

     Selling, general and administrative expense decreased as a percentage of sales by 3.3% in the first half of 2005 as compared to the first half of 2004, with the first half cost to sales of 10.0% as compared to 13.3% in the first half of 2004. Overall, selling, general and administrative expense increased by $182,738, or 15.8%. Approximately $120,000 of the increase was for sales and administrative personnel to handle increased transaction activity. We also incurred higher operating expenses for computer infrastructure costs and other operating expenses related to our substantial sales growth. In addition, we increased spending on development of our dialysate iron product by over $22,000 from the first six months of last year. We have recognized $85,000 of expenses related to the dialysate iron project in the first half of 2005.

 Interest Expense

     Interest expense decreased by $2,437 in the first six months of 2005 compared to the prior period, primarily due to a lower effective interest rate under our new line of credit.

     We were the plaintiff in certain litigation that was settled in the first quarter of 2005. We have recognized $137,468 of other income from this settlement in the first half of 2005. A portion of the cash received was from the exercise of stock options by the defendant during the first quarter of 2005 which totaled $103,750.

 Net Income

     Net income in the first half of 2005 was $194,671, an improvement of $59,830 over the first half results in 2004. Net income to sales was 1.5% in the first half of 2005 as compared to net income to sales of 1.6% in the first half of 2004. Basic earnings per share for the first half of 2005 aggregated $.02 which was equivalent to basic earnings per share for the first half of 2004. Diluted earnings per share in the first half of 2005 were $.02 as compared to $.01 for the first half of 2004.

  FOR THE YEAR ENDED DECEMBER 31, 2004 COMPARED TO THE YEAR ENDED DECEMBER 31, 2003

  Sales

     For the year ended December 31, 2004, our sales were $17.94 million as compared to sales of $14.97 million for 2003, representing an increase of 19.9%. We increased our sales to our key national and regional chain customers. Sales of our concentrate product lines increased by over 30% while sales of our ancillary product lines decreased by $600,000. The decrease in our ancillary product sales was due to a reduction in blood tubing sales to a single customer of $860,000 in 2004 as compared to 2003.

     Our core concentrate product lines, which represent approximately 85% of our total sales, increased by over 30% in 2004 over 2003. Sales of our concentrate product lines were up $3.6 million in 2004 over 2003. Demand increased for all of our concentrate product lines with substantial growth in both powder and liquid product lines. Many clinic chains and independent providers are attracted to our Dri-Sate product line and its patented Dri-Sate(R) Dry Acid Concentrate Mixing System. Our Dri-Sate Dry Acid Concentrate unit volumes increased 38% over 2003. Similarly, our gallon volume of liquid acid concentrate grew by 40%. Our SteriLyte(R) Liquid Bicarbonate unit volume increased 52% in 2004 as compared to 2003. Powder bicarbonate unit volumes increased by 32%.

     While our overall ancillary sales declined in 2004 as compared to 2003 due to the reduction in blood tubing purchases by a single customer of $860,000, the remainder of our ancillary products realized increases in sales volumes. We realized additional blood tubing sales aggregating $150,000 and we experienced an increase of $110,000 in specialty kit sales.

     We also experienced a reduction in backhaul revenue from our transportation fleet. Our backhaul revenue declined $67,000 in 2004 as compared to 2003 as a result of a combination of factors including new driver regulations that reduced the amount of driving time available and significant business growth that resulted in greater utilization of our fleet to deliver our own products. We do not expect backhaul revenue to be a material source of revenue in the future.

  Gross Profit

     Gross profit was $2,805,000 and increased by $250,000 in 2004 as compared to 2003. In 2004, we made a change to the relative allocation of certain costs for facility, depreciation and other costs that increased the portion of those costs included in cost of goods sold. As a result, we increased cost of sales by $136,800 in 2004 as compared to 2003 or .8% of sales for this change in allocations. Overall, our comparable gross profit margins between 2004 and 2003 decreased by .5 percentage points after adjusting for this change in allocations. Despite higher sales volumes, our gross profit margins of 15.6% decreased largely due to increased delivery costs for our products which more than offset productivity improvements from higher production volumes.

     We experienced substantially higher delivery costs throughout 2004 due to several contributing factors including additional fleet resources added to support new business growth, higher fuel costs to operate our fleet, increased frequency of deliveries for certain customers and, in the second half of 2004, a higher growth rate in customers in territories beyond our traditional distribution footprint. As a result of these factors, our distribution costs were up approximately 3 percentage points as compared to 2003. We anticipate that the negative impact from some of these factors may be mitigated in the future as we gain efficiencies from our fleet additions, reduce delivery frequency for certain customers which convert from our liquid products to our dry products and optimize our distribution efforts in certain markets. We have leased on a short-term basis a new facility in the Southeast and leased manufacturing equipment on a short-term basis to address, on an interim basis, distribution of our products in that region. The leases are terminable upon 90 days' written notice by either party. On September 10, 2005, the Company received notice of the lease agreements' termination effective December 9, 2005. We would expect that if the cost of fuel increases, it may offset any future distribution improvements and other productivity improvements from higher sales volumes.

  Selling, General and Administrative Expenses

     Selling, General and Administrative expenses were $2,396,000 and were 13.4% of sales, an improvement of 2.4 percentage points compared to 2003. However, we reduced the allocation of facility, depreciation and other costs charged to selling, general and administrative expense by $136,800. Without this allocation change, selling, general and administrative costs increased by $165,000, or 7% compared to the 2003. The majority of the cost increase was due to additional resources and expenses, including additional personnel costs, to handle increased transaction activity associated with our over 30% increase in concentrate sales.

     We made a considerable investment for research and product development of dialysate iron in 2004 with aggregate spending of $200,000. We spent over $250,000 for development of our iron supplemented dialysate product in 2003. We expense these investments in the year they are incurred.

  Operating Income

     Our Operating Income in 2004 increased over our operating income in 2003 by $221,000, or 118%, to $409,000, or 2.3%, of sales. This improvement resulted primarily from our increased sales volumes.

  Interest Expense

     Interest expense increased by $14,600 in 2004 over 2003 due to higher interest expense on new capitalized leases obligations. This increase was partially offset by lower average borrowings under our line of credit.

  Net Income

     Net income in 2004 was $211,522, an improvement of $206,700 over 2003. Net income as a percentage of sales improved by 1.2 percentage points compared to 2003. We have substantial tax loss carryforwards from our earlier losses and the impact of those carryforward losses offset our statutory tax liability for 2004. We have not recorded a federal income tax benefit from our prior losses because we might not realize the carryforward benefit of the remaining losses.

     Basic earnings per share was $.02 which was a $.02 improvement in net income per share in 2004 over 2003. Similarly, fully diluted earnings per share of $.02 improved $.02 as compared to 2003.

  FOR THE YEAR ENDED DECEMBER 31, 2003 COMPARED TO THE YEAR ENDED DECEMBER 31, 2002

  Sales

     For the year ended December 31, 2003, sales were $15 million as compared to sales of $11.5 million for 2002 representing an increase of 30.2%. Our sales increased largely because of unit volume growth across our key product lines with the addition of new customers and increase in sales to existing customers. Sales of our concentrate product lines, which represented 79% of our sales in 2003, increased 24%. In addition, in 2002 we added blood tubing to the line of ancillary products we sell, resulting in ancillary product line sales increasing 89% in 2003.

     Sales of our concentrate product lines increased by $2.2 million, or 24%, over 2002. We experienced increased demand across all of our concentrate product lines. We added several significant regional dialysis providers as customers in 2003 and signed a large supply contract with a major provider during 2003. As a result of the new business, we achieved significant growth in all of our product lines. Our Dri-Sate Dry Acid Concentrate unit volumes increased 35% over 2002. Similarly, our liquid acid concentrate unit volume grew by 15%. Our SteriLyte(R) Liquid Bicarbonate unit volume increased 50% in 2003 as compared to 2002. Our addition of a manufacturing facility in Texas in 2000 has also allowed us to increase our sales in the southern United States.

     We also increased our sales of ancillary products significantly during 2003. Our total ancillary product sales increased by $1.3 million, or 89%, in 2003 driven by a 180% increase in sales of blood tubing as compared to 2002. Sales in our kit products grew by over $200,000, however our sales of fistula needles declined by $275,000 due to one of our suppliers withdrawing its fistula needles from the market during 2002.

  Gross Profit

     Our gross profit margins continued to improve in 2003 resulting from substantially higher production volumes and greater capacity utilization in both of our manufacturing facilities. Our gross profit margins improved each quarter in 2003 with fourth quarter gross profit margins of 19.2%. Overall, 2003 gross profit margins were 17.1% and were 4.4 percentage points higher than in 2002. Our gross profit in 2003 was $2,555,700 which represents an increase of $1,102,000, or 76%, over 2002 with the improvement largely driven by higher sales volume.

  Selling, General and Administrative Expenses

     Selling, general and administrative expenses were $2,368,000 and were 15.8% of sales, an improvement of 4.4 percentage points compared to 2002. Overall, selling, general and administrative expenses increased $49,000, or 2.1%, over 2002. We were able to add additional sales volume with limited increases in expenses. In addition, we spent substantially more on research and product development in 2003 with spending up $130,000 from the level in 2002. Overall, we spent over $250,000 for development of our iron supplemented dialysate product in 2003. We expense these investments in the year they are incurred.

  Interest Expense

     Interest expense increased by $67,500 in 2003 over 2002 due to increased borrowings under our line of credit, interest expense under a note payable related to equipment we added to our new facilities in 2001 and 2002 and interest expense on capital lease obligations.

  Net Income and Earnings Per Share

     Net Income for 2003 was $4,853 as compared to a net loss of ($980,711) in 2002 representing over a 100% reduction in the 2002 net loss; a $985,000 net profit improvement in 2003 over 2002. During the second half of 2003, we earned a net profit of $185,000. We have substantial tax loss carryforwards from our earlier losses and the impact of those carryforward losses offset the statutory tax liability for 2003. The Company has not recorded a federal income tax benefit from its prior losses because it might not realize the carryforward benefit of those losses.

     Net Income per share was negligible in 2003 as compared to a net loss of ($.12) per share in 2002. The $.12 improvement in earnings per share in 2003 was the result of higher sales, improved gross profit margins and tight expense control.

CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

     Our consolidated audited financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America.

     These accounting principles require us to make estimates, judgments and assumptions that affect the reported amounts of revenues, expenses, assets, liabilities, and contingencies.

     All significant estimates, judgments and assumptions are developed based on the best information available to us at the time made and are regularly reviewed and updated when necessary. Actual results will generally differ from these estimates. Changes in estimates are reflected in our financial statements in the period of change based upon on-going actual experience, trends, or subsequent realization depending on the nature and predictability of the estimates and contingencies.

     Interim changes in estimates are generally applied prospectively within annual periods. Certain accounting estimates, including those concerning revenue recognition and allowance for doubtful accounts, impairments and valuation adjustments, and accounting for income taxes, are considered to be critical in evaluating and understanding our financial results because they involve inherently uncertain matters and their application requires the most difficult and complex judgments and estimates.

  REVENUE RECOGNITION AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

     We recognize revenue at the time we transfer title to our products to our customers consistent with generally accepted accounting principles. Our products are generally sold domestically on a delivered basis, and as a result, we do not recognize revenue until delivered to the customer with title transferring upon completion of the delivery. For our international sales, we generally transfer title to the buyer when the container leaves our facility, and therefore, we recognize revenue upon shipment to foreign customers. We also recognize revenue for delivery of freight for third parties upon completion of the delivery service.

     Accounts receivable are stated at invoice amounts. The carrying amount of trade accounts receivable is reduced by an allowance for doubtful accounts that reflects our best estimate of accounts that may not be collected. We review outstanding trade account receivable balances and based on our assessment of expected collections, we estimate the portion, if any, of the balance that may not be collected as well as a general valuation allowance for other accounts receivable based primarily based on historical experience. All accounts or portions thereof deemed to be uncollectible are written off to the allowance for doubtful accounts.

  IMPAIRMENTS OF LONG-LIVED ASSETS

     We account for impairment of long-lived assets, which include property and equipment, amortizable intangible assets and goodwill, in accordance with the provisions of SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets or SFAS No. 142 Goodwill and Other Intangible Assets, as applicable. An impairment review is performed annually or whenever a change in condition occurs which indicates that the carrying amounts of assets may not be recoverable. Such changes may include changes in our business strategies and plans, changes to our customer contracts, changes to our product lines and changes in our operating practices. We use a variety of factors to assess the realizable value of long-lived assets depending on their nature and use.

     We adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, goodwill is no longer amortized; however, it must be tested for impairment at least annually. Goodwill impairment is based on the fair market value of our common shares. Amortization continues to be recorded for other intangible assets with definite lives over the estimated useful lives. Intangible assets subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable based on future cash flows.

 ACCOUNTING FOR INCOME TAXES

     We estimate our income tax provision to recognize our tax expense for the current year and our deferred tax liabilities and assets for future tax consequences of events that have been recognized in our financial statements using current enacted tax laws. Deferred tax assets must be assessed based upon the likelihood of recoverability from future taxable income and to the extent that recovery is not likely, a valuation allowance is established. The allowance is regularly reviewed and updated for changes in circumstances that would cause a change in judgment about whether the related deferred tax asset may be realized. These calculations and assessments involve complex estimates and judgments because the ultimate tax outcome can be uncertain or future events unpredictable.

LIQUIDITY AND CAPITAL RESOURCES

     Our strategy is to expand our operations to serve dialysis providers throughout the United States. We anticipate that, as a result of our existing supply agreements, our customer relationships and changing market dynamics, we have the opportunity to capture substantial market share. We expect that we will continue to realize substantial revenue growth during the second half of 2005 and that we will require additional working capital and capital expenditures to fund this growth. In addition, over the next several years, we expect to make substantial investments in our dialysate iron product in order to gain FDA approval to market dialysate iron.

     In 2004, we generated cash from our business operations and reinvested those funds into the development and expansion of our business. Cash flow generated from our business operations aggregated $840,000 in 2004 after adjusting our earnings for non-cash charges against earnings for depreciation and amortization. We realized substantial revenue growth of over 54% in the first half of 2005. Based on current and prospective developments that we anticipate in our business in the second half of 2005 and into 2006, we will require additional working capital and capital expenditures to support our development plans. Our current credit line coupled with positive cash flow from operations is expected to provide the majority of the funding that we anticipate we may need to support future growth of our core concentrate and dialysis supply business.

     In addition to funding provided by operations, we intend to raise additional capital. We continue to engage in discussions with various potential financing sources including potential lenders, strategic partners and investors.

     In addressing our need for additional working capital, we obtained a new line of credit with a financial institution which expands our borrowing capacity. This credit line has a $2.75 million credit limit. We are permitted to borrow up to 80% of our eligible accounts receivable and 40% of eligible inventory up to $600,000. As of June 30, 2005 we had borrowed $991,884 under this credit line.

     We are seeking FDA approval for our dialysate iron drug product. The development and approval of drugs can be expensive and take a long time. The development and approval costs may offset some or all of our earnings during the approval process. We estimate the cash required to fund approval of our new iron supplemented dialysate product will be between $5,000,000 -- $7,000,000 over the next several years. We may raise these funds ourselves or if we do not raise the capital to fund this project ourselves, we may decide to seek a partner with greater technical and financial resources to facilitate FDA approval of this product.

     We plan to raise the capital required to expand our operations and fund our new product development strategy through a combination of cash flow from operations, debt or equity financing arrangements and/or licensing arrangements; however, we may not be successful.

     If we are not successful in raising additional funds, we may be required to alter our growth strategy, defer spending on business development, curtail production expansion plans or take other measures to conserve our cash resources.

     In addition, the dialysis provider market that we serve is becoming increasingly concentrated. As a result, our business is predominantly with national and regional dialysis chains. If we were to lose a significant portion of our business with major national and regional dialysis chains, it could have a substantial negative impact on our cash flow and operating results. If we were to lose a substantial portion of our business, it may have a detrimental impact on our ability to continue our operations in their current form or to continue to execute our business strategy. If we lost a substantial portion of our business, we would be required to take actions to conserve our cash resources and to mitigate the impact of any such losses on our business operations.

                                    BUSINESS

GENERAL

     We are a Michigan corporation, incorporated on October 25, 1996. We manufacture hemodialysis concentrates and dialysis kits, and we sell, distribute and deliver these and other ancillary hemodialysis products to hemodialysis providers in the United States, the Far East, eastern Europe and Latin America. Hemodialysis duplicates kidney function in patients with failing kidneys. Without properly functioning kidneys, a patient's body cannot get rid of excess water and waste products and cannot regulate electrolytes in their blood. Without frequent and ongoing hemodialysis treatments these patients would die.

     We have also entered into two licensing agreements covering three U.S. patents, two issued and one pending, as well as several foreign patents for iron supplemented dialysate for treatment of iron deficiency in dialysis patients. We are planning to conduct clinical trials of iron supplemented dialysate also known as dialysate iron. To realize a commercial benefit from this therapy, and pursuant to the agreements, we must complete clinical trials and obtain U.S. Food and Drug Administration ("FDA") approval to market iron supplemented dialysate. We will also seek foreign market approval for this product. We believe this product will substantially improve iron maintenance therapy and, if approved, will compete for the global market for iron maintenance therapy. We estimate that the global market size for intravenous iron maintenance therapy to exceed $500,000,000 per year, with the market size in the United States for such therapy being approximately $300,000,000 per year. We cannot, however, give any assurance that this product will be approved by the FDA or, if approved, that it will be successfully marketed.

INDUSTRY BACKGROUND

     We provide products used in the treatment of patients with end stage renal disease ("ESRD"). We estimate there are over 360,000 ESRD patients in the United States and 1.5 million ESRD patients globally, who as a result of permanent kidney failure require long-term dialysis for survival. The incidence of kidney failure in the United States is increasing as a result of an aging population, an increasing occurrence of diabetes and hypertension and increased use of prescription drugs. ESRD patients are treated with recurring dialysis treatments replacing the functions of their nonfunctioning kidneys. The most common form of dialysis treatment is hemodialysis; representing approximately 90% of dialysis patients in the United States. Most ESRD patients undergoing hemodialysis treatments generally receive three treatments per week, or 156 treatments per year, although the number of weekly treatments varies.

     Hemodialysis patients generally receive their treatments at independent hemodialysis clinics or at hospitals. A hemodialysis provider such as a hospital or a free standing clinic uses a dialysis station to treat patients. A dialysis station contains a dialysis machine that takes concentrate solutions primarily consisting of nutrients and minerals, such as our liquid concentrate solutions or our concentrate powders mixed with purified water, and accurately dilutes those solutions with purified water. The resulting solution, known as dialysate, is then pumped through a device known as a dialyzer (artificial kidney), while at the same time the patient's blood is pumped through a semi-permeable membrane within the dialyzer. Excess water and chemicals from the patient's blood pass through the membrane and are carried away in the dialysate while certain nutrients and minerals in the dialysate penetrate the membrane and enter the patient's blood to maintain proper blood chemistry. Dialysate generally contains dextrose, sodium, calcium, potassium, magnesium, chloride and acetic acid. The patient's physician chooses the formula required for each patient based on each particular patient's needs, although most patients receive one of eight common formulations.

     In addition to using concentrate solutions and chemical powders (which must be replaced for each use for each patient), a dialysis provider also requires various other ancillary products such as dialysis on-off kits, sterile subclavian dressing change trays, arterial and venous blood tubing lines, fistula needles, intravenous administration sets, transducer protectors, dialyzers, specialized kits and various other ancillary products, many of which we sell.

DIALYSIS INDUSTRY TRENDS

     According to statistics compiled by CMS, the dialysis industry has experienced steady patient population growth with the patient population increasing between 4-9% each year over the last ten years. ESRD is an irreversible deterioration of kidney function. Population segments with the highest incidence of ESRD are also the fastest growing within the U.S. population including the elderly, Hispanic and African-American population segments. More than 73% of new ESRD cases are attributed to either diabetes (45%), or hypertension (28%), while glomerulonephritis is the primary factor behind nearly (8%) of treated cases.

     Hemodialysis providers are generally either independent clinics or hospitals. According to the CMS, since 1973 the total number of hemodialysis providers in the United States increased from 606 in 1973 to 4,433 in December 2002. The number of patients receiving hemodialysis has also grown substantially in the last decade with annual patient growth averaging about 14,000 patients or between 4-9%. According to the CMS, in 2002, more than 298,000 patients were treated in Medicare-approved renal facilities as compared to 157,525 patients in 1993 and, from 1993 to 2002, the number of hemodialysis stations, which are areas equipped to provide adequate and safe dialysis therapy, grew from 35,240 stations to 72,115 stations or 104%. In addition, according to CMS, the number of Medicare-approved dialysis machines increased by approximately 4,000 stations, or 5.8%, between 2001 and 2002. According to reports by major companies in our industry, there are believed to be 1.5 million kidney dialysis patients globally.

STRATEGY

     Our long term objectives are to increase our market share, expand our product offerings, expand our geographical selling territory and improve our profitability by implementing the following strategies:

     - Increasing Sales Through Sales of New Innovative Products. We have signed global licensing agreements for delivery of iron supplemented dialysate. The FDA considers this product to be a combination pharmaceutical drug (iron) and device (dialysate). We believe iron supplemented dialysate will substantially improve iron maintenance therapy. See "Products -- Iron Supplemented Dialysate" and "Risk
      Factors -- Our new products may never be approved for marketing by the FDA." We introduced two new product lines in 1999; Dri-Sate(R) Dry Acid Concentrate and SteriLyte(R) Liquid Bicarbonate which we believe are superior to competitors' product offerings and have acted as a catalyst to attract new customers and to expand our existing business relationships with dialysis providers. See "Products -Dri-Sate Dry Acid Concentrate" and "SteriLyte Liquid Bicarbonate."

     - Acting as a Single Source Supplier. We have positioned Rockwell as an independent "one-stop-shop" to our customers for the concentrates, chemicals and supplies necessary to support a hemodialysis provider's operation. Some of our competitors do not offer a full line of hemodialysis products requiring customers to do business with a number of suppliers in order to purchase necessary supplies.

     - Increasing Sales Through Ancillary Product Line Expansion. We believe the market potential for ancillary products and supplies used by hemodialysis providers is equivalent to or greater than the market for dialysis concentrates. Our strategy is to offer cost effective ancillary products that include specialized kits, fistula needles, chemicals, sterile dressings and blood tubing. Customers purchase many of these ancillary items based on price from various suppliers. We believe that as we continue to gain market share, we will increasingly be able to procure these ancillary items on a cost-effective basis and will provide our customers with the convenience of a single supply source and a highly competitive price level.

     - Offering a Higher Level of Delivery/Customer Service. By using our own delivery vehicles and drivers, we believe we can offer a higher level of customer service to hemodialysis providers than we could if we relied primarily on the use of common carriers to distribute our products. Our drivers perform services for customers that are generally not available from common carriers, such as stock rotation, non-loading-dock delivery and drum pump-offs. A drum pump-off requires the driver to pump hemodialysis concentrates from a 55 gallon drum into larger holding tanks within the hemodialysis clinic. Certain of our competitors generally use common carriers for delivery of their products. We

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      believe we offer a higher distribution service level to our customers through the use of our own delivery vehicles and drivers.

     - Expanding Market Share in Target Regions. Because of the costs associated with transporting and delivering hemodialysis concentrates, we believe we have a cost advantage with respect to certain customers located near our manufacturing facilities. Our long range strategy is to add additional manufacturing facilities or distribution centers in locations which will provide us with a competitive cost advantage and allow us to provide customers with superior customer service levels due to our proximity to them. We would expect to execute this strategy by leveraging off of our existing customer relationships by serving those customers in areas where we currently only have a minor or negligible presence.

PRODUCTS

     We manufacture, sell, distribute and deliver hemodialysis concentrates as well as a full line of ancillary hemodialysis products to hemodialysis providers and distributors located in more than 33 states as well as several foreign countries, primarily in the Far East, eastern Europe and Latin America. Hemodialysis concentrates are comprised of two primary product types, which are generally described as acidified dialysate concentrate, also known as, acid concentrate and bicarbonate.

  ACID CONCENTRATE

     Acid concentrate generally contains sodium chloride, dextrose and electrolyte additives such as magnesium, potassium, and calcium. Acid concentrate products are manufactured in three basic series to reflect the dilution ratios used in various types of dialysis machines. We supply all three series and currently manufacture approximately 60 different liquid acid concentrate formulations. We supply liquid acid concentrate in both 55 gallon drums and in cases containing four one gallon containers.

  DRI-SATE(R) DRY ACID CONCENTRATE

     In June of 1998, we obtained 510(k) clearance from the FDA to manufacture and market Dri-Sate Dry Acid Concentrate. This product line enhanced our previous liquid acid concentrate product offerings. Since its introduction in 1999, our dry acid concentrate product line has grown to represent over 50% of our acid concentrate sales.

     Our Dri-Sate Dry Acid Concentrate allows a clinic to mix its acid concentrate on-site. The clinical technician, using a specially designed mixer, adds pre-measured packets of the necessary ingredients to 50 or 100 gallons of purified water (AMII standard). Once mixed, the product is equivalent to the acid concentrate provided to the clinic in liquid form. By using Dri-Sate Dry Acid Concentrate numerous advantages are realized by the clinics including lower cost per treatment, reduced storage space requirements, reduced number of deliveries and more flexibility in scheduling deliveries. In addition to the advantages to our customers, the freight costs to us are lower for Dri-Sate Dry Acid Concentrate than for acid concentrate in the liquid form. We can also generate back-haul revenue because our trucks are available to haul freight on the return trip rather than being used to return empty 55 gallon drums to our facilities.

  BICARBONATE

     Bicarbonate is generally sold in powder form and each clinic generally mixes bicarbonate on site as required. We offer approximately 20 bicarbonate products covering all three series of generally used bicarbonate dilution ratios.

  STERILYTE(R) LIQUID BICARBONATE

     In June of 1997, we obtained 510(k) clearance from the FDA to manufacture and market SteriLyte Liquid Bicarbonate. Our SteriLyte Liquid Bicarbonate is mostly used in acute care settings. Our SteriLyte

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Liquid Bicarbonate offers the dialysis community a high-quality product and provides the clinic a safe supply of bicarbonate.

  ANCILLARY PRODUCTS

     We offer a wide range of ancillary products including blood tubing, fistula needles, specialized custom kits, dressings, cleaning agents, filtration salts and other supplies used by hemodialysis providers.

  IRON SUPPLEMENTED DIALYSATE

     We have licensed the exclusive right to manufacture and sell a product that we believe will substantially improve the treatment of dialysis patients with iron deficiency, which is pervasive in the dialysis patient population. Iron deficiency in dialysis patients typically results from the demands placed upon the body by current dialysis drug therapies. Most dialysis patients receive replacement therapy of recombinant human erythropoetin (Epoetin alfa). Epoetin alfa is a hormone that acts in the bone marrow to increase the production of red blood cells, which carry oxygen throughout the body to nourish tissues and sustain life. Hemoglobin, an important constituent of red blood cells, is composed largely of iron and protein.

     Treatment with Epoetin alfa therapy requires adequate amounts of iron, as well as the rapid mobilization of iron reserves, for new hemoglobin synthesis and new red blood cell formation. The demands of this therapy can outstrip the body's ability to mobilize iron stores. Epoetin alfa is commonly administered as a large intravenous injection on an intermittent basis, which creates an unnatural strain on the iron release process when the need for iron outstrips its rate of delivery, called functional iron deficiency. In addition, the majority of dialysis patients also suffer from iron deficiency resulting from blood loss from dialysis treatments and reduced dietary intake of iron. Accordingly, iron supplementation is required to maintain proper iron balance and ensure good therapeutic response. The liver is the site of most stored iron. Iron stores typically will be depleted before the production of iron-containing proteins, including hemoglobin, is impaired. Most dialysis patients receiving Epoetin alfa therapy also receive iron supplement therapy in order to maintain sufficient iron stores and to achieve the full benefit of Epoetin alfa treatments.

     Current iron supplement therapy involves intravenous parenteral iron compounds, which deposit their iron load onto the liver rather than directly to blood plasma to be carried to the bone marrow. The liver slowly processes these iron deposits into a useable form. As a result of the time it takes for the liver to process a dosage of intravenous iron into useable form, there can be volatility in iron stores, which can reduce the effectiveness of Epoetin alfa treatments.

     Our iron supplemented dialysate is distinctly different from intravenous iron compounds because our product transfers iron in a useable form directly from dialysate into the blood plasma, from which it is carried directly to the bone marrow for the formation of new red blood cells. The kinetic properties of our iron compound allows for the rapid uptake of iron in blood plasma by molecules that transport iron called transferrin. The frequency and dosage of our iron supplemented dialysate is designed and intended to maintain iron balance in a steady state. We believe that this more direct method of iron delivery will be more effective at maintaining iron balance in a steady state and to achieve superior therapeutic response from Epoetin alfa treatments.

     Iron supplemented dialysate has other benefits that we believe are important. Iron administered by our product bypasses the liver altogether and thereby avoids causing liver damage, which is a significant risk of current iron supplement therapies. In addition, we believe that clinics may realize significant drug administration savings due to decreased nursing time for administration and elimination of supplies necessary to administer intravenous iron compounds.

     We are currently in the process of preparing to seek FDA approval of iron supplemented dialysate. A Phase II clinical trial on one of our licensed iron supplemented dialysate products under an Investigational New Drug (IND) exemption was completed by one of our licensors. We plan to conduct further product testing and clinical trials in order to obtain FDA approval for iron supplemented dialysate. We currently expect that the scope, duration and cost of this testing is likely to be greater than we initially anticipated. We

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now estimate the cost to obtain FDA approval to be between $5-7 million.
However, this estimate may be modified as the approval process progresses. We plan to conduct safety pharmacology testing and to conduct clinical trials. We will be required to pay the cost of obtaining marketing approval of the product in order to realize any benefit from commercialization of the product. In addition to funding, safety pharmacology testing, clinical trials and patent maintenance expenses, we are obligated to make certain milestone payments and to pay ongoing royalties upon successful introduction of the product. The milestone payments include a payment of $50,000 which will become due upon completion of Phase III clinical trials, a payment of $100,000 which will become due upon FDA approval of the product and a payment of $175,000 which will become due upon issuance of a reimbursement code covering the product.

  DISTRIBUTION AND DELIVERY OPERATIONS

     The majority of our products are delivered by our subsidiary, Rockwell Transportation, Inc. Rockwell Transportation, Inc. operates a fleet of 22 trucks which are used to deliver products to our customers. A portion of our deliveries, primarily to medical products distributors, is provided by common carriers chosen by us based on rates.

     Rockwell Transportation, Inc. currently employs 22 drivers to operate its truck fleet and a fleet operations manager to manage its distribution operations. We perform services for customers that are generally not available from common carriers, such as stock rotation, non-loading-dock delivery and drum pump-offs. Certain of our competitors use common carriers and/or do not perform the same services upon delivery of their products. We believe we offer a higher level of service to our customers because of the use of our own delivery vehicles and drivers.

     If we are able to continue to grow our Dri-Sate Dry Acid Concentrate sales and migrate our product mix from liquid acid dialysate in drums to Dri-Sate Dry Acid Concentrate, we anticipate we will achieve improved distribution efficiencies from our truck fleet as a result of reduced frequency of deliveries and increased sales volume per truckload. As an example, a pallet containing four drums of liquid acid concentrate contains 220 gallons of liquid acid concentrate. On a pallet containing our Dri-Sate Dry Acid Concentrate, we can ship the equivalent of 1,200 gallons of acid concentrate in powder form.

     Our trucking operations are and will continue to be subject to various state and federal regulations, which if changed or modified, could adversely affect our business, financial condition and results of operations.

SALES AND MARKETING

     We primarily sell our products directly to domestic hemodialysis providers through three independent sales representation companies and three direct salespeople employed by us. Our President and Chief Executive Officer leads and directs our sales efforts to our major accounts. We also utilize several independent distributors in the United States. Our products are sold to certain international customers through independent sales agents.

     Our sales and marketing initiatives are directed at purchasing decision makers at large for-profit national and regional hemodialysis chains and toward independent hemodialysis service providers. Our marketing efforts include advertising in trade publications, distribution of product literature and attendance at industry trade shows and conferences. We target our sales and marketing efforts to clinic administrators, purchasing professionals, nurses, medical directors of clinics, hospital administrators and nephrologists.

COMPETITION

  DIALYSIS CONCENTRATE AND SUPPLIES COMPETITION

     We compete against larger more established competitors with substantially greater financial, technical, manufacturing, marketing, research and development and management resources. We compete against three major competitors, of which our two largest competitors are primarily in the business of operating hemodialysis clinics. The two largest manufacturers of hemodialysis concentrates are Fresenius Medical Care, Inc. ("Fresenius") and Gambro Healthcare, Inc. ("Gambro") who we believe also have, respectively, the
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first and third largest ESRD patient base in the United States. Gambro recently announced its intention to sell its clinic business to DaVita, Inc. These companies produce and sell a more comprehensive line of dialysis equipment, supplies and services than we sell.

     Fresenius treats over 80,000 dialysis patients in North America and operates in over 1,100 clinics. It also has a renal products business that manufactures a broad array of equipment and supplies including dialysis machines, dialyzers (artificial kidneys), concentrates and other supplies used in hemodialysis. In addition to its captive customer base in its own clinics, Fresenius also serves other clinic chains and independent clinics with its broad array of products. We believe Fresenius manufactures its concentrate in its own regional manufacturing facilities. Fresenius operates an extensive warehouse network in the United States serving its captive customer base and other independent clinics.

     In May 2005, Fresenius announced its intention to acquire the clinic business of Renal Care Group, Inc., the fourth largest provider of hemodialysis services in the United States. Fresenius has indicated that it anticipates that FTC approval may be received prior to the end of 2005. The timing of such a transaction is not known at this time. The impact of such a transaction on our results of operations, if and when completed, is not clear at this time. We currently provide products to approximately 60-70 Renal Care Group clinics.

     Gambro treats an estimated 42,500 dialysis patients in the United States and operates approximately 580 clinics. Gambro manufactures and sells hemodialysis machines, dialyzers and other ancillary supplies. Gambro sells its concentrate solutions both to its own captive clinic base and to other clinic chains and independent clinics. We believe Gambro operates one manufacturing facility in Florida and additionally uses other manufacturers, including Fresenius and a private label manufacturer in the eastern United States to manufacture concentrate. Gambro also imports products from its European manufacturing facilities. Gambro engages a third party trucking company to deliver its products throughout the United States directly from the point of manufacture and regional public and private warehouse locations. Gambro serves the independent clinic market with liquid acid and powder bicarbonate concentrate products used by its brand of dialysis machines as well as those machines manufactured by its competitors in that segment. Gambro does not manufacture a liquid bicarbonate product line nor does it manufacture a powder acidified concentrate product line in the United States.

     In December 2004, Gambro announced that it was going to sell its U.S. clinic business to DaVita, Inc., our largest customer. Once completed it is not clear whether Gambro will remain in the concentrate business or seek to alter its strategy in some way. How this sale may impact our market or our results is not clear at this time. We believe these events may prove beneficial in our business development efforts.

     We also compete against Cantel Medical Corp.'s subsidiary, Minntech Corporation ("Minntech"). Minntech's Renal Systems division primarily sells dialysis concentrates and Renalin, a specialty reuse agent for sanitizing dialyzers. We believe Minntech has one domestic manufacturing facility located in Minnesota, a distribution center in Camp Hill, Pennsylvania and a distribution center in Mississippi. We believe Minntech uses a private label manufacturer to supply certain products in the northeastern United States to its warehouse locations. We believe Minntech largely uses its own vehicles to deliver its products to its customers.

  IRON MAINTENANCE THERAPY MARKET COMPETITION

     We intend to enter the iron maintenance therapy market for the treatment of dialysis patients with anemia. We must obtain FDA approval for our iron supplemented dialysate to enter this market. The iron therapy market for intravenous iron is serviced by two manufacturers and three products. We believe the market leader is Watson Pharmaceutical, Inc. ("Watson"). Watson markets a product called Ferrlecit(R) which is an injectable iron supplement made of sodium ferric gluconate complex in sucrose, and also markets a product called IN-FeD(R) which is an injectable iron supplement made of dextran and ferric hydroxide. Watson is a large manufacturer of both generic and branded drugs. A second competitor in the intravenous iron market is American Regent Laboratories, Inc which markets Venofer(R), an injectable iron sucrose product. Both Watson and American Regent Laboratories, Inc. have substantially greater resources than us.

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     The markets for our products are highly competitive. New products we are developing will face competition from both conventional forms of iron delivery (i.e., oral and parenteral).

     Competition in drug delivery systems is generally based on marketing strength, product performance characteristics (i.e., reliability, safety, patient convenience) and product price. Acceptance by dialysis providers and nephrologists is also critical to the success of a product. The first product on the market in a particular therapeutic area typically is able to obtain and maintain a significant market share. Evolving technology, additional product introductions or developments by others might render our products or technologies noncompetitive or obsolete. In addition, pharmaceutical and medical device companies are largely dependent upon health care providers being reimbursed by private insurers and government agencies. Drugs approved by the FDA might not receive reimbursement from private insurers or government agencies. Even if approved by the FDA, providers of dialysate iron maintenance therapy might not obtain reimbursement from insurers or government agencies. If providers do not receive reimbursement for dialysate iron maintenance therapy, the commercial prospects and marketability of the product would be severely diminished.

QUALITY ASSURANCE AND CONTROL

     We place significant emphasis on providing quality products and services to our customers. Quality management plays an essential role in determining and meeting customer requirements, identifying, preventing and correcting variance from specifications and improving our products. We have implemented quality systems that involve control procedures that result in rigid conformance to specifications. Our quality systems also include assessments of suppliers of raw materials, packaging components and finished goods, and quality management reviews designed to inform management of key issues that may affect the quality of products, assess the effectiveness of our quality systems and identify areas for improvement.

     Technically trained professionals at our production facilities develop and implement our quality systems which include specific product testing procedures and training of employees reinforcing our commitment to quality and promoting continuous process improvements. To assure quality and consistency of our concentrates, we conduct specific analytical tests during the manufacturing process for each type of product that we manufacture. Our quality control laboratory at each facility conducts analytical tests to verify that the chemical properties of the concentrates comply with the specifications required by industry standards. Upon verification that a batch meets those specifications, we then package those concentrates. We also test packaged concentrates at the beginning and end of each production run to assure product consistency during the filling process. Each batch is assigned a lot number for tracking purposes and becomes available for shipment after verification that all product specifications have been met.

     We use automated testing equipment in order to assure quality and consistency in the manufacture of our concentrates. The equipment allows us to analyze the materials used in the hemodialysis concentrate manufacturing process, to assay and adjust the in-process hemodialysis concentrate, and to assay and certify that the finished products are within the chemical and biological specifications required by industry regulations. Our testing equipment provides us with a high degree of accuracy and efficiency in performing the necessary testing.

GOVERNMENT REGULATION

     The testing, manufacture and sale of our hemodialysis concentrates and the ancillary products we distribute are subject to regulation by numerous governmental authorities, principally the FDA and corresponding state and foreign agencies. Under the Federal Food, Drug and Cosmetic Act (the "FDA Act"), and FDA regulations, the FDA regulates the pre-clinical and clinical testing, manufacture, labeling, distribution and promotion of medical devices. Noncompliance with applicable requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, failure of the government to grant pre-market clearance or pre-market approval for devices, withdrawal of marketing clearances or approvals and criminal prosecution.

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     We plan to develop and commercialize selected drug candidates by ourselves such as our iron supplemented dialysate product. The regulatory review and approval process, which includes preclinical testing and clinical trials of each product candidate, is lengthy and uncertain. Before marketing in the United States, any pharmaceutical or therapeutic product must undergo rigorous preclinical testing and clinical trials and an extensive regulatory approval process implemented by the FDA under the Federal Food, Drug and Cosmetic Act.

     Moreover, the FDA imposes substantial requirements on new product research and the clinical development, manufacture and marketing of pharmaceutical products, including testing and clinical trials to establish the safety and effectiveness of these products.

  MEDICAL DEVICE APPROVAL AND REGULATION

     A medical device may be marketed in the United States only with prior authorization from the FDA unless it is subject to a specific exemption. Devices classified by the FDA as posing less risk than class III devices are categorized as class I devices (general controls) or class II devices (general and specific controls) and are eligible to seek "510(k) clearance." Such clearance generally is granted when submitted information establishes that a proposed device is "substantially equivalent" in intended use to a class I or II device already legally on the market or to a "pre-amendment" class III device (i.e., one that has been in commercial distribution since before May 28, 1976) for which the FDA has not called for pre-market approval ("PMA") applications. The FDA in recent years has been requiring a more rigorous demonstration of substantial equivalence than in the past, including requiring clinical trial data in some cases. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect safety or effectiveness, or constitute a major change in the intended use of the device, will require new 510(k) submissions. We have been advised that it now usually takes from three to six months from the date of submission to obtain 510(k) clearance, but it can take substantially longer. Our hemodialysis concentrates, liquid bicarbonate and other ancillary products are categorized as class II devices.

     A device requiring prior marketing authorization that does not qualify for 510(k) clearance is categorized as class III, which is reserved for devices classified by the FDA as posing the greatest risk (e.g., life-sustaining, life-supporting or implantable devices), or devices that are not substantially equivalent to a legally marketed class I or class II device. A class III device generally must receive approval of a PMA application, which requires proving the safety and effectiveness of the device to the FDA. The process of obtaining PMA approval is expensive and uncertain. We have been advised that it usually takes from one to three years after filing the request, but it can take longer.

     If human clinical trials of a device are required, whether for a 510(k) submission or a PMA application, and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or the distributor of the device) will have to file an investigational device exemption ("IDE") application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved by the FDA and one or more appropriate Institutional Review Boards ("IRBs"), human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "non-significant risk" to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by one or more appropriate IRBs without the need for FDA approval.

     Any devices manufactured or distributed by us pursuant to FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA and certain state agencies. As a manufacturer of medical devices for marketing in the United States we are required to adhere to regulations setting forth detailed Good Manufacturing Practice ("GMP") requirements, which include testing, control and documentation requirements. We must also comply with Medical Device Reporting ("MDR") regulations which require that report to the FDA any incident in which our products may have caused or contributed to a death or serious injury, or in which our products malfunctioned and, if the malfunction were to recur, it would be likely to cause or contribute to a death or serious injury. Labeling and promotional activities are subject to scrutiny by the FDA

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and, in certain circumstances, by the Federal Trade Commission. Current FDA enforcement policy prohibits the marketing of approved medical devices for unapproved uses.

     We are subject to routine inspection by the FDA and certain state agencies for compliance with GMP requirements and other applicable Quality System regulations. We are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, transportation and disposal of hazardous or potentially hazardous substances.

     We have 510(k) clearance from the FDA to market hemodialysis concentrates in both liquid and powder form. In addition, we have received 510(k) clearance for our Dri-Sate Dry Acid Concentrate Mixer.

     We must comply with the FDA Act and related laws and regulations, including GMP, to retain 510(k) clearances. We cannot assure you that we will be able to maintain our 510(k) clearances from the FDA to manufacture and distribute our products. If we fail to maintain our 510(k) clearances, we may be required to cease manufacturing and/or distributing our products, which would have a material adverse effect on our business, financial condition and results of operations. If any of our FDA clearances are denied or rescinded, sales of our products in the United States would be prohibited during the period we do not have such clearances.

     In addition to the regulations for medical devices covering our current dialysate products, our new product development efforts will be subject to the regulations pertaining to pharmaceutical products. We have signed licensing agreements for water soluble iron supplements to be included in our dialysate products. Water soluble iron supplements when coupled with our dialysate will be used as an iron maintenance therapy for dialysis patients, and we have been advised that these water soluble iron supplements will be considered a drug/device combination by the FDA. As a result, our iron maintenance therapy product will be subject to the FDA regulations for pharmaceutical products, as well.

  DRUG APPROVAL AND REGULATION

     The marketing of pharmaceutical products, such as our new iron maintenance therapy product, in the United States requires the approval of the FDA. The FDA has established regulations, guidelines and safety standards which apply to the pre-clinical evaluation, clinical testing, manufacturing and marketing of our new iron maintenance therapy product and other pharmaceutical products. The process of obtaining FDA approval for our new product may take several years and is likely to involve the expenditure of substantial resources. The steps required before a product can be produced and marketed for human use include:
(i) pre-clinical studies; (ii) submission to the FDA of an Investigational New Drug Exemption ("IND"), which must become effective before human clinical trials may commence in the United States; (iii) adequate and well controlled human clinical trials; (iv) submission to the FDA of a New Drug Application ("NDA") or, in some cases, an Abbreviated New Drug Application ("ANDA"); and (v) review and approval of the NDA or ANDA by the FDA. An NDA generally is required for products with new active ingredients, new indications, new routes of administration, new dosage forms or new strengths. An NDA requires that complete clinical studies of a product's safety and efficacy be submitted to the FDA, the cost of which is substantial. These costs can be reduced, however, for delivery systems which utilize approved drugs.

     An ANDA involves an abbreviated approval process that may be available for products that have the same active ingredient(s), indication, route of administration, dosage form and dosage strength as an existing FDA-approved product, if clinical studies have demonstrated bio-equivalence of the new product to the FDA-approved product. Under FDA ANDA regulations, companies that seek to introduce an ANDA product must also certify that the product does not infringe on the approved product's patent or that such patent has expired. If the applicant certifies that its product does not infringe on the approved product's patent, the patent holder may institute legal action to determine the relative rights of the parties and the application of the patent, and the FDA may not finally approve the ANDA until a court finally determines that the applicable patent is invalid or would not be infringed by the applicant's product.

     Pre-clinical studies are conducted to obtain preliminary information on a product's efficacy and safety. The results of these studies are submitted to the FDA as part of the IND and are reviewed by the FDA before

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human clinical trials begin. Human clinical trials may begin 30 days after receipt of the IND by the FDA unless the FDA objects to the commencement of clinical trials.

     Human clinical trials are typically conducted in three sequential phases, but the phases may overlap. Phase I trials consist of testing the product primarily for safety in a small number of patients at one or more doses. In Phase II trials, the safety and efficacy of the product are evaluated in a patient population somewhat larger than the Phase I trials. Phase III trials typically involve additional testing for safety and clinical efficacy in an expanded population at different test sites. A clinical plan, or protocol, accompanied by the approval of the institution participating in the trials, must be reviewed by the FDA prior to commencement of each phase of the clinical trials. The FDA may order the temporary or permanent discontinuation of a clinical trial at any time.

     The results of product development and pre-clinical and clinical studies are submitted to the FDA as an NDA or an ANDA for approval. If an application is submitted, there can be no assurance that the FDA will review and approve the NDA or an ANDA in a timely manner. The FDA may deny an NDA or an ANDA if applicable regulatory criteria are not satisfied or it may require additional clinical testing. Even if such data are submitted, the FDA may ultimately deny approval of the product. Further, if there are any modifications to the drug, including changes in indication, manufacturing process, labeling, or a change in a manufacturing facility, an NDA or an ANDA supplement may be required to be submitted to the FDA. Product approvals may be withdrawn after the product reaches the market if compliance with regulatory standards is not maintained or if problems occur regarding the safety or efficacy of the product. The FDA may require testing and surveillance programs to monitor the effect of products which have been commercialized, and has the power to prevent or limit further marketing of these products based on the results of these post-marketing programs.

     The approval procedures for the marketing of our products in foreign countries vary from country to country, and the time required for approval may be longer or shorter than that required for FDA approval. Even after foreign approvals are obtained, further delays may be encountered before products may be marketed. For example, many countries require additional governmental approval for price reimbursement under national health insurance systems.

     Manufacturing facilities are subject to periodic inspections for compliance with regulations and each domestic drug manufacturing facility must be registered with the FDA. Foreign regulatory authorities may also have similar regulations. We expend significant time, money and effort in the area of quality assurance to insure full technical compliance. FDA approval to manufacture a drug is site specific. In the event an approved manufacturing facility for a particular drug becomes inoperable, obtaining the required FDA approval to manufacture such drug at a different manufacturing site could result in production delays, which could adversely affect our business and results of operations.

  OTHER GOVERNMENT REGULATIONS

     The federal and state governments in the United States, as well as many foreign governments, from time to time explore ways to reduce medical care costs through health care reform. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, we cannot predict what impact any reform proposal ultimately adopted may have on the pharmaceutical and medical device industry or on our business or operating results. Our activities are subject to various federal, state and local laws and regulations regarding occupational safety, laboratory practices, and environmental protection and may be subject to other present and possible future local, state, federal and foreign regulations.

PRODUCT LICENSE AGREEMENTS

     We entered into two license agreements for iron supplemented dialysate during 2001 and 2002, respectively. These license agreements cover both issued and pending patents in the United States. These agreements also cover issued and pending patents in a number of foreign jurisdictions. The license agreements continue for the duration of the underlying patents in each country, or approximately 13 years in the United States, and may be extended thereafter. Patents were issued in the United States in 1999 and 2004.

     The product license agreements require us to obtain FDA approval of iron supplemented dialysate. A Phase II clinical trial on one such iron supplemented dialysate under an Investigational New Drug (IND) exemption was completed by one of our licensors. We plan to conduct product testing and clinical trials in order to obtain FDA approval to market this product. We are currently evaluating the cost, duration and scope of this product testing and clinical trials are under evaluation. We will be required to pay the cost of obtaining approval from the FDA to market the product in order to realize any benefit from commercialization of the product which we estimate will take several years and cost between $5 million and $7 million. In addition to funding clinical trials and patent maintenance expenses, we are obligated to make certain milestone payments and to pay ongoing royalties upon successful introduction of the product as previously described.

TRADEMARKS & PATENTS

     We have several trademarks and servicemarks used on our products and in our advertising and promotion of our products, and we have applied for U.S. registration of such marks. Most such registrations have now been issued.

     We were issued a U.S. patent for our Dri-Sate Dry Acid Concentrate method and apparatus for preparing liquid dialysate on May 28, 2002 which expires on September 18, 2018. We received notice in August 2005 from the European Patent and Trademark Office that it will be issuing a patent for our iron delivery product. The patent is expected to cover Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, the Netherlands, Portugal, Spain, Sweden, Switzerland and the United Kingdom. We have no other patents.

SUPPLIERS

     We believe the raw materials for our hemodialysis concentrates, the components for our hemodialysis kits and the ancillary hemodialysis products distributed by us are generally available from several potential suppliers. Our principal suppliers include Cargill, Inc., Roquette, Inc., Church & Dwight Co. Inc., Morton Salt Company and Nipro Medical Corporation.

CUSTOMERS

     We operate in one market segment which involves the manufacture and distribution of hemodialysis concentrates, dialysis kits and ancillary products used in the dialysis process to hemodialysis clinics. For the year ended December 31, 2004, two customers each accounted for more than 10% of our total sales, representing 52% of total sales. For the year ended December 31, 2003, three customers each accounted for more than 10% of our total sales, representing 42% of total sales. Our accounts receivable from these customers were $1,362,000 and $1,032,000 as of December 31, 2004 and 2003, respectively. We are dependent on these customers and the loss of any of them would have a material adverse effect on our business, financial condition and results of operations. Our international sales aggregated slightly over 4% and 3% of overall sales in 2004 and 2003, respectively. We received a substantial purchase order from a single customer during the second quarter of 2005 for $6,500,000. We fulfilled approximately $3,100,000 of this order in the first half of 2005. We anticipate fulfilling approximately $2,900,000 in the third quarter of 2005 and the remainder in the fourth quarter of 2005. We think it is likely that such purchase order may recur in the future; however, there is no guarantee that it will.

EMPLOYEES

     As of December 31, 2004, we had approximately 120 employees, all but one of whom are full-time employees.

     If our sales volumes continue to increase, we expect to add additional production, distribution, sales and administrative personnel. Our arrangements with our employees are not governed by any collective bargaining agreement. Our employees are employed on an "at-will" basis.

     Our employment agreements with Mr. Robert L. Chioini, our Chairman, President and Chief Executive Officer, and Mr. Thomas E. Klema, our Vice President, Chief Financial Officer and Secretary, have expired. Mr. Chioini and Mr. Klema are continuing their employment without employment agreements under the same compensation terms.

RESEARCH & DEVELOPMENT

     We have licensed an iron maintenance therapy product for the treatment of iron deficiency in anemic dialysis patients which we refer to as iron supplemented dialysate. We incurred expenses during 2004 and 2003 for product development, to obtain regulatory approval and for regulatory maintenance of the intellectual property underlying our licensing agreements. We engaged outside consultants and legal counsel to assist us with product development and obtaining regulatory approval. In addition, we incurred ongoing expenses related to obtaining additional protection of the intellectual property underlying our licensing agreements. In 2004 and 2003, we incurred expenses related to the commercial development of our iron supplemented dialysate product aggregating approximately $200,000 and $250,000, respectively.

     We must undertake substantial testing to obtain FDA approval for our new iron supplemented dialysate product. The cost of this testing including clinical trials (which we estimate to be between $5 million and $7 million) will have a material impact on us, and we will be required to seek additional sources of financing to fund these costs. Should we be unable to fund these new product development efforts, we may have to abandon or postpone our efforts to obtain FDA approval of our new iron maintenance therapy product. If we are unable to obtain FDA approval of our new iron maintenance therapy product or to make certain milestone payments we may forfeit our rights under our license agreements. See "See Risk Factors -- Our new products may never be approved for marketing by the FDA."

OTHER

     We do not expect any significant cost or impact from compliance with environmental laws.

DESCRIPTION OF PROPERTIES

     We entered into a lease agreement in October 2000 to lease a new 51,000 square foot facility in Wixom, Michigan. We occupied the new facility in July 2001 under a seven year lease. Base rent for the facility is $31,786 per month. In addition, we are responsible for all property taxes, insurance premiums and maintenance costs.

     On March 12, 2000, we entered into an agreement to lease a 51,000 square foot facility in Grapevine, Texas through August 2005. On August 17, 2005, we entered into an amendment to the lease agreement to extend the term of the lease through August 31, 2010. The amendment to the lease also provides an option for us to extend the term of the lease for one additional period of five years. Base monthly rent for the facility currently is $17,521, and we are responsible for all property taxes, insurance premiums and maintenance costs. Between August 28, 2005 and August 31, 2007, base monthly rent for the facility is $12,991.22, and from September 1, 2007 through August 31, 2010, base monthly rent is $13,630.13.

     On February 23, 2005, we entered into short term lease agreement for a 61,000 square foot facility in Hodges, South Carolina. Monthly rent for the facility is $17,500. On September 10, 2005, the Company received notice of the lease agreement's termination effective December 9, 2005.

     We intend to use all of our facilities to manufacture and warehouse our products. We also use the office space in Wixom, Michigan as our principal administrative office. We believe these facilities are suitable and adequate to meet our current production and distribution requirements. However, should our business continue to expand, we may require additional office space, manufacturing capacity and distribution facilities to meet our requirements.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The Directors and Executive Officers of the Company and the positions held by them are as follows:

NAME                                        AGE                    POSITION
----                                        ---                    --------
Robert L. Chioini.........................  40    President, Chief Executive Officer and
                                                  Chairman of the Board
Kenneth L. Holt...........................  52    Director
Ronald D. Boyd............................  42    Director
Patrick J. Bagley.........................  40    Director
Thomas E. Klema...........................  51    Vice President of Finance, Chief Financial
                                                  Officer, Treasurer and Secretary

     Robert L. Chioini is a founder of the Company, has served as our Chairman of the Board since March 2000, has served as our President and Chief Executive Officer since February 1997 and has been one of our Directors since our formation in October 1996. From January 1996 to February 1997, Mr. Chioini served as Director of Operations of Rockwell Medical Supplies, L.L.C., a company which manufactured hemodialysis concentrates and distributed such concentrates and other hemodialysis products. From January 1995 to January 1996, Mr. Chioini served as President of Rockwell Medical, Inc., a company which manufactured hemodialysis kits and distributed such kits and other hemodialysis products. From 1993 to 1995, Mr. Chioini served as a Regional Sales Manager at Dial Medical of Florida, Inc., currently Gambro Healthcare, Inc. (Gambro Healthcare, Inc. is currently the second largest integrated dialysis provider, manufacturer and distributor of renal care products in the United States).

     Kenneth L. Holt was elected as one of our Directors on March 14, 2000. He is a founder and co-owner of Charleston Renal Care, LLC, a kidney disease management company specializing in the treatment of end-stage renal disease. He was a founder and co-owner of Savannah Dialysis Specialists, LLC, a disease management company specializing in the treatment of end-stage renal disease, and served as the Managing Partner from October 1999 until its sale to DaVita, Inc. in 2004. From 1996 to October 1999, Mr. Holt served as Vice President for Gambro Healthcare, Inc., in its Carolinas Region, and held the same position at Vivra Renal Care, Inc., its predecessor company, which was acquired in 1997 by Gambro Healthcare, Inc. From 1986 to 1996, Mr. Holt was also the co-owner and Managing Partner in five dialysis clinics that he founded, which serviced approximately 350 dialysis patients.

     Ronald D. Boyd was elected as one of our Directors on March 14, 2000. He is a founder and co-owner of Classic Medical, Inc., a dialysis and medical products company, and has served as the Executive Vice President of Classic Medical, Inc. since its inception in November 1993. From May 1993 to November 1993, Mr. Boyd served as a consultant for Dial Medical of Florida, Inc., a manufacturer and distributor of dialysis products. From 1990 to 1993, Mr. Boyd served as a Regional Sales Manager for Future Tech, Inc., a dialysis products distributor.

     Patrick J. Bagley was elected as one of our Directors on July 31, 2005 by our Board of Directors. Mr. Bagley is Senior Partner of the law firm Bagley and Langan, P.L.L.C. and has been a practicing attorney during the past ten years.

     Thomas E. Klema has served as the Vice President of Finance, Chief Financial Officer, Treasurer and Secretary of the Company since January 1999. Mr. Klema's background is in business and financial management where he has held senior management positions in finance, administration, business planning and development and operations management. Mr. Klema was Vice President of Finance and Administration for the Whistler Corporation's Stanley Brand Garage Products Group from 1997 to 1998. From 1980 to 1996, Mr. Klema was employed by the Molson Companies, Ltd.'s Diversey Corporation specialty chemical subsidiary where he held several senior management positions including Vice President of Finance and Human Resources from 1995-1996, Vice President of Administration and Customer Service from 1994-1995 and Vice President of Planning and Business Development from 1990-1993. Mr. Klema is a certified public accountant.

     None of our executive officers or Directors listed above was convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or was a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such executive officer or Director from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of our executive officers and Directors is a citizen of the United States.

     The Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), provide for a staggered Board of Directors, whereby the Directors are divided into three classes (as nearly equal in number as feasible). The term of each of the classes of Directors expires at the annual meetings of the shareholders to be held in 2006, 2007 and 2008 for the Class III, Class I and Class II Directors, respectively. The term of each class is for three years or until their successors are elected and qualified or, if earlier, until their death, resignation or removal. Pursuant to the Company's Articles of Incorporation, Directors may be removed only for cause. The following Directors have been elected to fill the following classes: Class I (term until the 2007 annual meeting) -- Mr. Boyd; Class II (term until the 2008 annual meeting) -- Mr. Holt; and Class III (term until the 2006 annual meeting) -- Mr. Chioini and Mr. Bagley.

COMPENSATION

  SUMMARY COMPENSATION TABLE

     The following table sets forth, for the years ended December 31, 2002, 2003 and 2004, the compensation earned by Mr. Robert L. Chioini, the Company's Chief Executive Officer, and the other executive officer of the Company whose total annual salary and bonus exceeded $100,000 for the year ended December 31, 2004. During the years ended December 31, 2002, 2003 and 2004, no other officers earned in excess of $100,000 in total annual salary and bonus.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG TERM
                                                                                 COMPENSATION
                                                                                    AWARDS
                                                 ANNUAL COMPENSATION             ------------
                                       ---------------------------------------    SECURITIES
                                                                OTHER ANNUAL      UNDERLYING
NAME AND PRINCIPAL POSITION     YEAR   SALARY ($)     BONUS   COMPENSATION ($)   OPTIONS (#)
---------------------------     ----   ----------     -----   ----------------   ------------
Robert L. Chioini,............  2004    $275,000(1)    -0-        $19,416(2)       500,000
  President and Chief
  Executive                     2003    $275,000(1)    -0-        $18,988(2)       325,000
  Officer                       2002    $275,000(1)    -0-        $16,194(2)       173,000
Thomas E. Klema,..............  2004    $156,600       -0-        $10,788(2)       200,000
  Vice President and Chief      2003    $156,600       -0-        $11,388(2)       175,000
  Financial Officer             2002    $156,600       -0-        $ 9,416(2)       113,000

---------------

(1) On March 20, 2000, the Company entered into a three year employment agreement with Mr. Chioini pursuant to which Mr. Chioini was paid an annual salary of $275,000. The employment agreement expired on March 20, 2003. The employment agreement called for salary increases of $25,000 in each succeeding year of the contract. However, these increases were not put into effect.

(2) Other annual compensation includes executive perquisites for health, life and dental insurance and the Company's car allowance program.

  OPTION GRANTS AND RELATED INFORMATION

     The following table provides information with respect to options granted during fiscal year ended December 31, 2004 to the executive officers named in the Summary Compensation Table above.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    % OF TOTAL OPTIONS
                             NUMBER OF SECURITIES       GRANTED TO       EXERCISE OR
                              UNDERLYING OPTIONS       EMPLOYEES IN      BASE PRICE    EXPIRATION
NAME                             GRANTED (#)           FISCAL YEAR        ($/SHARE)       DATE
----                         --------------------   ------------------   -----------   ----------
Robert L. Chioini..........        165,000(1)              20.9%            4.05        1/13/2014
                                   335,000(2)              42.5%            2.79       12/22/2014
Thomas E. Klema............         85,000(1)              10.8%            4.05        1/13/2014
                                   115,000(2)              14.6%            2.79       12/22/2014

---------------

(1) These options were granted on January 13, 2004. 25% of the options granted were immediately exercisable and the balance of the options become exercisable at the rate of 25% of the total grant per year on each of the next three anniversaries of the date of grant.

(2) These options were granted on December 22, 2004. 25% of the options granted were immediately exercisable and the balance of the options become exercisable at the rate of 25% of the total grant per year on each of the next three anniversaries of the date of grant.

     The following table sets forth information concerning exercises of stock options during the fiscal year ended December 31, 2004 by the executive officers named in the Summary Compensation Table above and the value of unexercised options held by such persons as of December 31, 2004.

                        AGGREGATED OPTION EXERCISES AND
                         FISCAL YEAR END OPTION VALUES

                                                           NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS AT
                       SHARES ACQUIRED      VALUE       OPTIONS AT FISCAL YEAR END            FISCAL YEAR END
NAME                   ON EXERCISE (#)   REALIZED ($)   (EXERCISABLE/UNEXERCISABLE)   (EXERCISABLE/UNEXERCISABLE) ($)
----                   ---------------   ------------   ---------------------------   -------------------------------
Robert L. Chioini....        -0-             -0-              919,750/573,250                1,272,295/385,525
Thomas E. Klema......        -0-             -0-              384,750/258,250                  609,995/186,625

  COMPENSATION OF DIRECTORS

     In July 1997, our Board of Directors and shareholders adopted the Rockwell Medical Technologies, Inc. 1997 Stock Option Plan (the "1997 Stock Option Plan"). The 1997 Stock Option Plan permits the Board of Directors, among other things, to grant options to purchase common shares to our Directors, including our Directors who are not our officers or employees (collectively, "Outside Directors"). Upon the election of any new member to the Board of Directors who is an Outside Director or at any other time that the Board deems reasonable, in the Board's discretion, may grant to such member an option to purchase 5,000 common shares or such other amounts as are reasonable, in the Board's discretion, at a per share exercise price equal to the fair market value of a common share at the date of grant. On each date on which an annual meeting of our shareholders is held, provided that a sufficient number of common shares remain available under the 1997 Stock Option Plan, the Board of Directors, in its discretion, may grant to each Outside Director who is then serving on the Board of Directors an option to purchase common shares. The exercise price of such options will be the fair market value of the common shares on the date of grant. The options granted to the Outside Directors will generally become fully exercisable on the first anniversary of the date of grant. Such options will expire ten years after the date of grant. If an Outside Director becomes our officer or employee and continues to serve as a member of the Board of Directors, options granted under the 1997 Stock Option Plan will remain exercisable in full. On January 13, 2004, options to purchase 10,000 common shares were granted to each

Outside Director at an exercise price of $4.05. On December 22, 2004, options to purchase 25,000 common shares were granted to each Outside Director at an exercise price of $2.79.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION ON DIRECTORS' LIABILITY

     The Michigan Business Corporation Act, as amended, authorizes a corporation under specified circumstances to indemnify its directors and officers (including reimbursement for expenses incurred). The provisions of the Company's Bylaws relating to indemnification of Directors and Executive Officers generally provide that Directors and Executive Officers will be indemnified to the fullest extent permissible under Michigan law. The provision also provides for the advancement of litigation expenses at the request of a Director or Executive Officer. These obligations are broad enough to permit indemnification with respect to liabilities arising under the Securities Act or the Michigan Uniform Securities Act, as amended. The Company believes that such indemnification will assist the Company in continuing to attract and retain talented Directors and Officers in light of the risk of litigation directed against directors and officers of publicly-held corporations.

     The Michigan Business Corporation Act, as amended, also permits Michigan corporations to limit the personal liability of Directors for a breach of their fiduciary duty. The provisions of the Company's Articles of Incorporation limit Director liability to the maximum extent currently permitted by Michigan law. Michigan law allows a corporation to provide in its articles of incorporation that a Director of the corporation will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability for specified acts. As a result of the inclusion of such a provision, shareholders of the Company may be unable to recover monetary damages against Directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct. These provisions, however, do not affect liability under the Securities Act.

     In addition, the Company has obtained Directors' and Officers' liability insurance. The policy provides for $4,000,000 in coverage including prior acts dating to the Company's inception and liabilities under the Securities Act in connection with this Offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of September 21, 2005, certain information concerning the common shares beneficially owned by each Director, the Chief Executive Officer and the Chief Financial Officer of the Company, by all Executive Officers and Directors of the Company as a group, and by each shareholder that is a beneficial owner of more than 5% of the outstanding common shares:


                                                                              PERCENTAGE
                                                                          BENEFICIALLY OWNED
                                                 AMOUNT AND NATURE     -------------------------
                                                   OF BENEFICIAL       BEFORE THE     AFTER THE
NAME                                                OWNERSHIP(1)       OFFERING(2)   OFFERING(3)
----                                            --------------------   -----------   -----------
Robert L. Chioini(4)..........................       1,640,516(8)        16.9%(8)      12.3%(8)
Kenneth L. Holt(5)............................         138,500(9)         1.6%(9)       1.1%(9)
Ronald D. Boyd(6).............................         122,500(10)       1.4%(10)      1.0%(10)
Patrick J. Bagley(7)..........................         177,950(11)       2.0%(11)      1.4%(11)
Thomas E. Klema(4)............................         524,259(12)       5.7%(12)      4.1%(12)
All directors and executive Officers as a
  group (5 Persons)...........................       2,603,725(13)      24.7%(13)     18.5%(13)
Revocable Trust of Robert S. Brown............         713,254(14)       8.2%(14)      5.8%(14)
  4565 Chamberlain Drive
  East China, MI 48054
Patricia Xirinachs............................         630,000(15)       7.2%(15)      5.1%(15)
  1325 Franklin Ave,
  Suite 250
  Garden City, NY 11530
Perkins Capital Management....................         445,500(16)       5.1%(16)      3.6%(16)
  730 East Lake Drive
  Wayzata, Minnesota 55391


---------------

 (1) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated, subject to community property laws, where applicable. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above as of the date of the table, any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

 (2) Based on 8,686,552 common shares outstanding as of September 21, 2005.

 (3) Based on 12,311,552 common shares outstanding, assuming all 3,625,000 common shares offered hereby are sold to third parties.

 (4) Address is c/o the Company, 30142 Wixom Road, Wixom, Michigan 48393.

 (5) Address is c/o Charleston Renal Care, LLC, 109 Greenland Drive, South Carolina 29445.

 (6) Address is 1912 West Hampton Point Drive, Statesboro, Georgia 30458.

 (7) Address is c/o Bagley and Langan, P.L.L.C., 4540 Highland Road Waterford, Michigan 48328.

 (8) Includes 1,036,000 common shares that Mr. Chioini has the right to acquire within 60 days of the date of this Prospectus pursuant to the Company's 1997 Stock Option Plan.


 (9) Includes 122,500 common shares that Mr. Holt has the right to acquire within 60 days of the date of this Prospectus pursuant to the Company's 1997 Stock Option Plan and 16,000 common shares that Mr. Holt has the right to acquire within 60 days of the date of this Prospectus pursuant to Old Warrants.


 (10) Includes 122,500 common shares that Mr. Boyd has the right to acquire within 60 days of the date of this Prospectus pursuant to the Company's 1997 Stock Option Plan.

 (11) Includes 34,700 common shares owned by Mr. Bagley's wife and 8,000 shares owned by Bagley and Langan, P.L.L.C., of which Mr. Bagley is the Senior Partner and sole owner. Also includes 62,500 shares and 7,000 shares that Mr. Bagley's wife and Bagley and Langan, P.L.L.C., respectively, have the right to acquire within 60 days of the date of this Prospectus pursuant to Old Warrants.


(12) Includes 449,750 common shares that Mr. Klema has the right to acquire within 60 days of the date of this Prospectus pursuant to the Company's 1997 Stock Option Plan.

(13) Includes the common shares described in notes (8) through (12) above.

(14) This information is based upon conversations with the trustee of the Revocable Trust of Robert S. Brown and includes 713,254 common shares beneficially owned by Robert S. Brown.

(15) Includes 20,000 common shares that Mrs. Xirinachs' husband, Michael J. Xirinachs, has the right to acquire within 60 days of the date of this Prospectus, pursuant to the Company's 1997 Stock Option Plan and 5,000 common shares which he owns. This information is based on conversations between the Company and Michael J. Xirinachs and information provided by the Company's transfer agent.

(16) Based on Schedule 13F filing as of December 31, 2004.

                           DESCRIPTION OF SECURITIES

GENERAL

     The authorized capital stock of the Company consists of an aggregate of 20,000,000 common shares ("common shares"), and 2,000,000 preferred shares ("preferred shares"). 8,686,552 common shares and no preferred shares were issued and outstanding as of September 21, 2005.

COMMON SHARES

     Holders of our common shares are entitled to one vote per common share on each matter submitted to a vote of shareholders of the Company and to participate ratably in dividends and other distributions when and if declared by the Board of Directors from funds legally available for such distributions. See "Dividend Policy." Upon the liquidation, dissolution or winding up of the Company, holders of common shares are entitled to share pro rata in any assets available for distribution to shareholders after payment of all obligations of the Company and after provision has been made with respect to each class of stock, if any, having preference over the common shares. Holders of common shares do not have cumulative voting rights or preemptive, subscription or conversion rights and the common shares are not redeemable. The common shares presently outstanding are, and the common shares to be issued upon exercise of the New Warrants will be, duly authorized, validly issued, fully paid and non-assessable.

     The Board of Directors is authorized to issue additional common shares within the limits authorized by the Company's Articles of Incorporation without further shareholder action.

COMMON SHARE PURCHASE WARRANTS

     The Company is offering to exchange New Warrants for Old Warrants. We also have Common Share Purchase Warrants (the "Private Warrants") issued in a private placement in 2002.

     Holders of each Old Warrant are entitled to purchase one common share at the exercise price of $4.50 per share for a period expiring January 26, 2006, unless the Company extends the expiration date of the Old Warrants. The Company does not intend to extend the expiration date at this time. The exercise price and the number of common shares to be issued upon exercise of each Old Warrant is subject to adjustment in the event of share split, share dividend, recapitalization, merger, consolidation or certain other events. There were 3,625,000 Old Warrants issued and outstanding at June 30, 2005.

     Under certain conditions, the Old Warrants may be redeemed by the Company at a redemption price of $.10 per Old Warrant upon not less than 30 days' prior written notice to the holders of such Old Warrants, provided the closing bid price of the common shares has been at least $7.00 for 20 consecutive trading days ending on the third business day prior to the date the notice of redemption is given.

     Holders of the New Warrants will be entitled to purchase one common share
at the exercise price of $[     ] per share until January 26, 2006, unless the
Company extends the expiration date of the New Warrants. The Company presently does not intend to extend the expiration date of the New Warrants. The exercise price and the number of common shares to be issued upon exercise of each New Warrant is subject to adjustment in the event of share split, share dividend, recapitalization, merger, consolidation or certain other events.

     Under certain conditions, the New Warrants may be redeemed by the Company at a redemption price of $.10 per New Warrant upon not less than 30 days' prior written notice to the holders of such New Warrants, provided the closing bid price of the common shares has been at least $7.00 for 20 consecutive trading days ending on the third business day prior to the date the notice of redemption is given.

     Holders of Private Warrants are entitled to purchase one common share at a stated price. The Private Warrants have a three year term expiring between May 2005 and October 2005. The shares underlying these warrants have not been registered. Investors exercising these warrants receive unregistered common shares which may not be resold for a period of one year following the date they are acquired. In 2002, the Company issued 128,460 Private Warrants to investors and investment bankers with exercise prices ranging from $.50 to $2.70. In 2003, the Company issued 25,000 Private Warrants to investment bankers with an exercise price of $2.50. There were 85,832 Private Warrants issued and outstanding at August 31, 2005.

PREFERRED SHARES

     The Company is authorized to issue up to 2,000,000 preferred shares in one or more series, each with such designations, rights, preferences, privileges and restrictions as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without further shareholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights that could decrease the amount of earnings and assets available for distribution to holders of common shares or adversely affect the voting power or other rights of the holders of common shares. The issuance of preferred shares could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Anti-takeover provisions that could be included in the preferred shares when issued may have a depressive effect on the market price of the Company's securities and may limit shareholders' ability to receive a premium on their shares by discouraging takeover and tender offer bids. The Company has no present intention to issue any preferred shares.

MARKET FOR COMMON EQUITY AND OLD WARRANTS

     The Company's common shares and the Old Warrants are traded on the Nasdaq SmallCap Market under the symbols RMTI and RMTIW, respectively. The prices below are the high and low bid prices for the common shares and the Old Warrants as reported by Nasdaq in each quarter during 2003 and 2004 and the quarters ended March 31, 2005 and June 30, 2005, and the portion of the third quarter of 2005 through

August 31, 2005. The below prices reflect inter-dealer prices, without retail mark-up, mark down or commission and may not represent actual transactions.

                                                                 BID PRICE INFORMATION
                                                              ---------------------------
                                                                COMMON
                                                                SHARES      OLD WARRANTS
                                                              -----------   -------------
QUARTER ENDED                                                 HIGH   LOW    HIGH     LOW
-------------                                                 ----   ----   -----   -----
March 31, 2003..............................................  1.56    .41    .50     .04
June 30, 2003...............................................  2.05   1.00    .40     .05
September 30, 2003..........................................  3.49   1.95    .67     .15
December 31, 2003...........................................  3.99   2.70    .98     .45
March 31, 2004..............................................  4.50   3.45   1.25     .69
June 30, 2004...............................................  4.25   2.52    .96     .31
September 30, 2004..........................................  3.41   2.28    .65     .30
December 31, 2004...........................................  3.75   2.67    .71     .41
March 31, 2005..............................................  3.28   2.95    .92     .43
June 30, 2005...............................................  3.15   2.85    .76     .45
Through August 31, 2005.....................................  3.37   3.05    .50     .48

     As of August 31, 2005, there were approximately 56 record holders of the common shares. On August 31, 2005, the average of the high and low sales prices of the common shares was $3.29, as quoted on The Nasdaq SmallCap Market.

ANTI-TAKEOVER LEGISLATION

     Chapters 7A and 7B of the Michigan Business Corporation Act, as amended, may affect attempts to acquire control of the Company. In general, under Chapter 7A, "business combinations" (defined to include, among other transactions, certain mergers, dispositions of assets or shares and recapitalizations) between covered Michigan business corporations or their subsidiaries and an "interested shareholder" (defined as the direct or indirect beneficial owner of at least 10 percent of the voting power of a covered corporation's outstanding shares) can only be consummated if approved by at least 90 percent of the votes of each class of the corporation's shares entitled to vote and by at least two-thirds of such voting shares not held by the "interested shareholder" or affiliates, unless five years have elapsed after the person involved became an "interested shareholder" and unless certain price and other conditions are satisfied. Pursuant to its Articles of Incorporation, the Company has elected not to be subject to the provisions of Chapter 7A; however, the Board of Directors has the power, at any time, to elect for the Company to be subject to Chapter 7A as to specifically identified or unidentified interested shareholders.

     In general, under Chapter 7B, an entity that acquires "Control Shares" of the Company may vote the Control Shares on any matter only if a majority of all shares, and of all non-"Interested Shares", of each class of stock entitled to vote as a class, approve such voting rights. Interested Shares are shares owned by officers of the Company, employee-directors of the Company and the entity making the Control Share Acquisition (as defined). Control Shares are shares that, when added to shares already owned by an entity, would give the entity voting power in the election of directors or any of three thresholds: one-fifth, one-third and a majority. The effect of the statute is to condition the acquisition of voting control of a corporation on the approval of a majority of the pre-existing disinterested shareholders. The Board of Directors may amend the bylaws before a Control Share Acquisition occurs to provide that Chapter 7B does not apply to the Company.

TRANSFER AGENT

     The Company has engaged American Stock Transfer & Trust Company to act as Transfer Agent for the Company's common shares, the Old Warrants, the New Warrants and the Exchange Offer.

                              PLAN OF DISTRIBUTION

     If a warrantholder desires to exercise its New Warrants, such warrantholder must deliver to the Company notice of his, her or its intent to exercise. Such notice must be accompanied by the purchase price for the common shares to be purchased in such exercise and such warrantholder must surrender such Warrants. Upon the Company's receipt of the notice, the common share purchase price and the surrendered New Warrants, the Company will instruct the Transfer Agent to issue to the warrantholder the common shares as specified in such notice.

     The following table sets forth the expenses (other than underwriting discounts and commissions) which will be paid by the Company in connection with the issuance and distribution of the securities being registered hereby. All amounts indicated are estimates.

SEC Registration Fee........................................     1,495
Nasdaq Listing Fees.........................................    30,000
Printing expenses (other than stock certificates)...........     4,000
Printing and engraving of stock certificates................    30,000
Legal fees and expenses (other than blue sky)...............   120,000
Accounting fees and expenses................................    30,000
Blue sky fees and expenses (including legal and filing
  fees).....................................................    80,000
Transfer Agent fees and expenses............................     5,000
Miscellaneous...............................................     6,000
                                                              --------
  Total.....................................................  $306,495
                                                              ========

                                 LEGAL MATTERS

     The validity of the securities offered hereby have been passed upon for the Company by Honigman Miller Schwartz and Cohn LLP, 2290 First National Building, Detroit, Michigan 48226-3506.

                                    EXPERTS

     The consolidated balance sheet of the Company as of December 31, 2004 and 2003 and the consolidated statements of income, shareholders' equity and cash flows for the years then ending, included in this Prospectus, have been audited by Plante & Moran, PLLC, independent accountants, as stated in their reports appearing in this Prospectus and elsewhere in the registration statement (which reports on the financial statements express an unqualified opinion), and have been included herein in reliance on the reports of Plante & Moran, PLLC, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                  PAGE
                                                                --------
Consolidated Financial Statements for Rockwell Medical
  Technologies, Inc. and Subsidiary Report of Independent
  Accountants for the years ended December 31, 2004 and
  2003......................................................         F-2
Consolidated Balance Sheets at December 31, 2004 and
  December 31, 2003.........................................         F-3
Consolidated Income Statement for the years ended December
  31, 2004 and 2003.........................................         F-4
Consolidated Statement of Changes in Shareholders' Equity
  for the years ended December 31, 2004 and 2003............         F-5
Consolidated Statements of Cash Flow for the years ended
  December 31, 2004 and 2003................................         F-6
Notes to the Consolidated Financial Statements..............    F-7-F-17
Consolidated Balance Sheets as of June 30, 2005 and December
  31, 2004..................................................        F-18
Consolidated Income Statements for the six months ended June
  30, 2005 and June 30, 2004................................        F-19
Consolidated Statements of Cash Flows for the six months
  ended June 30, 2005 and June 30, 2004.....................        F-20
Notes to the Consolidated Financial Statements..............        F-21

                        PLANTE & MORAN, PLLC LETTERHEAD

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders
Rockwell Medical Technologies, Inc. and Subsidiary

     We have audited the consolidated balance sheet of Rockwell Medical Technologies, Inc. and Subsidiary as of December 31, 2004 and 2003 and the related consolidated statements of income, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above, present fairly, in all material respects, the financial position of Rockwell Medical Technologies, Inc. and Subsidiary as of December 31, 2004 and 2003, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

                                          Plante & Moran, PLLC

Auburn Hills, Michigan
March 21, 2005

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 2004 AND 2003

                                                               DECEMBER 31,      DECEMBER 31,
                                                                   2004              2003
                                                              ---------------   ---------------
                                                                       (WHOLE DOLLARS)
                                            ASSETS
Cash and Cash Equivalents...................................    $   166,195       $   106,639
Restricted Cash Equivalents.................................          8,662             8,662
Accounts Receivable, net of a reserve of $44,500 in 2004 and
  $34,500 in 2003...........................................      2,302,093         2,169,564
Inventory...................................................      1,652,457         1,350,291
Other Current Assets........................................        111,630           103,971
                                                                -----------       -----------
  Total Current Assets......................................      4,241,037         3,739,127
Property and Equipment, net.................................      2,048,665         1,943,376
Intangible Assets...........................................        369,508           314,071
Goodwill....................................................        920,745           920,745
Other Non-current Assets....................................        120,597           127,467
                                                                -----------       -----------
  Total Assets..............................................    $ 7,700,552       $ 7,044,786
                                                                ===========       ===========

                             LIABILITIES AND SHAREHOLDERS' EQUITY
Short Term Borrowings.......................................    $   452,682       $   642,018
Notes Payable & Capitalized Lease Obligations...............        389,602           307,959
Accounts Payable............................................      2,124,679         1,666,952
Accrued Liabilities.........................................        492,592           329,519
                                                                -----------       -----------
  Total Current Liabilities.................................      3,459,555         2,946,448
Long Term Notes Payable & Capitalized Lease Obligations.....        818,678           926,230
  Shareholders' Equity:
Common Share, no par value, 8,556,531 and 8,519,405 shares
  issued and outstanding....................................     11,870,909        11,832,220
Common Share Purchase Warrants, 3,761,071 and 3,766,071
  shares issued and outstanding.............................        320,150           320,150
Accumulated Deficit.........................................     (8,768,740)       (8,980,262)
                                                                -----------       -----------
  Total Shareholders' Equity................................      3,422,319         3,172,108
                                                                -----------       -----------
  Total Liabilities And Shareholders' Equity................    $ 7,700,552       $ 7,044,786
                                                                ===========       ===========

   The accompanying notes are an integral part of the consolidated financial statements.

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                         CONSOLIDATED INCOME STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                 2004          2003
                                                              -----------   -----------
                                                                   (WHOLE DOLLARS)
Sales.......................................................  $17,944,710   $14,970,144
Cost of Sales...............................................   15,139,215    12,414,462
                                                              -----------   -----------
  Gross Profit..............................................    2,805,495     2,555,682
Selling, General and Administrative.........................    2,396,315     2,367,773
                                                              -----------   -----------
  Operating Income..........................................      409,180       187,909
Interest Expense, net.......................................      197,658       183,056
                                                              -----------   -----------
  Income Before Income Taxes................................      211,522         4,853
Income Tax Expense..........................................           --            --
                                                              -----------   -----------
  Net Income................................................  $   211,522   $     4,853
                                                              ===========   ===========
Basic And Diluted Earnings Per Share........................  $       .02   $       -0-

   The accompanying notes are an integral part of the consolidated financial statements.

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                  COMMON SHARES         PURCHASE WARRANTS                       TOTAL
                             -----------------------   --------------------   ACCUMULATED   SHAREHOLDERS'
                              SHARES       AMOUNT      WARRANTS     AMOUNT      DEFICIT        EQUITY
                             ---------   -----------   ---------   --------   -----------   -------------
                                                           (WHOLE DOLLARS)
Balance as of December 31,
  2002.....................  8,488,283   $11,724,507   3,753,460   $306,108   $(8,985,115)   $3,045,500
Issuance of Common
  Shares...................     18,733        24,914          --         --            --        24,914
Exercise of Purchase
  Warrants.................     12,389        12,799     (12,389)        --            --        12,799
Compensation Expense
  related to Stock Options
  and Purchase Warrants....         --        70,000      25,000     14,042            --        84,042
Net Income.................                                                         4,853         4,853
                             ---------   -----------   ---------   --------   -----------    ----------
Balance as of December 31,
  2003.....................  8,519,405   $11,832,220   3,766,071   $320,150   $(8,980,262)   $3,172,108
Issuance of Common
  Shares...................     32,126        34,989          --         --            --        34,989
Exercise of Purchase
  Warrants.................      5,000         3,700      (5,000)        --            --         3,700
Net Income.................                                                       211,522       211,522
                             ---------   -----------   ---------   --------   -----------    ----------
Balance as of December 31,
  2004.....................  8,556,531   $11,870,909   3,761,071   $320,150   $(8,768,740)   $3,422,319
                             =========   ===========   =========   ========   ===========    ==========

   The accompanying notes are an integral part of the consolidated financial statements.

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                                                                  2004           2003
                                                              ------------   ------------
                                                                    (WHOLE DOLLARS)
Cash Flows From Operating Activities:
  Net Income................................................  $    211,522   $      4,853
  Adjustments To Reconcile Net Income To Net Cash Used In
     Operating Activities:
     Depreciation and Amortization..........................       629,697        453,926
     Compensation Recognized For Stock Options & Purchase
       Warrants.............................................                       84,042
     Changes in Assets and Liabilities:
       (Increase) Decrease in Accounts Receivable...........      (132,529)      (447,109)
       (Increase) Decrease in Inventory.....................      (302,166)       126,215
       (Increase) Decrease in Other Assets..................          (789)        21,654
       Increase (Decrease) in Accounts Payable..............       457,727        (13,890)
       Increase (Decrease) in Other Liabilities.............       163,073         (4,273)
          Changes in Assets and Liabilities.................       185,316       (317,403)
          Cash Provided By Operating Activities.............     1,026,535        225,418
Cash Flows From Investing Activities:
  Purchase of Equipment.....................................      (392,046)      (164,626)
  (Increase) Decrease in Restricted Cash Equivalents........                        5,303
  Purchase of Intangible Assets.............................       (83,095)        (2,419)
          Cash Provided By (Used In) Investing Activities...      (475,141)      (161,742)
Cash Flows From Financing Activities:
  Proceeds From Borrowings on Line of Credit................    16,794,439     14,122,113
  Payments on Line of Credit................................   (16,983,775)   (13,897,349)
  Issuance of Common Shares and Purchase Warrants...........        38,689         37,713
  Payments on Notes Payable.................................      (341,191)      (219,647)
          Cash Provided (Used) By Financing Activities......      (491,838)        42,830
Increase In Cash............................................        59,556        106,506
Cash At Beginning Of Period.................................       106,639            133
                                                              ------------   ------------
Cash At End Of Period.......................................  $    166,195   $    106,639
                                                              ============   ============
Supplemental Cash Flow disclosure:

                                                                2004       2003
                                                              --------   --------
Interest Paid...............................................  $197,818   $183,616

   The accompanying notes are an integral part of the consolidated financial statements.

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS

     We manufacture, sell and distribute hemodialysis concentrates and other ancillary medical products and supplies used in the treatment of patients with End Stage Renal Disease "ESRD." We supply our products to medical service providers who treat patients with kidney disease. Our products are used to cleanse patient's blood and replace nutrients lost during the kidney dialysis process. We primarily sell our products in the United States.

     We are regulated by the Federal Food and Drug Administration under the Federal Drug and Cosmetics Act, as well as by other federal, state and local agencies. We have received 510(k) approval from the FDA to market hemodialysis solutions and powders. We also have 510(k) approval to sell our Dri-Sate Dry Acid Concentrate product line and our Dri-Sate Mixer.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     Our consolidated financial statements include our accounts and the accounts for our wholly owned subsidiary, Rockwell Transportation, Inc.

     All intercompany balances and transactions have been eliminated.

  REVENUE RECOGNITION

     We recognize revenue at the time we transfer title to our products to our customers consistent with generally accepted accounting principles. Generally, we recognize revenue when our products are delivered to our customer's location consistent with our terms of sale. In most instances title for goods shipped internationally transfers to the buyer once it leaves our facility and therefore, we recognize revenue upon shipment to foreign customers.

  SHIPPING AND HANDLING REVENUE AND COSTS

     Our products are generally priced on a delivered basis with the price of delivery included in the overall price of our products which is reported as sales. Separately identified freight and handling charges are also included in sales. Our trucks which deliver our products to our customers sometimes generate backhaul revenue from hauling freight for other third parties. Revenue from backhaul activity is recognized upon completion of the delivery service.

     We include shipping and handling costs including expenses of Rockwell Transportation, Inc. in cost of sales.

  CASH AND CASH EQUIVALENTS AND RESTRICTED CASH

     We consider cash on hand, unrestricted certificates of deposit and short term marketable securities as cash and cash equivalents.

     At December 31, 2004 and 2003, restricted cash equivalents consisted of a certificate of deposit of $8,662 and $8,662, respectively, securing a letter of credit.

  ACCOUNTS RECEIVABLE

     Accounts receivable are stated at invoice amounts. The carrying amount of trade accounts receivable is reduced by an allowance for doubtful accounts that reflects our best estimate of accounts that may not be collected. We review outstanding trade account receivable balances and based on our assessment of expected collections, we estimate the portion, if any, of the balance that may not be collected as well as a general

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY valuation allowance for other accounts receivable based primarily based on historical experience. All accounts or portions thereof deemed to be uncollectible are written off to the allowance for doubtful accounts.

  INVENTORY

     Inventory is stated at the lower of cost or net realizable value. Cost is determined on the first-in first-out (FIFO) method.

  PROPERTY AND EQUIPMENT

     Property and Equipment are recorded at cost. Expenditures for normal maintenance and repairs are charged to expense as incurred. Property and equipment are depreciated using the straight-line method over their useful lives, which range from three to ten years. Leasehold improvements are amortized using the straight-line method over the shorter of their useful lives or the related lease term.

  LICENSING FEES

     License Fees related to the technology, intellectual property and marketing rights for dialysate iron covered under certain issued patents have been capitalized and are being amortized over the life of the related patents which is generally 17 years.

  GOODWILL, INTANGIBLE ASSETS AND LONG LIVED ASSETS

     We adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets." Under SFAS No. 142, goodwill is not amortized; however, it must be tested for impairment at least annually. Amortization continues to be recorded for other intangible assets with definite lives over their estimated useful lives. Intangible assets subject to amortization are reviewed for potential impairment whenever events or circumstances indicate that carrying amounts may not be recoverable.

     An impairment review of goodwill, intangible assets, and property and equipment is performed annually or whenever a change in condition occurs which indicates that the carrying amounts of assets may not be recoverable. Such changes may include changes in our business strategies and plans, changes to our customer contracts, changes to our product lines and changes in our operating practices. We use a variety of factors to assess the realizable value of long-lived assets depending on their nature and use.

     The recorded amounts of goodwill and other intangibles from prior business combinations are based on management's best estimates of the fair values of assets acquired and liabilities assumed at the date of acquisition. We assess goodwill for impairment annually. The useful lives of other intangible assets are based on management's best estimates of the period over which the assets are expected to contribute directly or indirectly to our future cash flows. Management annually evaluates the remaining useful lives of intangible assets with finite useful lives to determine whether events and circumstances warrant a revision to the remaining amortization periods. It is reasonably possible that management's estimates of the carrying amount of goodwill and the remaining useful lives of other intangible assets may change in the near term.

  INCOME TAXES

     A current tax liability or asset is recognized for the estimated taxes payable or refundable on tax returns for the year. Deferred tax liabilities or assets are recognized for the estimated future tax effects of temporary differences between book and tax accounting and operating loss and tax credit carryforwards.

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

  PRODUCT DEVELOPMENT AND RESEARCH

     We incurred product development and research costs related to the commercial development, patent approval and regulatory approval of new products, including iron supplemented dialysate, aggregating approximately $200,000 and $250,000 in 2004 and 2003, respectively.

  STOCK OPTIONS

     Stock options granted to employees are accounted for using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25 Accounting for Stock Issued to Employees, as allowed under SFAS No. 123 Accounting for Stock-Based Compensation. Stock option grants to employees do not result in an expense if the exercise price is at least equal to the market price at the date of grant. Exercise prices on all options granted equal or exceed the fair market value of the underlying stock at the applicable grant dates and, accordingly, no compensation cost is recorded in the accompanying financial statements as a result of stock options awarded under the plan to employees. Stock options granted to non-employees are recorded at the fair value of the awards at the date of the grant using the Black-Scholes model.

     Our reported and pro forma information for the years ended December 31:

                                                                2004        2003
                                                              ---------   ---------
As reported net income (loss) available to common
  shareholders..............................................  $ 211,522   $   4,853
Less: Stock based compensation expense determined under the
  fair market value method, net of tax......................    879,457     481,292
                                                              ---------   ---------
Pro forma net income (loss).................................  $(667,935)  $(476,439)
                                                              =========   =========
As reported basic earnings per share and diluted earnings
  per share.................................................  $     .02   $   (0.00)
Pro forma earnings (loss) per share and diluted earnings
  (loss) per share..........................................  $   (0.08)  $   (0.00)

  NET EARNINGS PER SHARE

     We computed our basic earnings (loss) per share using weighted average shares outstanding for each respective period. Diluted earnings per share also reflect the weighted average impact from the date of issuance of all potentially dilutive securities, consisting of stock options and common share purchase warrants, unless inclusion would have had an antidilutive effect. Actual weighted average shares outstanding used in calculating basic and diluted earnings per share were:

                                                                2004        2003
                                                              ---------   ---------
Basic Weighted Average Shares Outstanding...................  8,546,302   8,495,134
Effect of Dilutive Securities...............................    758,821     734,620
                                                              ---------   ---------
Diluted Weighted Average Shares Outstanding.................  9,305,123   9,229,754
                                                              =========   =========

     At December 31, 2004 potentially dilutive securities comprised 2,707,717 stock options exercisable at prices from $.55 to $4.05 per share, 3,625,000 common share purchase warrants exercisable at $4.50 per common share and 136,071 common share purchase warrants exercisable at various prices ranging from $.50 to $4.05.

     At December 31, 2003 potentially dilutive securities comprised 1,918,927 stock options exercisable at prices from $.55 to $3.06 per share, 3,625,000 common share purchase warrants exercisable at $4.50 per common share and 141,071 common share purchase warrants exercisable at various prices ranging from $.50 to $2.70.

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

  ACCOUNTING CHANGE

     In 2004, we made a change to the relative allocation of certain costs for facility, depreciation and other costs that increased the portion of those costs included in cost of sales. As a result, we increased cost of sales and decreased selling, general and administrative expenses by $136,800 in 2004 as compared to 2003 for this change in allocations.

  ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

3.  MANAGEMENT'S PLAN OF OPERATION

     We have followed a strategy of developing market share through a differentiated value proposition to our customers including new products, superior delivery and customer service, and tailoring product line offerings to match customer requirements, including offering a full range of formulations and supplies. In 2004, our revenue increased by $2,974,566 or 19.9% over 2003. In 2003, our revenue increased by $3,474,000 or 30.2% over 2002.

     Our strategy is to expand our operations to serve dialysis providers throughout the United States and internationally on an export basis. We anticipate that, as a result of our existing supply agreements, our customer relationships and our changing market dynamics, we have the opportunity to capture substantial market share that will lead to sustaining and increasing our profitable operations. We expect that we will continue to realize substantial growth during 2005 and that we will require additional working capital and capital expenditures to fund this growth. In addition, over the next several years, we expect to make substantial investments in our dialysate iron product in order to gain FDA approval to market dialysate iron.

     In 2004, we generated cash from our business operations and reinvested those funds into the development and expansion of our business. Cash flow generated from our business operations aggregated $840,000 in 2004 after adjusting our earnings for non-cash charges against earnings for depreciation and amortization. We realized substantial growth of over 30% in our core concentrate business in 2004 and as a result we increased our accounts receivable and inventory by over $430,000 to support this growth. Based on current and prospective developments that we anticipate in our business in 2005, we will require additional working capital and capital expenditures to support our development plans. Positive cash flow from operations is anticipated to provide a portion of the funding that we anticipate that we may need to support future growth.

     In addressing our need for expanded working capital requirements, we have received a commitment letter for a new line of credit with a financial institution which expands our borrowing capacity. This credit line has a $2.75 million credit limit. We are permitted to borrow up to 80% of our eligible accounts receivable and 40% of eligible inventory up to $600,000. This line of credit is dependent upon certain conditions including satisfactory completion of due diligence by the lender and completion of legal documentation.

     We are seeking FDA approval for our dialysate iron drug product. The development and approval of drugs can be expensive and take a long time. The development and approval costs may offset some or all of our earnings during the approval process. We estimate the cash required to fund approval of our new iron supplemented dialysate product will be between $5,000,000 -- $7,000,000 over the next several years. We may raise these funds ourselves or if we do not raise the capital to fund this project ourselves, we may decide to seek a partner with greater technical and financial resources to facilitate approval of this product.

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

     We believe that we will be able to raise the capital required to expand our operations and fund our new product development strategy through a combination of cash flow from operations and licensing, debt or equity financing arrangements; however we may not be successful.

     If we are not successful in raising additional funds, we may be required to alter our growth strategy, defer spending on business development, curtail production expansion plans or take other measures to conserve our cash resources.

4.  SIGNIFICANT MARKET SEGMENTS

     We operate in one market segment which involves the manufacture and distribution of hemodialysis concentrates, dialysis kits and ancillary products used in the dialysis process to hemodialysis clinics. For the year ended December 31, 2004, two customers each accounted for more than 10% of our total sales, representing 52% of total sales. For the year ended December 31, 2003, three customers each accounted for more than 10% of our total sales, representing 42% of total sales. Our accounts receivable from these customers were $1,362,000 and $1,032,000 as of December 31, 2004 and 2003, respectively. We are dependent on these customers and the loss of any of them would have a material adverse effect on our business, financial condition and results of operations. Our international sales aggregated slightly over 4% and 3% of overall sales in 2004 and 2003, respectively.

5.  INVENTORY

     Components of inventory as of December 31, 2004 and 2003 are as follows:

                                                                 2004         2003
                                                              ----------   ----------
Raw Materials...............................................  $  319,746   $  241,317
Finished Goods..............................................   1,332,711    1,108,974
                                                              ----------   ----------
  Total.....................................................  $1,652,457   $1,350,291
                                                              ==========   ==========

6.  PROPERTY AND EQUIPMENT

     Major classes of Property and Equipment, stated at cost, as of December 31, 2004 and 2003 are as follows:

                                                                2004          2003
                                                             -----------   -----------
Leasehold Improvements.....................................  $   380,319   $   379,244
Machinery and Equipment....................................    2,652,899     2,337,726
Office Equipment and Furniture.............................      247,582       208,692
Laboratory Equipment.......................................      236,747       236,747
Transportation Equipment...................................      705,320       533,717
                                                             -----------   -----------
                                                               4,222.867     3,696,126
  Accumulated Depreciation.................................   (2,174,202)   (1,752,750)
                                                             -----------   -----------
Net Property and Equipment.................................  $ 2,048,665   $ 1,943,376
                                                             ===========   ===========

     Included in the table above are assets under capital lease obligations with a cost of $873,628 and $523,345 and a net book value of $669,514 and $477,612, as of December 31, 2004 and 2003, respectively.

     Depreciation expense was $602,039 for 2004 and $429,377 for 2003.

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

7.  GOODWILL AND INTANGIBLE ASSETS

     Total goodwill was $920,745 at December 31, 2004 and 2003. We completed our annual impairment tests as of November 30, 2004 and 2003 and determined that no adjustment for impairment of goodwill was required.

     We entered into a global licensing agreement in 2001 covering patents for a method for iron delivery to a patient by transfer from dialysate. The invention relates to methods and compositions for delivering iron to an iron-deficient patient using an iron complex in an aqueous solution. We entered into a second licensing agreement in 2002 covering patents for a more specific form of iron which may be delivered via dialysate. We intend to obtain FDA approval for this product as a drug additive to our dialysate product line which upon approval will be marketed as an iron maintenance therapy for dialysis patients.

     We have capitalized the licensing fees paid for the rights to use this patented technology as an intangible asset. As of December 31, 2004, we have capitalized licensing fees of $450,214, net of accumulated amortization of $80,705. As of December 31, 2003, we have capitalized licensing fees of $314,071, net of accumulated amortization of $53,047. Our policy is to amortize licensing fees over the life of the patents pertaining to the licensing agreements. We recognized amortization expense of $27,658 in 2004 and $24,549 in 2003. Estimated amortization expense for licensing fees for 2005 through 2009 is approximately $31,000 per year. One of the licensing agreements requires the additional payments upon achievement of certain milestones.

8.  LINE OF CREDIT

     As of March 28, 2003, we renewed and expanded our credit facility under a $2,500,000 revolving line of credit facility with a financial institution. The two year loan facility is secured by our accounts receivable and other assets. Borrowings under the facility are limited to 80% of eligible accounts receivable. We are required to maintain a net worth of $750,000. We are obligated to pay interest at the rate of two percentage points over the prime rate, plus other fees aggregating .25% of the loan balance. Our outstanding borrowings under this loan facility were $452,700 and $642,018 as of December 31, 2004 and 2003, respectively.

     Subsequent to the end of the year, we received a commitment letter for a new line of credit with a financial institution which expands our borrowing capacity. This credit line has a $2.75 million credit limit with interest at ..75% over the prime rate. We are permitted to borrow up to 80% of our eligible accounts receivable and 40% of eligible inventory up to $600,000. This line of credit is dependent upon certain conditions including satisfactory completion of due diligence by the lender and completion of legal documentation.

9.  NOTES PAYABLE & CAPITAL LEASE OBLIGATIONS

  NOTES PAYABLE

     In August 2001, we entered into a financing agreement with a financial institution to fund $1,000,000 of equipment capital expenditures for our manufacturing facilities. The note payable requires monthly payments of principal and interest aggregating $20,884 through June 2007. The note had a balance of $561,637 and

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

$754,541 at December 31, 2004 and 2003, respectively. The note bears interest at a fixed rate of 8.65% and is collateralized by the equipment acquired by the Company.

Future principal payments on notes payable are:
Year ending December 31, 2005...............................  $210,258
Year ending December 31, 2006...............................   229,173
Year ending December 31, 2007...............................   122,206
                                                              --------
  Total Notes Payable.......................................  $561,637
                                                              ========

  CAPITAL LEASE OBLIGATIONS

     During 2004, we entered into capital lease obligations primarily related to equipment with an initial fair market value aggregating $315,282. In addition, we have other capital lease obligations related to financing other equipment. These capital lease obligations require even monthly installments over periods ranging from 2005-2010 and interest rates on the leases range from 5%-17.0%. These obligations under capital leases had outstanding balances of $646,643 and $479,648 at December 31, 2004 and 2003, respectively.

     Future minimum lease payments under capital lease obligations are:

Year ending December 31, 2005...............................  $ 237,231
Year ending December 31, 2006...............................    214,304
Year ending December 31, 2007...............................    163,400
Year ending December 31, 2008...............................     95,992
Year ending December 31, 2009...............................     67,755
Thereafter..................................................      5,159
                                                              ---------
  Total minimum payments on capital lease obligations.......    784,441
Interest....................................................   (137,798)
                                                              ---------
  Present value of minimum lease payments...................    646,643
Current portion of capital lease obligations................   (179,344)
                                                              ---------
  Long-term capital lease obligations.......................  $ 467,299
                                                              =========

11.  OPERATING LEASES

     We lease our production facilities and administrative offices as well as certain equipment used in our operations. The lease terms are three to seven years. Lease payments under all operating leases were $651,642 and $810,105 for the years ended December 31, 2004 and 2003, respectively.

     We have leases on two buildings that approximate 51,000 square feet each and that expire in August 2005 and July 2008, respectively.

     Future minimum rental payments under these lease agreements are as follows:

Year ending December 31, 2005...............................  $  597,681
Year ending December 31, 2006...............................     444,139
Year ending December 31, 2007...............................     417,596
Year ending December 31, 2008...............................     216,294
Year ending December 31, 2009...............................      11,501
                                                              ----------
  Total.....................................................  $1,687,211
                                                              ==========

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

12.  INCOME TAXES

     We recognized no income tax expense or benefit for the years ended December 31, 2004 and 2003. We earned a profit in both years and retained a valuation allowance against our net deferred tax assets due to our limited history of taxable income.

     A reconciliation of income tax expense at the statutory rate to income tax expense at our effective tax rate is as follows:

                                                                2004      2003
                                                              --------   -------
Tax Expense Computed at 34% of Pretax Income................  $ 72,000   $ 1,600
  Effect of Permanent Differences Principally Related to
     Non-deductible expenses................................        --        --
  Effect of Change in Valuation Allowance...................   (72,000)   (1,600)
                                                              --------   -------
  Total Income Tax Benefit..................................  $    -0-   $   -0-
                                                              ========   =======

     The details of the net deferred tax asset are as follows:

                                                                2004          2003
                                                             -----------   -----------
Total Deferred Tax Assets..................................  $ 2,721,400   $ 2,793,400
Total Deferred Tax Liabilities.............................      (45,000)      (45,000)
Valuation Allowance Recognized for Deferred Tax Assets.....   (2,676,400)   (2,748,400)
                                                             -----------   -----------
Net Deferred Tax Asset.....................................  $       -0-   $       -0-
                                                             ===========   ===========

     Deferred income tax liabilities result primarily from the use of accelerated depreciation for tax reporting purposes. Deferred income tax assets result primarily from net operating loss carryforwards. For tax purposes, we have net operating loss carryforwards of approximately $7,700,000 that expire between 2012 and 2024.

     In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized upon the generation of future taxable income during the periods in which those temporary differences become deductible. Due to our history of operating losses, management has placed a full valuation allowance against the net deferred tax assets as of December 31, 2004 and 2003.

13.  CAPITAL STOCK

     Our authorized capital stock consists of 20,000,000 common shares, no par value per share, of which 8,556,531 shares were outstanding at December 31, 2004 and 8,519,405 shares were outstanding at December 31, 2003; 2,000,000 preferred shares, none issued or outstanding, and 1,416,664 of 8.5% non-voting cumulative redeemable Series A Preferred Shares, $1.00 par value, of which none were outstanding at either December 31, 2004 or December 31, 2003.

     During 2004, we issued 32,126 common shares as a result of the exercise of stock options by employees and realized proceeds of $34,989 or $1.09 per share on average. We also issued 5,000 common shares upon the exercise of warrants to investors in our private placement. We realized proceeds of $3,700 or $.74 per share on average. Investors exercising these private placement warrants received unregistered common shares which may not be resold for a period of one year following the date they were acquired.

     During 2003, we issued 18,733 common shares as a result of the exercise of stock options by employees and realized proceeds of $24,914 or $1.33 per share on average. We also issued 12,389 common shares upon the exercise of warrants to investors in our private placement. We realized proceeds of $12,800 or $1.03 per

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY share on average. Investors exercising these private placement warrants received unregistered common shares which may not be resold for a period of one year following the date they were acquired.

  COMMON SHARES

     Holders of the common shares are entitled to one vote per share on all matters submitted to a vote of our shareholders and are to receive dividends when and if declared by the Board of Directors. The Board is authorized to issue additional common shares within the limits of the Company's Articles of Incorporation without further shareholder action.

  WARRANTS

     We have both publicly traded common share purchase warrants ("Public Warrants") issued in 1998 and common share purchase warrants ("Private Warrants") issued in conjunction with a private placement of our common shares in 2002 and other investment banking activities.

     Holders of the Public Warrants, were entitled to purchase one common share at the exercise price of $4.50 per share for a period of three years commencing January 26, 1999 and expiring January 26, 2002. The Board of Directors approved extending the expiration date of these warrants until January 26, 2006 under the same terms and conditions. The exercise price and the number of common shares to be issued upon the exercise of each warrant are subject to adjustment in the event of share split, share dividend, recapitalization, merger, consolidation or certain other events. There were 3,625,000 Public Warrants issued and outstanding at both December 31, 2004 and 2003.

     Under certain conditions, the Public Warrants may be redeemed by the Company at a redemption price of $.10 per Public Warrant upon not less than 30 days prior written notice to the holders of such Public Warrants; provided the closing bid price of the common shares has been at least $7.00 per common share for 20 consecutive trading days ending on the third day prior to the date the notice of redemption is given.

     Holders of the Private Warrants issued in conjunction with subscriptions to private placement offerings of common shares in 2002 are entitled to purchase one common share at a stated price. The Private Warrants have a three year term expiring between May 2005 and October 2005. The common shares underlying these Private Warrants have not been registered. Investors exercising these Private Warrants would receive unregistered common shares which may not be resold for a period of one year following the date they are acquired. In 2003, we issued 25,000 Private Warrants to an investment banker with an exercise price of $2.50 per common share. In 2002, we issued 128,460 Private Warrants to investors and investment bankers with exercise prices ranging from $.50 per common share to $2.70 per common share.

14.  STOCK OPTIONS

  EMPLOYEE STOCK OPTIONS

     The Board of Directors approved the Rockwell Medical Technologies, Inc., 1997 Stock Option Plan on July 15, 1997 (the "Plan"). The Stock Option Committee as appointed by the Board of Directors administers the Plan, which provides for grants of nonqualified or incentive stock options to key employees, officers, directors, consultants and advisors to the Company. Currently the Stock Option Committee consists of our entire Board of Directors. On May 27, 2004, our shareholders adopted an amendment to the stock option plan to increase the number of options available to be granted to 3,900,000 from 2,900,000. Under the amendment to the stock option plan, we may grant up to 3,900,000 options to purchase common shares. Exercise prices, subject to certain plan limitations, are at the discretion of the Stock Option Committee of the Board of Directors. Options granted normally expire 10 years from the date of grant or upon termination of employment. The Stock Option Committee of the Board of Directors determines vesting rights on the date of grant. Employee options typically vest over a three year period from the date of grant.

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

     A summary of the status of the Company's Employee Stock Option Plan excluding options granted to consultants is as follows:

                                                               SHARES     PRICE
                                                              ---------   -----
Outstanding at December 31, 2002............................  1,215,160   $1.38
  Granted...................................................    728,000    1.99
  Exercised.................................................    (18,733)   1.33
  Cancelled.................................................     (6,000)   1.10
                                                              ---------
Outstanding at December 31, 2003............................  1,918,927    1.51
  Granted...................................................    858,000    3.17
  Exercised.................................................    (32,126)   1.09
  Cancelled.................................................    (37,084)   1.56
                                                              ---------
Outstanding at December 31, 2004............................  2,707,717    2.12

                             OPTIONS OUTSTANDING                           OPTIONS EXERCISED
                           ------------------------                    --------------------------
                                        REMAINING                                     WEIGHTED
RANGE OF                   NUMBER OF   CONTRACTUAL       WEIGHTED      NUMBER OF      AVERAGE
EXERCISE PRICES             OPTIONS        LIFE       EXERCISE PRICE    OPTIONS    EXERCISE PRICE
---------------            ---------   ------------   --------------   ---------   --------------
$ .55 to $1.50...........    700,467   2.6-8.0 yrs.       $0.76          641,300       $ .78
$1.81 to $2.79...........  1,487,250    4.1-10 yrs.       $2.25          811,750       $2.10
$3.00 to $4.05...........    520,000   2.6-9.0 yrs.       $3.56          297,500       $3.27
                           ---------                                   ---------
  Total..................  2,707,717       7.7 yrs.       $2.12        1,750,550       $1.81

     The per share weighted average fair values at the date of grant for the options granted to employees during the years ended December 31, 2004 and 2003 were $3.17 and $1.43 respectively. For the period ended December 31, 2004, the fair value was determined using the Black Scholes option pricing model using the following assumptions: dividend yield of 0.0 percent, risk free interest rates of 1.6-3.2 percent, volatility of 94% and expected lives of 2.0-3.0 years. For the period ended December 31, 2003 the fair value was determined using the Black Scholes option pricing model using the following assumptions: dividend yield of
0.0 percent, risk free interest rate of 1.6-2.1 percent, volatility of 123% and expected lives of 3.0 years.

     As of December 31, 2004, the remaining number of stock options available for future grants was 453,355.

  NON-EMPLOYEE STOCK OPTIONS AND PURCHASE WARRANTS

     In 2003, we issued warrants to purchase 25,000 common shares at an exercise price of $2.50 to an investment banker in consideration for investment banking services. These warrants had a fair market value of $14,025 on the date of grant. Upon exercise of these warrants, the investment banker would receive unregistered common shares which may not be resold for a period of one year following the date they were acquired.

     Our policy is to amortize the fair market value of options and warrants granted to non-employees to expense over the term of the related consulting agreement. There was no expense recognized for the year ended December 31, 2004. We recognized $84,042 of amortization expense for the year ended December 31, 2003.

15.  RELATED PARTY TRANSACTIONS

     During the years ended December 31, 2004 and 2003, we had revenue from companies in which our outside directors held an equity interest. Mr. Ronald D. Boyd, a director of the Company as of March 14,

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

2000, held an equity interest in certain customers of our products. Revenue from these entities was $15,000 and $101,000 in 2004 and 2003, respectively. Mr. Kenneth L. Holt, a director of the Company as of March 14, 2000, holds an equity interest in certain other customers of ours. Revenue from these entities was $119,000 and $156,000 in 2004 and 2003, respectively.

16.  SUPPLEMENTAL CASH FLOW INFORMATION

     We entered into non-cash transactions described below during the years ended December 31, 2004 and 2003 which have not been included in the Consolidated Statement of Cash Flows.

     We entered into capital leases on equipment with a cost of $315,282 and $477,533 for the years ended December 31, 2004 and 2003, respectively, and financed those with capital lease obligations.

17.  SUBSEQUENT EVENT -- LITIGATION SETTLEMENT

     We were the plaintiff in certain litigation that was settled in the first quarter of 2005. We expect to receive gross proceeds from this settlement of approximately $241,000. We received cash of $130,000 during the first quarter of 2005. A portion of the cash received was from the exercise of stock options by the defendant during the first quarter of 2005 which totaled $103,750. The balance of the settlement is due by April 29, 2005. As of December 31, 2004, we have not recognized income for any portion of this settlement.

18.  RECENT ACCOUNTING PRONOUNCEMENTS

     In December 2004, the Financial Accounting Standards Board ("FASB") issued Statement No. 123R ("SFAS 123R"), a revision to Statement No. 123, "Accounting for Stock-Based Compensation." This standard requires the Company to measure the cost of employee services received in exchange for equity awards, including stock options, based on the grant date fair value of the awards. The cost will be recognized as compensation expense over the vesting period of the awards. The Company is required to adopt SFAS 123R beginning January 1, 2006. The standard provides for a prospective application. Under this method, the Company will begin recognizing compensation cost for equity based compensation for all new or modified grants after the date of adoption. In addition, the Company will recognize the unvested portion of the grant date fair value of awards issued prior to adoption based on the fair values previously calculated for disclosure purposes. At December 31, 2004, the aggregate value of unvested options, as determined using a Black-Scholes option valuation model, was $1,413,000. Upon adoption of SFAS 123R, approximately $750,000 of this amount will be recognized over the remaining vesting period of these options.

     In November 2004, the FASB issued SFAS No. 151, "Inventory Costs" ("SFAS 151"). SFAS 151 requires that abnormal amounts of idle facility expense, freight, handling costs, and spoilage, be charged to expense in the period they are incurred rather than capitalized as a component of inventory costs. Statement 151 is effective for inventory costs incurred after January 1, 2006. The Company is currently evaluating the impact this new standard will have on its financial statements.

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                   AS OF JUNE 30, 2005 AND DECEMBER 31, 2004

                                                               JUNE 30,    DECEMBER 31,
                                                                 2005          2004
                                                              ----------   ------------
                                                                     (UNAUDITED)
                                                                   (WHOLE DOLLARS)
                                        ASSETS
Cash and Cash Equivalents...................................  $1,275,910   $   166,195
Restricted Cash Equivalents.................................       8,662         8,662
Accounts Receivable, net of a reserve of $44,500 in 2005 and
  $44,500 in 2004...........................................   2,383,340     2,302,093
Inventory...................................................   2,379,666     1,652,457
Other Current Assets........................................     238,759       111,630
                                                              ----------   -----------
  Total Current Assets......................................   6,286,337     4,241,037
Property and Equipment, net.................................   2,028,495     2,048,665
Intangible Assets...........................................     403,817       369,508
Goodwill....................................................     920,745       920,745
Other Non-current Assets....................................     116,680       120,597
                                                              ----------   -----------
Total Assets................................................  $9,756,074   $ 7,700,552
                                                              ==========   ===========

                         LIABILITIES AND SHAREHOLDERS' EQUITY
Short Term Borrowings.......................................  $  991,884   $   452,682
Notes Payable & Capitalized Lease Obligations...............     467,820       389,602
Accounts Payable............................................   1,865,435     2,124,679
Customer Deposits...........................................   1,504,273        11,005
Accrued Liabilities.........................................     440,995       481,587
                                                              ----------   -----------
  Total Current Liabilities.................................   5,270,407     3,459,555
Long Term Notes Payable & Capitalized Lease Obligations.....     643,654       818,678
Shareholders' Equity:
Common Share, no par value, 8,674,619 and 8,556,531 shares
  issued and outstanding....................................  12,095,931    11,870,909
Common Share Purchase Warrants, 3,710,832 and 3,761,071
  shares issued and outstanding.............................     320,150       320,150
Accumulated Deficit.........................................  (8,574,068)   (8,768,740)
                                                              ----------   -----------
Total Shareholders' Equity..................................   3,842,013     3,422,319
                                                              ----------   -----------
Total Liabilities And Shareholders' Equity..................  $9,756,074   $ 7,700,552
                                                              ==========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                         CONSOLIDATED INCOME STATEMENTS
            FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND JUNE 30, 2004

                                                              SIX MONTHS    SIX MONTHS
                                                                 ENDED        ENDED
                                                               JUNE 30,      JUNE 30,
                                                                 2005          2004
                                                              -----------   ----------
                                                                  (WHOLE DOLLARS)
                                                                    (UNAUDITED)
SALES.......................................................  $13,410,541   $8,690,768
Cost of Sales...............................................   11,930,680    7,313,570
                                                              -----------   ----------
  GROSS PROFIT..............................................    1,479,861    1,377,198
Selling, General and Administrative.........................    1,336,126    1,153,388
                                                              -----------   ----------
  OPERATING INCOME..........................................      143,735      223,810
Other Income................................................      137,468           --
Interest Expense, net.......................................       86,531       88,968
                                                              -----------   ----------
  NET INCOME................................................  $   194,672   $  134,842
                                                              ===========   ==========
  BASIC EARNINGS PER SHARE..................................  $      0.02   $     0.02
  DILUTED EARNINGS PER SHARE................................  $      0.02   $     0.01

   The accompanying notes are an integral part of the consolidated financial statements.

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
            FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND JUNE 30, 2004

                                                                 2005          2004
                                                              -----------   -----------
                                                                     (UNAUDITED)
                                                                   (WHOLE DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  NET INCOME................................................  $   194,672   $   134,842
  Adjustments To Reconcile Net Income To Net Cash Used For
     Operating Activities:
     Depreciation and Amortization..........................      335,288       297,765
     Changes in Assets and Liabilities:
     (Increase) in Accounts Receivable......................      (81,247)      (56,631)
     (Increase) in Inventory................................     (727,209)      (83,067)
     (Increase) in Other Assets.............................     (123,212)      (25,392)
     (Decrease) Increase in Accounts Payable................     (259,244)      369,954
     Increase in Customer Deposits..........................    1,493,268           -0-
     (Decrease) Increase in Other Liabilities...............      (40,592)       22,061
                                                              -----------   -----------
     Changes in Assets and Liabilities......................      261,764       226,925
                                                              -----------   -----------
CASH PROVIDED BY OPERATING ACTIVITIES.......................      791,724       659,532
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Equipment.......................................     (282,418)     (187,243)
Purchase of Intangible Assets...............................      (50,000)          -0-
                                                              -----------   -----------
CASH (USED IN) INVESTING ACTIVITIES.........................     (332,418)     (187,243)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from Borrowing on Line of Credit.................    5,129,279     8,108,522
  Payments on Line of Credit................................   (4,590,077)   (8,251,945)
Payments on Notes Payable and Capital Lease Obligations.....     (113,815)     (162,349)
Issuance of Common Shares...................................      225,022        32,876
                                                              -----------   -----------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES.............      650,409      (272,896)
INCREASE IN CASH............................................    1,109,715       199,393
CASH AT BEGINNING OF PERIOD.................................      166,195       106,639
                                                              -----------   -----------
CASH AT END OF PERIOD.......................................  $ 1,275,910   $   306,032
                                                              ===========   ===========
Supplemental Cash Flow Disclosure:
Interest Paid...............................................  $    86,579   $    89,052
                                                              ===========   ===========
Non-Cash Investing and Financing Activity -- Equipment
  Acquired Under Capital Lease Obligations..................  $    17,009   $   185,648
                                                              ===========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  DESCRIPTION OF BUSINESS

     We manufacture, sell and distribute hemodialysis concentrates and other ancillary medical products and supplies used in the treatment of patients with kidneys that do not function properly. We supply our products to medical service providers who treat patients with kidney disease. Our products are used to cleanse patients' blood and replace nutrients during the kidney dialysis process. We primarily sell our products in the United States.

     We are regulated by the United States Food and Drug Administration (the "FDA") under the Federal Drug and Cosmetics Act, as well as by other Federal, state and local agencies. We have received 510(k) approval from the FDA to market hemodialysis solutions and powders. We also have 510(k) approval to sell our Dri-Sate(R) Dry Acid Concentrate product line and Dri-Sate(R) Dry Acid Mixing System.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 BASIS OF PRESENTATION

     Our consolidated financial statements include our accounts and the accounts of our wholly owned subsidiary, Rockwell Transportation, Inc. All intercompany balances and transactions have been eliminated.

     In the opinion of our management, all adjustments have been included which are necessary to make the financial statements not misleading. All of these adjustments that are material are of a normal and recurring nature. Our operating results for the three month period ended June 30, 2005 are not necessarily indicative of the results to be expected for the year ending December 31, 2005. You should read our unaudited interim financial statements together with the financial statements and related footnotes for the year ended December 31, 2004 included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 includes a description of our significant accounting policies.

 Revenue Recognition

     We recognize revenue at the time we transfer title to our products to our customers consistent with generally accepted accounting principles. Generally, we recognize revenue when our products are delivered to our customer's location consistent with our terms of sale. In most instances title for goods shipped internationally transfers to the buyer once it leaves our facility and therefore, we recognize revenue upon shipment to foreign customers.

     We require certain customers, mostly international customers, to pay for product prior to the transfer of title to the customer. Deposits received from customers and payments in advance for orders are recorded as liabilities under Customer Deposits until such time as orders are filled and title transfers to the customer consistent with our terms of sale. At June 30, 2005, we had customer deposits of $1,504,273.

 EARNINGS PER SHARE

     We computed our basic earnings per share using weighted average shares outstanding for each respective period. Diluted earnings per share also reflect the weighted average impact from the date of issuance of all potentially dilutive securities, consisting of stock options and common share purchase warrants, unless

               ROCKWELL MEDICAL TECHNOLOGIES, INC. AND SUBSIDIARY inclusion would have had an antidilutive effect. Actual weighted average shares outstanding used in calculating basic and diluted earnings per share were:

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                2005        2004
                                                              ---------   ---------
Basic Weighted Average Shares Outstanding...................  8,610,029   8,539,889
Effect of Dilutive Securities...............................    675,029     772,230
                                                              ---------   ---------
Diluted Weighted Average Shares Outstanding.................  9,285,058   9,312,119
                                                              =========   =========

     Our reported and pro forma information for the six months ended June 30:

                                                               SIX MONTHS      SIX MONTHS
                                                                  ENDED           ENDED
                                                              JUNE 30, 2005   JUNE 30, 2004
                                                              -------------   -------------
As reported net income (loss) available to common
  shareholders..............................................    $ 194,672       $134,842
Less: Stock based compensation expense determined under the
  fair market value method, net of tax......................      324,510        208,769
                                                                ---------       --------
Pro forma (loss)............................................    $(129,838)      $(73,927)
                                                                =========       ========
As reported basic earnings per share........................    $     .02       $    .02
As reported diluted earnings per share......................    $     .02       $    .01
Pro forma earnings (loss) per share and diluted earnings
  (loss)
  per share.................................................    $    (.02)      $   (.01)

3.  LINE OF CREDIT

     On March 29, 2005, we entered into a new line of credit with a financial institution. The loan agreement provides for revolving borrowings by us of up to $2,750,000. We are permitted to borrow up to 80% of eligible accounts receivable and 40% of eligible inventory up to $600,000. Borrowings under the loan agreement are secured by accounts receivable, inventory and certain other assets. The annual interest rate payable on revolving borrowings under the loan agreement is the lender's prime rate plus 75 basis points. The lender's commitment to make revolving borrowings under the loan agreement expires on March 31, 2006. As of June 30, 2005, we had borrowed $991,884 under this line of credit.

4.  OTHER INCOME

     We were the plaintiff in certain litigation that was settled in the first quarter of 2005. Since we have realized the full proceeds of the settlement, which totaled approximately $241,000, we have recognized $137,468 of other income from this settlement in the first quarter of 2005. A portion of the cash received was from the exercise of stock options by the defendant during the first quarter of 2005 which totaled $103,750.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     YOU MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THESE SECURITIES.

                      ROCKWELL MEDICAL TECHNOLOGIES, INC.

                                   PROSPECTUS

                               OFFER TO EXCHANGE
                                     UP TO
                    3,625,000 COMMON SHARE PURCHASE WARRANTS
                 WITH AN EXERCISE PRICE OF $[       ] PER SHARE
                                      FOR
3,625,000 CURRENTLY OUTSTANDING COMMON SHARE PURCHASE WARRANTS WITH AN EXERCISE
                            PRICE OF $4.50 PER SHARE

                                 OFFER OF SALE
                                     UP TO
                            3,625,000 COMMON SHARES
                ISSUABLE UPON EXERCISE OF COMMON SHARE PURCHASE
                        WARRANTS WITH AN EXERCISE PRICE
                            OF $[       ] PER SHARE
                 FOR AN AGGREGATE OFFERING PRICE OF [$       ]

       THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., EASTERN STANDARD TIME, ON
                               [              ],
                             2005, UNLESS EXTENDED.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20/24 (SB-2). INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Michigan Business Corporation Act, as amended, authorizes a corporation under specified circumstances to indemnify its directors and officers (including reimbursement for expenses incurred). The provisions of the Company's Bylaws relating to indemnification of directors and executive officers generally provide that Directors and Executive Officers will be indemnified to the fullest extent permissible under Michigan law. The provision also provides for the advancement of litigation expenses at the request of a Director or Executive Officer. These obligations are broad enough to permit indemnification with respect to liabilities arising under the Securities Act or the Michigan Uniform Securities Act, as amended. The Company believes that such indemnification will assist the Company in continuing to attract and retain talented Directors and Officers in light of the risk of litigation directed against directors and officers of publicly-held corporations.

     The Michigan Business Corporation Act, as amended, also permits Michigan corporations to limit the personal liability of Directors for a breach of their fiduciary duty. The provisions of the Company's Articles of Incorporation limit Director liability to the maximum extent currently permitted by Michigan law. Michigan law allows a corporation to provide in its articles of incorporation that a Director of the corporation will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability for specified acts. As a result of the inclusion of such a provision, shareholders of the Company may be unable to recover monetary damages against Directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to shareholders in any particular case, shareholders may not have any effective remedy against the challenged conduct. These provisions, however, do not affect liability under the Securities Act.

     In addition, the Company has obtained Directors' and Officers' liability insurance. The policy provides for $4,000,000 in coverage including prior acts dating to the Company's inception and liabilities under the Securities Act in connection with this Offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, Officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 21/27 (SB-2). EXHIBITS

     See Exhibit Index immediately preceding the exhibits.

ITEM 22/28 (SB-2). UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

             (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of the expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

ITEM 25 (SB-2). OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses (other than underwriting discounts and commissions) which will be paid by the Registrant in connection with the issuance and distribution of the securities being registered hereby. All amounts indicated are estimates.

SEC Registration Fee........................................     1,495
Nasdaq Listing Fees.........................................    30,000
Printing expenses (other than stock certificates)...........     4,000
Printing and engraving of stock certificates................    30,000
Legal fees and expenses (other than blue sky)...............   120,000
Accounting fees and expenses................................    30,000
Blue sky fees and expenses (including legal and filing
  fees).....................................................    80,000
Transfer Agent fees and expenses............................     5,000
Miscellaneous...............................................     6,000
                                                              --------
  Total.....................................................  $306,495
                                                              ========

ITEM 26 (SB-2). RECENT SALES OF UNREGISTERED SECURITIES

     During 2005, we issued 43,089 common shares upon exercise of warrants which were issued to investors in a private placement. The offer and sale of the above common shares upon exercise of the warrants were exempt from the registration requirements of the Act under Section 4(2) of the Act. We realized proceeds of $77,994, or $1.81 per share on average. Investors exercising these private placement warrants received a legended certificate representing the shares purchased.

     During 2004, we issued 5,000 common shares upon exercise of a Common Share Purchase Warrant which was acquired by an accredited investor during 2002 as part of a private placement of our common shares and such Common Share Purchase Warrants. The offer and sale of the above common shares upon exercise of the Common Share Purchase Warrants were exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), under Section 4(2) of the Act and under Regulation D under the Act. We received $3,700 in gross proceeds as a result of the exercise of the Common Share Purchase Warrants. The investor exercising these warrants received a legended certificate representing the shares purchased.

     During 2003, we also issued 12,389 common shares upon the exercise of warrants issued to investors in a private placement. The offer and sale of the above common shares upon exercise of the Common Share Purchase Warrants were exempt from the registration requirements of the Act under Section 4(2) of the Act. We realized proceeds of $12,800 or $1.03 per share on average. Investors exercising these private placement warrants received a legended certificate representing the shares purchased.

     In 2002, the Company issued common shares pursuant to private placement offerings of its common shares. Investors in these offerings received a legended certificate representing the shares purchased. The offerings were made to specific accredited investors and others with prior relationships to the Company or the placement agent. The Company engaged placement agents on a best efforts basis for which each placement agent was entitled to a fee equal to 10% of the gross proceeds raised by the placement agent. Placement agents were paid $69,485 in 2002. During 2002, the Company issued 982,095 common shares in two separate offerings at prices between $.54-$2.10 realizing gross proceeds of $1,320,500 under these offerings and net proceeds of $1,205,350 after expenses. The sale of shares pursuant to its offering were exempt from the registration requirements of the Act under Section 4(2) of the Act and under Regulation D of the Securities Act of 1933.

     We recently discovered that supplemental or new registration statements were not filed with the SEC with respect to the sale of certain shares pursuant to options granted under our stock option plan. Consequently, certain shares were sold without registration under the Securities Act of 1933, which may give rise to certain claims under Section 12(a)(1) of the Securities Act. We do not believe that it is likely any such claims would be brought, we would vigorously defend against any such claims and we believe that the aggregate impact of such claims, if successful, would be immaterial. We also believe it would be extremely difficult to determine which exact options or shares were affected. We have filed a new Form S-8 Registration Statement for the Rockwell Medical Technologies, Inc. 1997 Stock Option Plan, which has been incorporated by reference as Exhibit 10.1. During 2005, we issued 54,999 unregistered common shares as a result of the exercise of stock options by employees and realized proceeds of $87,038.61, or $1.58 per share on average. During 2004, we issued 30,950 unregistered common shares as a result of the exercise of stock options by employees and realized proceeds of $33,186.63, or $1.07 per share on average. During 2003, we issued 12,066 unregistered common shares as a result of the exercise of stock options by employees and realized proceeds of $15,330.30, or $1.27 per share on average. During 2002, the Company issued 310,313 unregistered common shares to employees and non-employees. The Company issued 4,000 common shares to employees upon the exercise of stock options and realized proceeds of $64,000, or $0.83, per share on average. The Company also issued 246,313 common shares to consultants and other service providers upon exercise of options issued in exchange for services. Such options had an aggregate fair market value of $241,050 on the dates of the option grants.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, in the City of Wixom, State of Michigan, on October 12, 2005. Pursuant to the requirements of the Securities Act, the registrant has duly caused this Amendment No. 2 to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wixom, State of Michigan, on October 12, 2005.


                                         ROCKWELL MEDICAL TECHNOLOGIES, INC.
                                                      (Registrant)

                                         By:     /s/ ROBERT L. CHIOINI
                                           -------------------------------------
                                           Robert L. Chioini
                                           President and Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities and on the dates stated.



                    SIGNATURE                                          TITLE                            DATE
                    ---------                                          -----                            ----

              /s/ ROBERT L. CHIOINI                    President, Chief Executive Officer and     October 12, 2005
 ------------------------------------------------      Director (Principal Executive Officer)
                Robert L. Chioini


               /s/ THOMAS E. KLEMA                           Vice President of Finance,           October 12, 2005
 ------------------------------------------------      Chief Financial Officer, Treasurer and
                 Thomas E. Klema                                     Secretary
                                                          (Principal Financial Officer and
                                                           Principal Accounting Officer)


                        *                                             Director                    October 12, 2005
 ------------------------------------------------
                 Kenneth L. Holt


                        *                                             Director                    October 12, 2005
 ------------------------------------------------
                  Ronald D. Boyd


                        *                                             Director                    October 12, 2005
 ------------------------------------------------
                Patrick J. Bagley


 *By:              /s/ THOMAS E. KLEMA
        ------------------------------------------
            Thomas E. Klema, Attorney-in-Fact

                                 EXHIBIT INDEX


  EXHIBIT                              DESCRIPTION
  -------                              -----------
   3(i).1      Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3(i).1 to the Company's Registration
               Statement on Form SB-2, File No. 333-31991 filed on July 27,
               1997.

   3(i).2 Certificate of Amendment to Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3(i).2 to the Company's Registration Statement on Form SB-2, File No.
               333-31991 filed on July 27, 1997.

   3(i).3 Certificate of Correction to Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3(i).3 to the Company's Registration Statement on Form SB-2, File
               No. 333-31991 filed on July 27, 1997.

   3(i).4 Certificate of Amendment to Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 3(i).4 to the Company's Registration Statement on Form SB-2, File No.
               333-31991 filed on July 27, 1997.

  3(ii)        Bylaws of the Registrant, incorporated by reference to
               Exhibit 3(ii) to the Company's Registration Statement on
               Form SB-2, File No. 333-31991 filed on July 27, 1997.

      4.1      Form of Old Warrant Agreement, incorporated by reference to
               Exhibit 4.1 to the Company's Registration Statement on Form
               SB-2, File No. 333-31991 filed on July 27, 1997.

      4.2 Form of Underwriters Warrant Agreement, incorporated by reference to Exhibit 4.2 to the Company's Registration
               Statement on Form SB-2, File No. 333-31991 filed on July 27,
               1997.

      4.3 Specimen Common Share Certificate, incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on
               Form SB-2, File No. 333-31991 filed on July 27, 1997.

      4.4 Specimen Old Warrant Certificate, incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on
               Form SB-2, File No. 333-31991 filed on July 27, 1997.

      4.5      Form of Bridge Warrant, incorporated by reference to Exhibit
               4.5 to the Company's Registration Statement on Form SB-2,
               File No. 333-31991 filed on July 27, 1997.

      4.6 Registration Rights Agreement among the Registrant and the holders of the Bridge Warrants, incorporated by reference to
               Exhibit 4.6 to the Company's Registration Statement on Form
               SB-2, File No. 333-31991 filed on July 27, 1997.

      4.7      Form of New Warrant Agreement.**

      4.8      Form of New Warrant Certificate.

      4.9      Form of Letter of Transmittal.

      4.10     Form of Exchange Agent Agreement.**

      4.11     Form of Notice of Guaranteed Delivery.

      5.1 Opinion of Honigman Miller Schwartz and Cohn LLP concerning the legality of the securities being offered.**

      8.1 Opinion of Honigman Miller Schwartz and Cohn LLP concerning the tax consequences of the Exchange Offer.

     10.1 Rockwell Medical Technologies, Inc. 1997 Stock Option Plan, incorporated by reference to the Proxy Statement for the Annual Meeting of Shareholders filed on April 21, 2005.

     10.2      Lease Agreement dated March 12, 2000 between the Company and
               DFW Trade Center III Limited Partnership incorporated by reference to the annual report on Form 10-KSB filed on March
               30, 2000.

     10.3 Lease Agreement dated October 23, 2000 between the Company and International-Wixom, LLC incorporated by reference to the quarterly report on Form 10-QSB filed on November 14, 2000.

     10.4      Licensing Agreement between the Company and Ash Medical
               Systems, Inc. dated October 3, 2001 with certain portions of the exhibit deleted under a request for confidential treatment under Rule 24b-2 of the Securities Act of 1934 incorporated by reference to the annual report on form
               10-KSB filed on April 1, 2002.

     10.5      Licensing Agreement between the Company and Charak LLC and
               Dr. Ajay Gupta dated January 7, 2002 with certain portions of the exhibit deleted under a request for confidential treatment under Rule 24b-2 of the Securities Act of 1934 incorporated by reference to the annual report on Form
               10-KSB filed on April 1, 2002.

     10.6      Supply Agreement between the Company and DaVita, Inc. dated
               May 5, 2004 with certain portions of the exhibit deleted under a request for confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934 incorporated by reference to the quarterly report on Form 10-QSB filed on May 17, 2004.

  EXHIBIT                              DESCRIPTION
  -------                              -----------

     10.7 Loan and Security Agreement dated as of March 29, 2005 between the Company and Standard Federal Bank National
               Association incorporated by reference to the annual report on Form 10-KSB filed March 31, 2005.

     10.8 Revolving Note dated as of March 29, 2005 executed by the Company for the benefit of Standard Federal Bank National
               Association incorporated by reference to the annual report on Form 10-KSB filed March 31, 2005.

     10.9 Unconditional Guaranty dated as of March 29, 2005 executed by Rockwell Transportation, Inc. for the benefit of Standard
               Federal Bank National Association incorporated by reference to the annual report on Form 10-KSB filed March 31, 2005.

     10.10     Second Amendment to Industrial Lease Agreement between
               Rockwell Medical Technologies, Inc. and DCT DFW, LP dated
               August 17, 2005 incorporated by reference to the current report on Form 8-K filed August 19, 2005.

     21.1      List of Subsidiaries incorporated by reference to Exhibit
               21.1 to the Company's Registration Statement on Form SB-2,
               File No. 333-31991 filed on July 24, 1997.

     23.1      Consent of Plante & Moran, PLLC.*

     23.2 Consent of Honigman Miller Schwartz and Cohn LLP contained in an opinion (filed as Exhibit 5.1).

     24.1 Power of Attorney (included after the signature of the registrant contained on page 54 of the original registration statement).

     24.2      Power of Attorney.**


---------------

 * Filed with the original registration statement on Form S-4 and Form SB-2, file no. 333-127048, and incorporated by reference to the corresponding exhibit number in that registration statement.


** Filed with Amendment No. 1 to the registration statement, file no.
   333-127048, and incorporated by reference to the corresponding exhibit number in that Amendment No. 1.